Filed Pursuant to Rule 424(b)(2)

Registration No. 333-176944

PROSPECTUS    SUPPLEMENT

(To prospectus dated June 7, 2012)

13,000,000 Shares

Common Stock

We are selling 13,000,000 shares of our common stock.

Our shares of common stock trade on the New York Stock Exchange (“NYSE”) under the symbol “CORR.” On November 17, 2014, the last sale price of our shares as reported on the NYSE was $7.23 per share. We intend to use the net proceeds from this offering to fund the acquisition of the ownership and operations of an approximately 263 mile interstate natural gas pipeline system in and around St. Louis and extending into central Missouri.

There are restrictions on transfer and ownership of our common stock intended, among other purposes, to preserve our status as a real estate investment trust for U.S. federal income tax purposes, as described in “The Offering” section beginning on page S-6 of this prospectus supplement.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement and on page 11 of the accompanying prospectus.

	Per Share	Total
Public offering price	$6.80	$88,400,000
Underwriting discount	$0.357	$4,641,000
Proceeds, before expenses, to us	$6.443	$83,759,000

The underwriters may also exercise their option to purchase up to an additional 1,950,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about November 24, 2014.

Book-Running Managers

BofA Merrill Lynch	Wells Fargo Securities

Co-managers

Baird	KeyBanc Capital Markets	Stifel

The date of this prospectus supplement is November 18, 2014.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of our common stock in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides general information, including information about our common stock and information that may not apply to this offering.

This prospectus supplement may add, update or change information contained in or incorporated by reference in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information contained in or incorporated by reference in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information contained in or incorporated by reference in the accompanying prospectus. It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus before making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus.

Ultra Petroleum leases a substantial portion of our net leased property, which is a significant source of revenues and operating income, and under the requirements of the Exchange Act, we include Summary Consolidated Balance Sheets and Consolidated Statements of Operations for Ultra Petroleum in our periodic reports and incorporate them by reference in this prospectus supplement. Ultra Petroleum is currently subject to the reporting requirements of the Exchange Act and is required to file with the SEC annual reports containing audited financial statements and quarterly reports containing unaudited financial statements. The audited financial statements and unaudited financial statements of Ultra Petroleum can be found on the SEC’s website at www.sec.gov. We have not prepared the financial statements of Ultra Petroleum from which the summary information incorporated by reference in this prospectus supplement from our periodic reports is derived and, although we have no reason to believe they are not accurate in all material respects, we are not able to confirm the accuracy of the Ultra Petroleum financial statements. We cannot assure you that there have not been any material adverse changes since the date of the information incorporated by reference in this prospectus supplement.

We have not, and the underwriters have not, authorized any other person to provide you with information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of the specified dates. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates. We will advise investors of any material changes to the extent required by applicable law.

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FORWARD LOOKING STATEMENTS

Certain statements included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may be deemed “forward looking statements” within the meaning of the federal securities laws. In many cases, these forward looking statements may be identified by the use of words such as “will,” “may,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” or similar expressions. Any forward looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Although we believe the expectations reflected in any forward looking statements are based on reasonable assumptions, forward looking statements are not guarantees of future performance or results and we can give no assurance that these expectations will be attained. Our actual results may differ materially from those indicated by these forward looking statements due to a variety of known and unknown risks and uncertainties. In addition to the risk factors discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, such known risk and uncertainties include, without limitation:

•	the ability of our tenants and borrowers to make payments under their respective leases, our reliance on certain major tenants and our ability to re-lease properties that become vacant;

•	our ability to obtain suitable tenants for our properties;

•	changes in economic and business conditions, including the financial condition of our tenants and general economic conditions in the energy industry, and in the particular sectors of that industry served by each of our infrastructure assets;

•	the inherent risks associated with owning real estate, including prevailing real estate market conditions, governing laws and regulations, including potential liabilities relating to environmental matters, and illiquidity of real estate investments;

•	the impact of laws and governmental regulations applicable to certain of our infrastructure assets, including additional costs imposed on our business or other adverse impacts as a result of any unfavorable changes in such laws or regulations;

•	our ability to sell properties at an attractive price;

•	our ability to repay debt financing obligations;

•	our ability to refinance amounts outstanding under our credit facility at maturity on terms favorable to us;

•	the loss of any member of our management team;

•	our ability to comply with certain debt covenants;

•	our ability to integrate acquired properties and operations into existing operations;

•	our continued ability to access the debt or equity markets;

•	the availability of other debt and equity financing alternatives;

•	market conditions affecting our debt and equity securities;

•	changes in interest rates under our current credit facility and under any additional variable rate debt arrangements that we may enter into in the future;

•	our ability to successfully implement our selective acquisition strategy;

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•	our ability to maintain internal controls and processes to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations, and any potential fraud or embezzlement is thwarted or detected;

•	changes in U.S. federal or state tax rules or regulations that could have adverse tax consequences;

•	declines in the market value of our investment securities; and

•	changes in U.S. federal income tax regulations (and applicable interpretations thereof), or in the composition or performance of our assets that could impact our ability to continue to qualify as a real estate investment trust for U.S. federal income tax purposes.

This list of risks and uncertainties is only a summary and is not intended to be exhaustive. For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward looking statements, please see the “Risk Factors” section of this prospectus supplement beginning on page S-8, the “Risk Factors” section of the accompanying prospectus beginning on page 11 thereof, and the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013, as amended. We disclaim any obligation to update or revise any forward looking statements to reflect actual results or changes in the factors affecting the forward looking information.

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GLOSSARY OF DEFINED TERMS

Certain of the defined terms used in this prospectus supplement are set forth below.

2011 Pipeline Act: Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011

AFFO: Adjusted Funds from Operations

Ancillary Property: Certain real and personal property associated with the MoGas Transaction, including approximately 10.28 acres of real property owned by UPS that includes office and storage space leased to MoGas Pipeline and land leased to the operator of a small cement plant owned by a third party

Arc Logistics: Arc Logistics Partners LP, the parent of Arc Terminals Holdings LLC bcf/d: billon cubic feet per day

Black Bison: Black Bison Water Services, LLC

Company or CorEnergy: CorEnergy Infrastructure Trust, Inc.

Corridor: Corridor InfraTrust Management, LLC, an affiliate of Tortoise Capital Advisors, L.L.C.

Corridor Bison: Corridor Bison, LLC

DOT: U.S. Department of Transportation

EIP: Eastern Interconnect Project

EPAct 2005: Energy Policy Act of 2005

Exchange Act: Securities Exchange Act of 1934, as amended

FERC: Federal Energy Regulatory Commission

FFO: Funds from Operations

HCAs: high consequence areas

IRS: Internal Revenue Service

KeyBank: KeyBank National Association

LCP Oregon: LCP Oregon Holdings, LLC

LDCs: Local distribution companies

Lightfoot: Lightfoot Capital Partners, LP

Liquids Gathering System or Pinedale LGS: a system of pipelines and central gathering facilities

MMbtu: million British thermal units

MoGas Asset Owners: MoGas Pipeline LLC and United Property Systems, LLC

MoGas Pipeline: MoGas Pipeline LLC

MoGas Transaction: the acquisition of the MoGas Asset Owners

MoGas TRS: Corridor MoGas, Inc., a newly-formed taxable REIT subsidiary for the MoGas Transaction that is wholly-owned by the Company

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Mowood: Mowood, LLC

NGA: Natural Gas Act of 1938

NGPSA: Natural Gas Pipeline Safety Act

NPGA: Natural Gas Policy Act of 1978

Omega: Omega Pipeline, LLC

PHMSA: Pipeline and Hazardous Materials Safety Administration

Pinedale LP: Pinedale Corridor, LP

Pipeline System: an approximately 263 mile pipeline system in and around St. Louis and extending into central Missouri

PIPES Act: Pipeline Inspection, Protection, Enforcement, and Safety Act of 2006

PNM: Public Service Company of New Mexico

Portland Terminal Facility: a petroleum products terminal located in Portland, Oregon

Prudential: Prudential Financial, Inc.

PSI Act: Pipeline Safety Improvement Act of 2002

Purchase Agreement: the Limited Liability Company Interests Purchase Agreement for the purchase of the MoGas Asset Owners by MoGas TRS

Regions Bank: lender and administrative agent for the syndicate of financial institutions

REIT: real estate investment trust

Seller: Mogas Energy, LLC

TCA: Tortoise Capital Advisors, L.L.C.

Ultra Petroleum: Ultra Petroleum Corp.

UPS: United Property Systems, LLC

VantaCore: VantaCore Partners LP

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PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and the offering but does not contain all of the information that is important to your investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus supplement and the accompanying prospectus, and the documents incorporated herein and therein by reference, especially the information set forth in the “Risk Factors” section of this prospectus supplement beginning on page S-8 and the “Risk Factors” section of the accompanying prospectus beginning on page 11 thereof, as well as other information contained in our publicly available filings with the Securities and Exchange Commission. When used in this prospectus supplement, the terms “we,” “us,” “our” and “CorEnergy” refer to CorEnergy Infrastructure Trust, Inc. and its subsidiaries unless specified otherwise.

The Company

We are primarily focused on acquiring and financing midstream and downstream real estate assets within the U.S. energy infrastructure sector and concurrently entering into long-term triple net participating leases with energy companies. We also may provide other types of capital, including loans secured by energy infrastructure assets. Targeted assets include pipelines, terminals, storage tanks, transmission lines and gathering systems, among others. These sale-leaseback or real property mortgage transactions provide the energy company with a source of capital that is an alternative to sources such as corporate borrowing, bond offerings or equity offerings. We expect to receive participation features in the financial performance or value of the underlying infrastructure real property asset. The triple net lease structure requires that the tenant pay all operating expenses of the business conducted by the tenant, including real estate taxes, insurance, utilities, and expenses of maintaining the asset in good working order.

We intend to acquire assets that are accretive to our stockholders and support our growth as a diversified energy infrastructure real estate investment trust (“REIT”). Our principal objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and long-term distribution growth.

Acquisition of Entities Owning the MoGas Pipeline System (the “MoGas Transaction”)

Transaction Terms

MoGas Transaction Overview

On November 17, 2014, the Company entered into a Limited Liability Company Interests Purchase Agreement (the “Purchase Agreement”) with Mogas Energy, LLC (“Seller”) to acquire all of the membership interests of two entities that own and operate an approximately 263 mile interstate natural gas pipeline system in and around St. Louis and extending into central Missouri (the “Pipeline System”) and certain related real and personal property (“Ancillary Property”). The Pipeline System is regulated by the Federal Energy Regulatory Commission (“FERC”), delivers natural gas to both investor-owned and municipal local distribution systems and has eight firm transportation customers. The Pipeline System receives natural gas at three receipt points and delivers that natural gas at 22 delivery points.

Limited Liability Company Interests Purchase Agreement

Pursuant to the Purchase Agreement, Seller will transfer to Corridor MoGas, Inc., a newly-formed taxable REIT subsidiary that is wholly-owned by the Company (“MoGas TRS”) all of the membership interests in the two entities. The aggregate purchase price to be paid is $125.0 million, subject to adjustment in the event the working capital of the entities at closing is above or below a target set forth in the Purchase Agreement.

Either party has the right to terminate the Purchase Agreement in the event the MoGas Transaction does not close within seven business days of the date of execution of the Purchase Agreement, or November 26, 2014. The Purchase Agreement can be terminated in certain other limited circumstances.

The Company anticipates retaining the 15 employees of the entities after the closing of the Purchase Agreement.

The Company anticipates using all of the proceeds from this offering to capitalize MoGas TRS with debt and equity, permitting it to fund the purchase price due under the Purchase Agreement, together with borrowings under our revolving line of credit. The Company has entered into a commitment letter with Regions Bank, as lender and administrative agent for a syndicate of financial institutions (“Regions Bank”), for an increase in its existing revolving line of credit to $90 million (subject to Borrowing Base capacity that is currently estimated at approximately $89 million) that it will use to fund the MoGas Transaction. The Company expects to enter into a definitive credit facility prior to the closing of the MoGas Transaction. The amount of the line of credit expected to be used for this transaction is approximately $38.6 million. The remainder will be used for future acquisitions. This will increase our floating rate debt. See “Risk Factors – Our use of leverage increase the risk of investing in our securities and will increase the cost borne by common stockholders” in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2013. Immediately following the MoGas Transaction, the Company anticipates entering into, at the subsidiary level, an approximately $3.0 million working capital line of credit with Regions Bank to fund the Pipeline System’s business.

MoGas TRS Capital Structure

Upon completion of this offering, the Company will make an approximately $37.5 million equity investment in MoGas TRS. In addition, the Company will make a subordinated, secured loan of approximately $87.5 million to MoGas TRS. As a result, MoGas TRS will have a debt to equity ratio of approximately 70:30 immediately following the offering, and the Company loan to MoGas TRS will be subordinated to the $3.0 million working capital revolving line of credit loan by Regions Bank at the subsidiary level.

Subsequent Arrangements

The Company has entered into a non-binding letter of intent that contemplates the sale of selected assets and the operations of the Pipeline System to a third party for $3.5 million. The sale may also include a change in the ownership structure to a triple-net lease arrangement.

These subsequent arrangements are contingent on a number of matters, including execution of mutually acceptable definitive agreements, financing and obtaining regulatory approval.

MoGas Transaction Rationale

We believe that the key characteristics of the MoGas Transaction align with our targeted strategy and investment criteria. Those investment criteria include:

•	Fixed Asset-Intensive Investments. We target investments in fixed assets that characteristically display relatively inelastic demand, resulting in low volatility and low cyclicality.

•	Long-life Assets with Stable Cash Flows and Limited Commodity Price Sensitivity. We seek real property assets having the potential to generate stable cash flows over long periods of time. Pipeline System is subject to transportation contracts with long grade counterparties, among others. These contracts are subject to large fixed payments with limited commodity risk. The Pipeline System transports gas to 12 counties in eastern and central Missouri, including the greater St. Louis area.

•	Growth Opportunities. We generally seek to enter into transactions that provide base cash flow and variable cash flow over the term of the lease or participation in growth opportunities.

•	Experienced Management Team. We target assets operated by management teams that have a track record of success and that often have substantial knowledge and focus in particular segments of the energy infrastructure sector or with certain types of assets.

•	Limited Technological Risk. We generally target opportunities involving the application of proven technologies and limited geological, drilling or development risk.

There is no guarantee that the MoGas Transaction will actually be consummated, or consummated on the terms or in the manner described in this prospectus supplement. The offering of our shares described in this prospectus supplement is not conditioned on the closing of the MoGas Transaction.

Structure of the MoGas Transaction

A chart showing the proposed pro forma structure following the MoGas Transaction is set forth below. For additional information on the MoGas Transaction, see “The MoGas Transaction”.

Current Asset Portfolio

Currently, our most significant asset is the Pinedale LGS, which represents $212 million of our $324 million in consolidated assets as of September 30, 2014.

Pinedale LGS

In December 2012, our subsidiary, Pinedale Corridor, LP (“Pinedale LP”), acquired from an indirectly wholly-owned subsidiary of Ultra Petroleum Corp. (“Ultra Petroleum”) a system of gathering, storage, and pipeline facilities (the “Liquids Gathering System” or “Pinedale LGS”), with associated real property rights in the Pinedale Anticline in Wyoming. The Pinedale LGS consists of more than 150 miles of pipelines with 107 receipt points and four above-ground central gathering facilities. We then entered into a triple-net lease agreement for these assets with another subsidiary of Ultra Petroleum. The system is used by Ultra Petroleum as a method of separating water, condensate and associated flash gas from a unified stream and subsequently selling or treating and disposing of the separated products. A subsidiary of Prudential Financial, Inc. owns an 18.95 percent economic interest in Pinedale LP.

In addition to the Pinedale LGS, we currently own five other principal assets, as described below.

Portland Terminal Facility

In January 2014, our subsidiary, LCP Oregon Holdings, LLC (“LCP Oregon”), closed on a purchase and sale agreement. LCP Oregon acquired a petroleum products terminal facility located in Portland, Oregon (the “Portland Terminal Facility”), with certain associated real property rights for $40 million in cash. LCP Oregon entered into a long-term triple net lease agreement on January 21, 2014, relating to the use of the Portland Terminal Facility with Arc Terminals Holdings LLC, an indirect wholly-owned subsidiary of Arc Logistics.

The Portland Terminal Facility is a rail and marine facility adjacent to the Willamette River in Portland, Oregon. The 42-acre site has 84 tanks with a total storage capacity of approximately 1,500,000 barrels. The Portland Terminal Facility is capable of receiving, storing and delivering crude oil and refined petroleum products. Products are received and delivered via railroad or marine facilities (up to Panamax size vessels). The marine facilities are accessed through a neighboring terminal facility via an owned pipeline. The Portland Terminal Facility offers heating systems, emulsions and an on-site product testing laboratory as ancillary services.

Black Bison Financing Note Receivable

In March 2014, our subsidiary Corridor Bison, LLC (“Corridor Bison”) entered into a Loan Agreement with Black Bison Water Services, LLC (“Black Bison WS”), pursuant to which Corridor Bison agreed to loan Black Bison WS up to $11.5 million. Corridor Bison increased the loan to $12 million on July 24, 2014. On July 24, 2014, our taxable REIT subsidiary, CorEnergy BBWS, Inc. entered into a TRS Loan Agreement, pursuant to which CorEnergy BBWS, Inc. agreed to loan Black Bison WS up to $3.3 million. The proceeds of the loan and the TRS loan are to be used by Black Bison WS and its affiliates to finance the acquisition and development of real property that will provide water sourcing, water disposal, or water treating and recycling services for the oil and natural gas industry. Borrowings under the Financing Note Receivable total $15.3 million.

Eastern Interconnect Project (EIP)

We own a 40 percent undivided interest in the EIP transmission assets, which move electricity across New Mexico between Albuquerque and Clovis. The physical assets include 216 miles of 345 kilovolts transmission lines, towers, easement rights, converters and other grid support components. These assets are leased on a triple net basis through April 1, 2015 to Public Service Company of New Mexico (“PNM”), an independent electric utility company serving approximately 500 thousand customers in New Mexico. PNM is a subsidiary of PNM Resources Inc. (NYSE: PNM). On November 1, 2012, we entered into a purchase agreement with PNM to sell our interest in the EIP upon lease termination on April 1, 2015 for $7.7 million. PNM also accelerated its remaining lease payments to us. Both lease payments due in 2013 were paid upon execution of that purchase agreement on November 1, 2012. The three remaining lease payments due April 1, 2014, October 1, 2014 and April 1, 2015, were paid in full on January 2, 2014.

Mowood, LLC

Mowood Corridor, Inc. is a wholly-owned taxable REIT subsidiary of the Company. Mowood, LLC (“Mowood”) is the holding company of Omega Pipeline, LLC (“Omega”). Omega is a natural gas local distribution company located on the Fort Leonard Wood military installation in south-central Missouri. Omega has a long-term contract with the Department of Defense, which is currently subject to renewal in 2015, to provide natural gas and gas distribution assets to Fort Leonard Wood through Omega’s approximately 70 mile pipeline distribution system on the post. In addition, Omega provides natural gas marketing services to several customers in the surrounding area. We own indirectly 100 percent of the equity interests in Mowood.

Lightfoot Capital Partners, LP and Lightfoot Capital Partners GP LLC

We hold a direct investment in Lightfoot Capital Partners, LP (6.7 percent) and Lightfoot Capital Partners GP LLC (1.5 percent) (collectively “Lightfoot”). Lightfoot’s assets include an ownership interest in Gulf LNG, a 1.5 billion cubic feet per day (“bcf/d”) receiving, storage, and regasification terminal in Pascagoula, Mississippi, and common units and subordinated units representing an approximately 40 percent aggregate limited partner interest, and a noneconomic general partner interest, in Arc Logistics Partners LP (NYSE: ARCX) (“Arc Logistics”), a fee-based, growth-oriented Delaware limited partnership formed by Lightfoot to own, operate, develop and acquire a diversified portfolio of complementary energy logistics assets that is principally engaged in the terminaling, storage, throughput and transloading of crude oil and petroleum products. In November 2013, Arc Logistics completed its initial public offering of common units. We hold observation rights on Lightfoot’s Board of Directors.

VantaCore Partners LP

As of September 30, 2014, we held an approximately 11 percent direct investment in VantaCore Partners LP (“VantaCore”), a private company. Effective as of October 1, 2014, Natural Resource Partners L.P. completed its acquisition of VantaCore. Our portion of the sale proceeds was approximately $13.6 million, of which $2.9 million will be held in escrow pending certain post-closing obligations or the expiration of certain time periods.

Principal Executive Offices

Our principal executive offices are located at 1100 Walnut Street, Suite 3350, Kansas City, MO 64106. Our telephone number is (816) 875-3705, or toll-free (877) 699-2677. Our website can be found at http://corenergy.corridortrust.com. The information contained on or connected to our website is not, and you must not consider the information to be, a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Dividend

Our Board of Directors has declared a quarterly cash dividend of $0.130 per share of common stock, payable on November 28, 2014 to all stockholders of record as of the close of business on November 14, 2014. This dividend is not payable with respect to any shares of common stock sold in this offering.

THE OFFERING

Shares of common stock offered by CorEnergy Infrastructure Trust, Inc.	13,000,000 shares.

Shares of common stock outstanding after the offering	44,648,904 shares (or 46,598,904 shares if the underwriters exercise their option to purchase 1,950,000 additional shares from us in full).

Use of proceeds	We estimate that our net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $83.6 million (or $96.1 million if the underwriters exercise their option to purchase 1,950,000 additional shares from us). We intend to use the net proceeds from this offering to fund the MoGas Transaction, together with cash on hand and borrowings under our revolving line of credit. See “Use of Proceeds” and “The MoGas Transaction.” This offering of shares is not conditioned on the consummation of the MoGas Transaction.

Risk factors	See the “Risk Factors” section of this prospectus supplement beginning on page S-8, the “Risk Factors” section of the accompanying prospectus beginning on page 11 thereof, and the risk factors described in “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K, as amended, filed with the SEC, which is incorporated by reference herein, for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

New York Stock Exchange symbol	“CORR”

REIT status and transfer restrictions	We are a REIT for U.S. federal income tax purposes.

To assist us in maintaining our qualification as a REIT, among other purposes, our Amended and Restated Charter includes various restrictions on the ownership and transfer of our stock, including among others, a restriction that, subject to certain exceptions, prohibits any person from owning more than 9.8% (in value or in number, whichever is more restrictive) of our outstanding shares of common stock or 9.8% in value of our outstanding shares of capital stock.

Distributions	Our Board of Directors has indicated that it intends to approve an increase in our quarterly distribution payable to stockholders from $.13 to $.135 per share subject to the closing of the MoGas Transaction. The $.135 per share distribution is expected to apply beginning with the first quarter of 2015. While we intend to continue to make distributions on a quarterly basis to our stockholders out of assets legally available for distribution, there is no assurance that we will continue to make regular distributions. See “Risk Factors.”

Our Board of Directors will determine the amount of any distribution. A REIT is generally required to distribute during the taxable year an amount equal to at least 90% of the REIT taxable income (determined under Internal Revenue Code section 857(b)(2), without regard to the deduction for dividends paid). We intend to adhere to this requirement in order to maintain our qualification as a REIT.

RISK FACTORS

You should carefully consider the risks described below, in the “Risk Factors” section of the accompanying prospectus beginning on page 11 thereof and in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013, as amended, together with all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to invest in shares of our common stock.

Risks Related To the MoGas Transaction

MoGas Pipeline’s natural gas transmission operations are subject to regulation by the FERC.

MoGas Pipeline’s business operations are subject to regulation by the FERC, including the types and terms of services MoGas Pipeline may offer to its customers, construction of new facilities, creation, modification or abandonment of services or facilities, recordkeeping and relationships with affiliated companies. Compliance with these requirements can be costly and burdensome and FERC action in any of these areas could adversely affect MoGas Pipeline’s ability to compete for business, construct new facilities, offer new services or recover the full cost of operating its pipelines. This regulatory oversight can result in longer lead times to develop and complete any future project than competitors that are not subject to the FERC’s regulations. For example, the contemplated transactions described herein under the heading “The MoGas Transaction—Subsequent Arrangements” cannot be completed prior to the receipt of regulatory approval from the FERC. We cannot give any assurance regarding the likely future regulations under which MoGas Pipeline will operate its natural gas transmission business or the effect such regulations could have on MoGas Pipeline’s business, financial condition and results of operations.

Rate regulation could limit MoGas Pipeline’s ability to recover the full cost of operating its pipelines, including a reasonable return.

The rates MoGas Pipeline can charge for its natural gas transmission operations are regulated by the FERC pursuant to the Natural Gas Act of 1938 (“NGA”). Under the NGA, MoGas Pipeline may only charge rates that have been determined to be just and reasonable by the FERC and is prohibited from unduly preferring or unreasonably discriminating against any person with respect to its rates or terms and conditions of service. The FERC establishes both the maximum and minimum rates MoGas Pipeline can charge. The basic elements that the FERC considers are the costs of providing service, the volumes of gas being transported or stored, the rate design, the allocation of costs between services, the capital structure and the rate of return a natural gas company is permitted to earn.

MoGas Pipeline may not be able to recover all of its costs through existing or future rates. Proposed rate increases may be challenged by protest and allowed to go into effect subject to refund. Even if a rate increase is permitted by the FERC to become effective, the rate increase may not be adequate. To the extent MoGas Pipeline’s costs increase in an amount greater than its revenues increase, or there is a lag between MoGas Pipeline’s cost increases and its ability to file for and obtain rate increases, MoGas Pipeline’s operating results would be negatively affected.

MoGas Pipeline’s existing rates may be challenged in a proceeding before FERC. In such a proceeding, the FERC may reduce MoGas Pipeline’s rates if the FERC finds the rates are not just and reasonable or are unduly discriminatory. Any successful challenge against MoGas Pipeline’s rates could have an adverse impact on its future revenues associated with providing transmission services. In addition, future changes to laws, regulations and policies may impair MoGas Pipeline’s ability to recover costs, which could adversely impact its financial condition and results of operations.

MoGas Pipeline could be subject to penalties and fines if it fails to comply with FERC regulations.

Should the FERC find that MoGas Pipeline has failed to comply with all applicable FERC-administered statutes, rules, regulations, and orders, or with the terms of MoGas Pipeline’s tariffs on file with the FERC, MoGas Pipeline could be subject to substantial penalties and fines. Under the Energy Policy Act of 2005 (“EPAct 2005”), the FERC has civil penalty authority under the NGA and Natural Gas Policy Act of 1978 (“NGPA”) to impose penalties for violations of up to $1,000,000 per day for each violation, to revoke existing certificate authority and to order disgorgement of profits associated with any violation.

The revenues of MoGas Pipeline’s business are generated under contracts that are subject to cancellation on an annual basis.

Substantially all of the revenues of MoGas Pipeline’s business are generated under transportation contracts which have an initial term of at least one year and renew automatically on a month-to-month basis, but are subject to cancellation by the customer on 365 days’ notice. If MoGas Pipeline is unable to succeed in replacing any contracts cancelled by local distribution companies (“LDCs”) or other customers that account for a significant portion of its revenues, or in renegotiating such contracts on terms substantially as favorable as the existing contracts, MoGas Pipeline could suffer a material reduction in its revenues, financial results and cash flows. The maintenance or replacement of existing contracts with MoGas Pipeline’s customers at rates sufficient to maintain current or projected revenues and cash flows ultimately depends on a number of factors beyond its control, including competition from other pipelines, the proximity of supplies to the markets, and the price of, and demand for, natural gas. In addition, changes in state regulation of LDCs may cause them to exercise their cancellation rights in order to turn back their capacity when the contracts expire. Recently, two key customer have taken steps to negotiate terms other than those to which they first became subject on November 1 of this year by providing notice of termination to MoGas Pipeline in accordance with the terms of their contracts.

MoGas Pipeline depends on certain key customers for a significant portion of its revenues. The loss of any of these key customers could result in a decline in MoGas Pipeline’s business.

MoGas Pipeline relies on certain key customers for a significant portion of its revenues. Laclede Gas, Ameren Energy and Omega Pipeline Company (an affiliate of the Company) accounted for approximately 48%, 24% and 18%, respectively, of MoGas Pipeline’s contracted revenues for the year ended December 31, 2013. The loss of all or even a portion of the contracted volumes of these or other customers, as a result of competition, creditworthiness, inability to negotiate extensions or replacements of contracts or otherwise, could have a material adverse effect on MoGas Pipeline’s business, financial condition and results of operations, unless it is able to contract for comparable volumes from other customers at favorable rates.

MoGas Pipeline is exposed to the credit risk of its customers and its credit risk management may not be adequate to protect against such risk.

MoGas Pipeline is subject to the risk of loss resulting from nonpayment and/or nonperformance by its customers. MoGas Pipeline’s credit procedures and policies may not be adequate to fully eliminate customer credit risk. If MoGas Pipeline fails to adequately assess the creditworthiness of existing or future customers, unanticipated deterioration in their creditworthiness and any resulting increase in nonpayment and/or nonperformance by them and inability to re-market the resulting capacity could have a material adverse effect on MoGas Pipeline’s business, financial condition and results of operations. MoGas Pipeline may not be able to effectively re-market such capacity during and after insolvency proceedings involving a customer.

MoGas Pipeline’s operations are subject to operational hazards and unforeseen interruptions. If a significant accident or event occurs that results in a business interruption or shutdown for which MoGas Pipeline is not adequately insured, its operations and financial results could be materially adversely affected.

MoGas Pipeline’s operations are subject to many hazards inherent in the transmission of natural gas, including:

•	aging infrastructure, mechanical or other performance problems;

•	damage to pipelines, facilities and related equipment caused by tornadoes, floods, fires and other natural disasters, explosions and acts of terrorism;

•	inadvertent damage from third parties, including from construction, farm and utility equipment;

•	leaks of natural gas and other hydrocarbons or losses of natural gas as a result of the malfunction of equipment or facilities;

•	operator error;

•	environmental hazards, such as natural gas leaks, product and waste spills, pipeline and tank ruptures, and unauthorized discharges of products, wastes and other pollutants into the surface and subsurface environment, resulting in environmental pollution; and

•	explosions.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of MoGas Pipeline’s related operations or services. A natural disaster or other hazard affecting the areas in which MoGas Pipeline operates could have a material adverse effect on MoGas Pipeline’s operations and the financial results of its business.

Pipeline safety integrity programs and repairs may impose significant costs and liabilities on MoGas Pipeline.

The Federal Office of Pipeline Safety within the U.S. Department of Transportation requires pipeline operators to develop integrity management programs to comprehensively evaluate certain areas along their pipelines and to take additional measures to protect pipeline segments located in “high consequence areas” where a leak or rupture could potentially do the most harm. As an operator, MoGas Pipeline is required to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventative and mitigating actions.

MoGas Pipeline is required to maintain pipeline integrity testing programs that are intended to assess pipeline integrity. Any repair, remediation, preventative or mitigating actions could require significant capital and operating expenditures. Should MoGas Pipeline fail to comply with the Federal Office of Pipeline Safety’s rules and related regulations and orders, it could be subject to significant penalties and fines, which could have a material adverse effect on MoGas Pipeline’s business, results of operations and financial condition.

Certain of MoGas Pipeline’s services may be subject to fixed-price “negotiated rate” contracts that are not subject to adjustment, even if its cost to perform such services exceeds the revenues received from such contracts.

Under FERC policy, a regulated service provider and a customer may mutually agree to sign a contract for service at a “negotiated rate” which may be above or below the FERC regulated, cost-based recourse rate for that service. These “negotiated rate” contracts are not generally subject to adjustment for increased costs which could be produced by inflation or other factors relating to the specific facilities being used to perform the services. Any shortfall of revenue as result of these “negotiated rate” contracts could decrease MoGas Pipeline’s cash flow.

MoGas Pipeline competes with other pipelines.

The principal elements of competition among pipelines are availability of capacity, rates, terms of service, access to supplies, flexibility and reliability of service. Additionally, FERC’s policies promote competition in natural gas markets by increasing the number of natural gas transmission options available to MoGas Pipeline’s customer base. Any current or future pipeline system or other form of transmission that delivers natural gas into the areas that MoGas Pipeline serves could offer transmission services that are more desirable to shippers than those MoGas Pipeline provides because of price, location, facilities or other factors. Increased competition could reduce the volumes of product MoGas Pipeline transports or, in instances where MoGas Pipeline does not have long-term contracts with fixed rates, could cause MoGas Pipeline to decrease the transmission rates it can charge its customers. Competition could intensify the negative impact of factors that adversely affect the demand for MoGas Pipeline’s services, such as adverse economic conditions, weather, higher fuel costs and taxes or other regulatory actions that increase the cost, or limit the use, of products MoGas Pipeline transports.

The expansion of MoGas Pipeline’s existing assets and construction of new assets is subject to regulatory, environmental, political, legal and economic risks, which could adversely affect MoGas Pipeline’s results of operations and financial condition.

One of the ways MoGas Pipeline may grow its business is through the expansion of its existing assets and construction of additional energy infrastructure assets. The construction of additions or modifications to MoGas Pipeline’s existing pipelines, and the construction of other new energy infrastructure assets, involve numerous regulatory, environmental, political and legal uncertainties beyond MoGas Pipeline’s control and will require the expenditure of significant capital that it would be required to raise. If MoGas Pipeline undertakes these projects they may not be completed on schedule, at the budgeted cost or at all. Moreover, MoGas Pipeline’s revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if MoGas Pipeline expands a new pipeline, the construction may occur over an extended period of time, and MoGas Pipeline will not receive any material increases in revenues until the project is completed. Any new pipelines may not be able to attract enough throughput to achieve MoGas Pipeline’s expected investment return, which could adversely affect its results of operations and financial condition. The construction of new pipelines may also require MoGas Pipeline to obtain new rights-of-way, and it may become more expensive for it to obtain these new rights-of-way or to renew existing rights-of-way. If the cost of renewing or obtaining new rights-of-way increases, MoGas Pipeline’s cash flows could be adversely affected, which also could have a material adverse effect on its results of operation and financial condition.

Compliance, or any failure to comply, with existing or new environmental laws or regulations, or an accidental release of pollutants into the environment, could cause MoGas Pipeline to incur significant costs and liabilities and adversely impact its business.

MoGas Pipeline’s operations are subject to extensive federal, regional, state and local laws and regulations relating to protection of the environment. These laws include, for example, the Clean Air Act (CAA), the Clean Water Act, CERCLA, the Resource Conservation and Recovery Act, OPA, OSHA and analogous state laws. These laws and regulations may restrict or impact MoGas Pipeline’s business activities in many ways, including requiring the acquisition of permits or other approvals to conduct regulated activities, restricting the manner in which it disposes of wastes, requiring remedial action to remove or mitigate contamination, requiring capital expenditures to comply with pollution control requirements, and imposing substantial liabilities for pollution resulting from its operations. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements and the issuance of orders enjoining future operations. The resulting costs, some or all of which MoGas Pipeline may not be able to recover through insurance or increased revenues, could have a material adverse effect on its business, results of operations and financial condition.

MoGas Pipeline’s assets and operations, as well as its customers’ assets and operations, can be affected by weather and other natural phenomena.

MoGas Pipeline’s assets and operations and its customers’ assets and operations can be adversely affected by floods, earthquakes, landslides, tornadoes and other natural phenomena and weather conditions, including extreme or unseasonable temperatures, making it more difficult for MoGas Pipeline to realize the historic rates of return associated with its assets and operations. A significant disruption in MoGas Pipeline’s or its customers’ operations, or a significant liability for which MoGas Pipeline is not fully insured, could have a material adverse effect on MoGas Pipeline’s business, results of operations, and financial condition.

If third-party pipelines and other facilities interconnected to MoGas Pipeline’s pipelines and facilities become unavailable to transport natural gas, MoGas Pipeline’s business and revenues could be adversely affected.

MoGas Pipeline depends upon third-party pipelines and other facilities that provide delivery options to and from its pipelines. For example, its pipelines interconnect, directly or indirectly, with virtually every major interstate pipeline in the eastern portion of the U.S. and a significant number of intrastate pipelines. Because MoGas Pipeline does not own these third-party pipelines or facilities, their continuing operation is not within its control. If these pipeline connections were to become unavailable for current or future volumes of natural gas due to repairs, damage, lack of capacity or any other reason, MoGas Pipeline’s ability to operate efficiently and continue shipping natural gas to end markets could be restricted, thereby reducing its revenues. Any temporary or permanent interruption at any key pipeline interconnect which causes a material reduction in volumes transported on its pipelines could have a material adverse effect on MoGas Pipeline’s business, results of operations and financial condition.

MoGas Pipeline does not own all of the land on which its pipelines are located, which could disrupt MoGas Pipeline’s operations.

MoGas Pipeline does not own all of the land on which its pipelines are located, and MoGas Pipeline is therefore subject to the possibility of more onerous terms and/or increased costs to retain necessary land use rights required to conduct its operations. MoGas Pipeline obtains the rights to construct and operate its pipelines on land owned by third parties and governmental agencies for a specific period of time. In certain instances, MoGas Pipeline’s rights-of-way may be subordinate to that of government agencies, which could result in costs or interruptions to MoGas Pipeline’s service. Restrictions on MoGas Pipeline’s ability to use its rights-of-way, through MoGas Pipeline’s inability to renew right-of-way contracts or otherwise, could have a material adverse effect on its business, results of operations and financial condition.

The lack of availability of natural gas resources may cause customers to seek alternative energy resources, which could materially affect MoGas Pipeline’s revenues, earnings and cash flows.

MoGas Pipeline’s natural gas business is dependent on the continued availability of natural gas production and reserves. Prices for natural gas, regulatory limitations on the development of natural gas supplies or a shift in supply sources could adversely affect development of additional reserves and production that are accessible by MoGas Pipeline’s facilities. Lack of commercial quantities of natural gas available to these assets could cause customers to seek alternative energy resources, thereby reducing their reliance on MoGas Pipeline’s services, which in turn would materially affect its revenues, earnings and cash flows.

MoGas Pipeline is exposed to costs associated with lost and unaccounted for volumes.

A certain amount of natural gas is naturally lost in connection with its transmission across a pipeline system, and under MoGas Pipeline’s contractual arrangements with its customers, MoGas Pipeline is entitled to retain a specified volume of natural gas in order to compensate it for such lost and unaccounted for volumes as well as the natural gas used to run MoGas Pipeline’s compressor stations, which we refer to as fuel usage. The level of fuel usage and lost and unaccounted for volumes on MoGas Pipeline’s transmission system may exceed the natural gas volumes retained from its customers as compensation for fuel usage and lost and unaccounted for volumes pursuant to its contractual agreements. The FERC-approved tariffs of MoGas Pipeline provide for annual filings to adjust the amount of gas retained from customers to eliminate any overages or shortfalls from the prior year. Future exposure to the volatility of natural gas prices as a result of gas imbalances on MoGas Pipeline’s systems could have a material adverse effect on its business, financial condition and results of operations.

A terrorist attack, act of cyber-terrorism or armed conflict could harm MoGas Pipeline’s business.

Terrorist activities, anti-terrorist efforts and other armed conflicts involving the U.S., whether or not targeted at MoGas Pipeline’s assets or the assets of its customers, could adversely affect the U.S. and global economies and could prevent MoGas Pipeline from meeting its financial and other obligations. MoGas Pipeline could experience loss of business, delays or defaults in payments from customers or disruptions of fuel supplies and markets if domestic and global utilities are direct targets or indirect casualties of an act of terror or war. Additionally, MoGas Pipeline relies on financial and operational computer systems to process information critically important for conducting various elements of its business. Any act of cyber-terrorism or other cyber-attack resulting in a failure of MoGas Pipeline’s computer systems, or those of its customers, suppliers or others with whom it does business, could materially disrupt MoGas Pipeline’s ability to operate its businesses and could result in a financial loss and possibly do harm to MoGas Pipeline’s reputation. Accordingly, terrorist activities and the threat of potential terrorist activities (including cyber-terrorism) and any resulting economic downturn could adversely affect MoGas Pipeline’s business, financial condition and results of operations.

Reductions in demand for natural gas and low market prices of commodities adversely affect MoGas Pipeline’s operations and cash flows.

MoGas Pipeline’s regulated business is generally economically stable and not significantly affected in the short term by changing commodity prices. However, MoGas Pipeline’s business can be negatively affected in the long term by sustained downturns in the economy or long-term conservation efforts, which could affect long-term demand and market prices for natural gas. These factors are beyond MoGas Pipeline’s control and could impair its ability to meet long-term goals.

Most of MoGas Pipeline’s revenues are based on regulated tariff rates, which include the recovery of certain fuel costs. However, lower overall economic output would reduce the volume of natural gas transported, resulting in lower earnings and cash flows. Transmission revenues could be affected by long-term economic declines, resulting in the non-renewal of long-term contracts at the time of expiration. Lower demand for natural gas and oil, along with lower prices for natural gas, could result from multiple factors that affect the markets where MoGas Pipeline operates, including:

•	weather conditions, such as abnormally mild winter or summer weather, resulting in lower energy usage for heating or cooling purposes, respectively;

•	reduced supply of and demand for energy commodities, including any decrease in the production of natural gas, could negatively affect MoGas Pipeline’s transmission businesses due to lower throughput; and

•	reduced capacity and transmission service into, or out of, MoGas Pipeline’s markets.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $83.6 million after deducting the underwriting discount and our estimated offering expenses, or $96.1 million if the underwriters exercise their option to purchase 1,950,000 additional shares from us. We intend to use the net proceeds of this offering to fund the MoGas Transaction, together with borrowings under our revolving line of credit. See “The MoGas Transaction.”

THE MOGAS TRANSACTION

The Purchase Agreement, Acquisition of MoGas Pipeline LLC and Intercompany Loan

MoGas Transaction Overview

On November 17, 2014, the Company entered into a Purchase Agreement with the Seller to acquire all of the membership interests in MoGas Pipeline LLC (“MoGas Pipeline”). MoGas Pipeline is the owner and operator of an approximately 263 mile interstate natural gas Pipeline System in and around St. Louis and extending into central Missouri. The Pipeline System is regulated by the FERC, delivers natural gas to both investor-owned and municipal local distribution systems and has three principal customers. The Pipeline System receives natural gas at three receipt points and delivers that natural gas at 22 delivery points. In addition, MoGas TRS will acquire the membership interests of United Property Systems, LLC, which owns approximately 10.28 acres of real property that includes office and storage space leased to MoGas Pipeline and land leased to an operator of a small cement plant owned by a third party.

Limited Liability Company Interests Purchase Agreement

Pursuant to the Purchase Agreement, Seller will transfer to MoGas TRS, a newly-formed taxable REIT subsidiary that is wholly-owned by the Company, all of the membership interests in MoGas Pipeline and UPS. The aggregate purchase price to be paid is $125.0 million, subject to adjustment in the event the working capital of the MoGas Asset Owners at closing is above or below a target set forth in the Purchase Agreement. The amount to be paid Seller at closing will be reduced by $7.0 million, which will be placed in an indemnity escrow account. The Purchase Agreement describes the circumstances under which escrowed funds are to be released and the party to receive such released funds. In addition, the Purchase Agreement contains an extensive set of representations and warranties by Seller concerning the MoGas Asset Owners, the assets they own, and the businesses they operate. Subject to certain thresholds and caps, the Company is indemnified by Seller (with potential recourse against the indemnity escrow account described above) in the event of a breach by Seller of one or more of its representations, warranties, or covenants set forth in the Purchase Agreement. The Purchase Agreement is included as an exhibit to our Form 8-K filed with the SEC on November 17, 2014. Prospective investors in this offering are encouraged to read the Purchase Agreement in its entirety, as the description included in this prospectus supplement is merely a summary of certain of its provisions.

Either party has the right to terminate the Purchase Agreement in the event the MoGas Transaction does not close within seven business days of the date of execution of the Purchase Agreement, or November 26, 2014. The Purchase Agreement can be terminated in certain other limited circumstances.

The Company anticipates retaining the 15 employees of the MoGas Asset Owners after the closing of the Purchase Agreement.

The Company anticipates using all of the proceeds from this offering to capitalize MoGas TRS with debt and equity, permitting it to fund the purchase price due under the Purchase Agreement, together with borrowings under our revolving line of credit. The Company has entered into a commitment letter with Regions Bank for an increase in its existing revolving line of credit to $90 million (subject to Borrowing Base capacity that is currently estimated at approximately $89 million) that it will use to fund the MoGas Transaction. The

Company expects to enter into a definitive credit facility prior to the closing of the MoGas Transaction. The amount of the line of credit expected to be used for this transaction is approximately $38.6 million. The remainder will be used for future acquisitions. This will increase our floating rate debt. See “Risk Factors – Our use of leverage increase the risk of investing in our securities and will increase the cost borne by common stockholders” in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2013. Immediately following the MoGas Transaction, the Company anticipates entering into, at the subsidiary level, an approximately $3.0 million working capital line of credit with Regions Bank to fund the Pipeline System’s business.

Following the closing of the Purchase Agreement, the Pipeline System and the Ancillary Property will account for approximately 28% of our total assets on a pro forma consolidated basis for the nine months ended September 30, 2014, and the revenue from operation of the Pipeline System and lease of the Ancillary Property is expected to account for approximately 26% of our total revenue on a pro forma consolidated basis for the nine months ended September 30, 2014, and approximately 26% of our total revenue on a pro forma consolidated basis for our most recent fiscal year ended December 31, 2013.

MoGas TRS Capital Structure

Upon completion of this offering, the Company will make an approximately $37.5 million equity investment in MoGas TRS. In addition, the Company will make a subordinated, secured loan of approximately $87.5 million to MoGas TRS. As a result, MoGas TRS will have a debt to equity ratio of approximately 70:30 immediately following the offering, and the Company loan to MoGas TRS will be subordinated to the $3.0 million working capital revolving line of credit loan by Regions Bank to MoGas Pipeline.

The MoGas Pipeline Assets and Business

MoGas Pipeline operates approximately 263 miles of interstate natural gas pipeline throughout Missouri and Illinois through which MoGas Pipeline transports and delivers natural gas to large investor-owned local distribution systems, municipally owned and operated distributions systems, industrial end users and the Department of Defense’s Fort Leonard Wood army post, all in Missouri. MoGas Pipeline was created in 2008 by the combination of three affiliated natural gas pipeline operations, Missouri Interstate Gas, LLC (“MIG”), Missouri Gas Company, LLC (“MGC”), and Missouri Pipeline Company, LLC (“MPC”). Prior to 2008, MGC and MPC operated as intrastate pipelines in Missouri, subject to regulation by the Missouri Public Service Commission, and MIG operated as a FERC regulated interstate pipeline between Missouri and Illinois, traversing the Mississippi River. By 2006, it became apparent that it would be beneficial to the companies and customers to consolidate the three companies to operate as one single interstate system. Accordingly, the companies sought and received FERC approval for consolidation and certification, and the company began FERC-regulated service as a single entity on June 1, 2008. Today, MoGas Pipeline provides firm and interruptible natural gas transportation service with receipt points at Centerpoint Energy-Mississippi River Transmission Corporation on the east and Panhandle Eastern Pipe Line Company (“PEPL”) and Rockies Express Pipeline on the west ends of the Pipeline System. Rates are governed by MoGas Pipeline’s tariff, which is regulated and approved by FERC. The Pipeline System is divided into two zones for transportation rate purposes. Zone 1 encompasses the former MPC and MIG systems (thereby primarily running east-west) and Zone 2 includes the former MGC system. MoGas historical transportation volumes are as follows: for the six months ended December 31, 2011 – 4,134,220 MMbtu; for the year ended December 31, 2012 – 8,438,149 MMbtu; for the year ended December 31, 2013 – 12,670,339 MMbtu; and for the six months ended June 30, 2014 – 7,081,447 MMbtu. The Pipeline System’s capacity is dependent on a variety of operational conditions, but it is as high as 138,000 MMbtu/day.

Customers and Contracts

As of September 30, 2014, MoGas Pipeline had eight firm transportation customers. Its three largest customers for the year ended December 31, 2013 were Laclede Gas, Ameren Energy and Omega Pipeline Company (an affiliate of the Company). Contracts with these three customers accounted for approximately 48%, 24% and 18%, respectively, of MoGas Pipeline’s contracted revenues for the year ended December 31, 2013.

Under transportation agreements governed by its FERC-approved natural gas tariff, MoGas Pipeline offers its customers firm and interruptible transportation services. Recently, two key customers have taken steps to negotiate terms other than those to which they first became subject on November 1 of this year, by providing notice of termination to MoGas Pipeline in accordance with the terms of their contracts.

MoGas Pipeline is currently involved in litigation relating to whether the FERC correctly decided to allow an historical acquisition premium to be included in MoGas Pipeline’s rate base when its rates first became subject to FERC approval in 2008. In 2009, MoGas Pipeline and its customers reached a rate settlement, under which MoGas Pipeline’s current rates are unaffected by the outcome of the litigation. However, if the pending matter results in an adverse ruling, MoGas Pipeline may be required to refund a portion of rates collected from its customers before the settlement. That refund risk is borne substantially in its entirety by Seller under the Purchase Agreement.

FERC Regulation

General. The Pipeline System operations are regulated by the FERC under the Natural Gas Act of 1938 (“NGA”) and the Natural Gas Policy Act of 1978 (“NGPA”), and the FERC’s regulations under those statutes. Generally, the FERC’s authority extends to:

•	interstate transportation of natural gas;

•	rates, charges, and operating terms and conditions for natural gas transportation services;

•	the types of services MoGas Pipeline may offer its customers;

•	certification and construction of new facilities;

•	initiation, acquisition, extension or abandonment of services or facilities;

•	maintenance of accounts and records;

•	affiliate interactions;

•	depreciation and amortization policies; and

•	the initiation and discontinuation of services.

MoGas Pipeline holds certificates of public convenience and necessity issued by the FERC pursuant to Section 7 of the NGA permitting the construction, ownership, and operation of their respective interstate natural gas pipeline facilities and the provision of related activities and services. These certificate authorizations require MoGas Pipeline to provide on a nondiscriminatory basis open-access services to all customers who qualify under their respective FERC-approved tariff.

The FERC regulates the rates and charges for transportation of natural gas in interstate commerce. Interstate pipeline companies may only charge rates that they have been authorized to charge by the FERC. In addition, interstate pipeline companies may only charge rates that have been found to be just and reasonable. The NGA prohibits interstate pipeline companies from unduly preferring or unreasonably discriminating against any person with respect to pipeline rates or terms and conditions of service.

The maximum and minimum recourse rates that may be charged by MoGas Pipeline for transportation services are established through the FERC’s ratemaking process. The maximum filed recourse rates for these services are based on the cost of service including recovery of and a return on the company’s actual prudent historical cost investment.

Pursuant to the FERC’s jurisdiction over rates, proposed rate increases may be challenged by protest and existing rates may be challenged by complaint or sua sponte by the FERC. Any successful challenge to MoGas Pipeline’s existing or proposed rates, or changes in FERC’s ratemaking policies, could have an adverse impact on MoGas Pipeline’s revenues. See the discussion above regarding the ongoing litigation on an historical acquisition premium.

Most interstate pipeline companies are authorized to offer discounts from their FERC-approved maximum recourse rates when competition warrants such discounts. Interstate pipeline companies are also generally permitted to offer negotiated rates different from rates established in their tariff if, among other requirements, such companies’ tariffs offer the recourse rate to a prospective shipper as an alternative to the negotiated rate. Interstate pipeline companies must make offers of rate discounts and negotiated rates on a basis that is not unduly discriminatory.

Energy Policy Act of 2005. The Energy Policy Act of 2005 (“EPAct 2005”) amended the NGA, to add an anti-market manipulation provision which makes it unlawful for any entity to engage in prohibited behavior in contravention of rules and regulations to be prescribed by the FERC and provided the FERC with additional civil penalty authority. In Order No. 670, the FERC promulgated rules implementing the anti-market manipulation provision of EPAct 2005. The rules make it unlawful to, in connection with the purchase or sale of natural gas subject to the jurisdiction of the FERC, or the purchase or sale of transportation services subject to the jurisdiction of the FERC, for any entity, directly or indirectly, to: (1) use or employ any device, scheme or artifice to defraud; (2) make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or (3) engage in any act or practice that operates as a fraud or deceit upon any person. The anti-market manipulation rule does not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but does apply to activities of gas pipelines companies that provide interstate services, as well as otherwise nonjurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction. EPAct 2005 also amended the NGA and the NGPA to give the FERC authority to impose civil penalties for violations of these statutes, FERC rules, regulations and orders, or the terms of MoGas Pipeline’s tariffs on file with the FERC, up to $1,000,000 per day per violation.

Failure to comply with the NGA, the NGPA and the other federal laws and regulations governing MoGas Pipeline’s operations and business activities can result in the imposition of administrative, civil and criminal remedies.

Environmental Regulation

MoGas Pipeline’s operations are also subject to extensive federal, state, and local laws and regulations relating to protection of the environment. Such regulations impose, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, storage, transportation, treatment and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances into the environment. Environmental regulations also require that MoGas Pipeline’s facilities, sites and other properties be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. These laws include, for example:

•	the Clean Air Act and analogous state laws which impose obligations related to air emissions, including, in the case of the Clean Air Act, greenhouse gas emissions and regulations affecting reciprocating engines subject to Maximum Achievable Control Technology (MACT) standards;

•	the Water Pollution Control Act, commonly referred to as the Clean Water Act, and analogous state laws which regulate discharge of wastewater from MoGas Pipeline’s facilities into state and federal waters;

•	the Comprehensive Environmental Response, Compensation and Liability Act, commonly referred to as CERCLA, or the Superfund law, and analogous state laws which regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by MoGas Pipeline or locations to which it has sent wastes for disposal; and

•	the Resource Conservation and Recovery Act and analogous state laws which impose requirements for the handling and discharge of solid and hazardous waste from the MoGas Pipeline facilities.

Pipeline Safety and Maintenance

The Pipeline System is subject to regulation by the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) of the U.S. Department of Transportation (“DOT”) under the Natural Gas Pipeline Safety Act (“NGPSA”). The NGPSA regulates safety requirements in the design, construction, operation and maintenance of natural gas pipeline facilities. Pursuant to the authority granted under the NGPSA, PHMSA has promulgated regulations governing pipeline design, installation, testing, maximum operating pressures, pipeline patrols and leak surveys, minimum depth requirements, and emergency procedures, as well as other matters intended to ensure adequate protection for the public and to prevent accidents and failures.

The NGPSA has been amended from time to time, including by the Pipeline Safety Improvement Act of 2002 (“PSI Act”) and the Pipeline Inspection, Protection, Enforcement, and Safety Act of 2006 (“PIPES Act”). The PSI Act established mandatory inspections for all U.S. natural gas transportation pipelines, and some gathering lines in high consequence areas (“HCAs”), which are areas where a release could have the most significant adverse consequences, including high population areas. The PIPES Act required mandatory inspections for certain natural gas transmission pipelines in HCAs and required that rulemaking be issued for, among other things, pipeline control room management. Pursuant to the authority granted under the NGPSA, as amended, PHMSA has established a series of rules requiring pipeline operators to develop and implement integrity management programs for natural gas transmission pipelines in HCAs that require the performance of frequent inspections and other precautionary measures. PHMSA may assess penalties for violations of these and other requirements imposed by its regulations. The Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 (“2011 Pipeline Act”) was enacted in 2012 and increased maximum civil penalties for certain violations to $200,000 per violation per day, and from a total cap of $1.0 million to $2.0 million. In addition, the 2011 Pipeline Act reauthorized the federal pipeline safety programs of PHMSA through September 30, 2015, and directs the Secretary of Transportation to undertake a number of reviews, studies and reports, some of which may result in additional natural gas pipeline safety rulemaking. A number of the provisions of the 2011 Pipeline Act have the potential to cause owners and operators of pipeline facilities to incur significant capital expenditures and/or operating costs.

Subsequent Arrangements

The Company has entered into a non-binding letter of intent that contemplates the sale of selected assets and the operations of the Pipeline System to a third party for $3.5 million. The sale may also include a change in the ownership structure to a triple-net lease arrangement.

These subsequent arrangements are contingent on a number of matters, including execution of mutually acceptable definitive agreements, financing and obtaining the regulatory approval.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2014:

•	on an actual basis;

•	on an as adjusted basis to give effect to the issuance of the 13,000,000 shares of common stock offered hereby, after deducting $4.64 million for the underwriting discounts and commissions payable by us, borrowing from the credit facility with Regions Bank of approximately $41.85, and estimated expenses of approximately $2.75 million; and

•	on a pro forma as adjusted basis, assuming the MoGas Transaction had occurred on September 30, 2014.

You should read this table in conjunction with “Use of Proceeds,” “Pro Forma Financial Information,” our financial statements and notes thereto incorporated by reference in this prospectus supplement.

	As of September 30, 2014
	Historical	As Adjusted	Pro Forma As Adjusted
Cash and cash equivalents	$5,476,216	$128,337,318	$5,476,216

Debt:
Long-term debt	67,942,000	109,794,502	109,794,502

Total Debt:	67,942,000	109,794,502	109,794,502
Stockholders’ equity
Capital stock, non-convertible, $0.001 par value; 31,644,877 shares issued and outstanding, actual and pro forma as adjusted	31,645	44,645	44,645
Additional paid-in capital	217,893,695	301,639,695	301,639,695
Accumulated retained earnings	—	(602,400)	(602,400)
Accumulated other comprehensive income	650,547	650,547	650,547

Total stockholders’ equity	$218,575,887	$301,732,487	$301,732,487

Total capitalization	$286,517,887	$411,526,989	$411,526,989

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information gives effect to the MoGas Transaction, the issuance by us of common stock and the use of net proceeds from this offering as described in “Use of Proceeds”. The preliminary allocation of the acquisition costs related to the MoGas Transaction used in the unaudited pro forma condensed consolidated financial information is based on management’s preliminary valuation. The estimates and assumptions are subject to change upon the finalization of valuations, which are contingent upon final appraisals of plant and equipment, identifiable intangible assets and adjustments to other accounts. Revisions to the preliminary purchase price allocation could result in significant deviations from the accompanying pro forma financial information. The unaudited pro forma condensed consolidated financial information also gives effect to:

•	the increase in rent from the Portland Lease Agreement as a result of construction at the Portland Terminal Facility incurred by LCP Oregon,

•	the Loan Agreement with Black Bison WS, including the initial and subsequent Loan draws in the amount of $15.3 million, and

•	the disposition of the Company’s investment in VantaCore Partners LP as a result of Natural Resource Partners L.P.’s completion of its acquisition of VantaCore Partners LP.

These items are reflected as “Historical Adjustments.”

The pro forma condensed consolidated statements of income reflect adjustments as if the related transactions had occurred on January 1, 2013. The historical results of operations included in the unaudited pro forma condensed consolidated statements of income for the fiscal year ended December 31, 2013 were derived from the audited financial statements of CorEnergy incorporated by reference in this prospectus supplement. The historical results of operations included in the unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2014 were derived from the unaudited financial statements of CorEnergy incorporated by reference in this prospectus supplement.

The pro forma consolidated balance sheet reflects adjustments as if the related transactions had occurred on September 30, 2014. The historical balance sheet of CorEnergy included in the unaudited pro forma condensed consolidated balance sheet was derived from the unaudited financial statements of CorEnergy incorporated by reference into this prospectus supplement.

This unaudited pro forma condensed consolidated financial information has been prepared by management for illustrative purposes only. The unaudited pro forma condensed consolidated financial information is not intended to represent or be indicative of the financial position or results of operations in future periods or the results that actually would have been realized had CorEnergy engaged in the MoGas Transaction and the other transactions which are provided for in the pro forma financial information during the specified periods. The unaudited pro forma condensed consolidated financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical financial statements and notes thereto incorporated by reference in this prospectus supplement.

CorEnergy Infrastructure Trust, Inc.

Unaudited Pro Forma Consolidated Balance Sheet

	At September 30, 2014
	Historical	Pro Forma Adjustments		Pro Forma Combined
Assets
Leased property, net of accumulated depreciation	$268,670,473	$—		$268,670,473
Property and equipment, net of accumulated depreciation	3,116,874	121,468,400	(3)	124,585,274
Other equity securities, at fair value	25,420,877	—		25,420,877
Financing note receivable and related accrued interest receivable, net	15,510,956	—		15,510,956
Cash and cash equivalents	5,476,216	83,759,000	(1)	5,476,216
		41,852,502	(2)
		(125,000,000	) (3)
		(602,400	) (4)
		(2,148,000	) (2)
		2,138,898	(5)
Lease receivable	1,421,211	—		1,421,211
Accounts receivable	1,086,587	2,666,551	(5)	3,753,138
Warrant Investment	508,000	—		508,000
Intangible lease asset, net of accumulated amortization	145,971	—		145,971
Deferred debt issuance costs, net of accumulated amortization	1,081,881	2,148,000	(2)	3,229,881
Deferred lease costs, net of accumulated amortization	811,164	—		811,164
Hedged derivative asset	577,584	—		577,584
Prepaid expenses and other assets	497,391	184,550	(5)	681,941
Goodwill	—	1,731,600	(3)	1,731,600

Total Assets	$324,325,185	$128,199,101		$452,524,286

Liabilities and Stockholders’ Equity
Liabilities
Current maturities of long-term debt	$3,528,000	$—		$3,528,000
Long-term debt	64,414,000	41,852,502	(2)	106,266,502
Accounts payable and other accrued liabilities	3,329,284	3,189,999	(5)	6,519,283
Deferred tax liability	5,573,233	—		5,573,233
Income tax payable	75,522	—		75,522
Unearned income	1,422,458	—		1,422,458

Total Liabilities	$78,342,497	$45,042,501		$123,384,998

Equity
Capital stock, non-convertible, $0.001 par value; 31,644,877 shares issued and outstanding at September 30, 2014 (100,000,000 shares authorized)	$31,645	$13,000	(1)	$44,645
Additional paid-in capital	217,893,695	83,746,000	(1)	301,639,695
Accumulated retained earnings	—	(602,400	) (4)	(602,400)
Accumulated other comprehensive income	650,547	—		650,547

Total CorEnergy Equity	218,575,887	83,156,600		301,732,487
Non-controlling Interest	27,406,801	—		27,406,801

Total Equity	245,982,688	83,156,600		329,139,288

Total Liabilities and Stockholders’ Equity	$324,325,185	$128,199,101		$452,524,286

See accompanying notes to pro forma financial statements

CorEnergy Infrastructure Trust, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Income

	For the Year Ended December 31, 2013
	Historical	Historical Adjustments		Historical Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue
Lease Revenue	$22,552,976	$6,015,189	(14)	$28,568,165	$78,000	(6)	$28,646,165
Sales Revenue	8,733,044	—		8,733,044	—		8,733,044
Financing Revenue	—	1,935,290	(15)	1,935,290	—		1,935,290
Transportation Revenue	—	—		—	13,662,659	(7)	13,662,659

Total Revenue	$31,286,020	$7,950,479		$39,236,499	$13,740,659		$52,977,158

Expenses
Cost of Sales (excluding depreciation expense)	6,734,665	—		6,734,665	—		6,734,665
Management fees, net of expense reimbursements	2,637,265	486,349	(16)	3,123,614	1,300,096	(8)	4,423,710
Asset acquisition expense	806,083	—		806,083	—		806,083
Professional fees	1,678,137	36,000	(17)	1,714,137	—		1,714,137
Depreciation expense	11,429,980	1,543,466	(18)	12,973,446	4,264,854	(3)	17,238,300
Amortization expense	61,305	—		61,305	537,000	(2)	598,305
Transportation, maintenance and general and administrative	—	—		—	2,572,185	(9)	2,572,185
Litigation charges	—	—		—	1,936,103	(10)	1,936,103
Operating expense	924,571	—		924,571	—		924,571
Directors’ fees	178,196	—		178,196	—		178,196
Other expenses	580,183	(839	)(19)	579,344	263,917	(11)	843,261

Total Expenses	25,030,385	2,064,976		27,095,361	10,874,155		37,969,516

Operating Income	$6,255,635	$5,885,503		$12,141,138	$2,866,504		$15,007,642

Other Income (Expenses)
Net distributions and dividend income	$584,814	—		$584,814	—		$584,814
Net realized and unrealized gain on trading securities	(251,213)	—		(251,213)	—		(251,213)
Net realized and unrealized gain on other equity securities	5,617,766	(3,336,615	)(20)	2,281,151	—		2,281,151
Other income	—	—		—	58,288	(12)	58,288
Interest expense	(3,288,378)	—		(3,288,378)	(1,583,671	) (2)	(4,872,049)

Total Other Income (Expenses)	2,662,989	(3,336,615)		(673,626)	(1,525,383)		(2,199,009)

Income before income taxes	8,918,624	2,548,888		11,467,512	1,341,121		12,808,633

Taxes
Income tax expense, net	2,949,518	(566,210	)(21)	2,383,308	(2,215,057	) (13)	168,251

Net Income	5,969,106	3,115,098		9,084,204	3,556,178		12,640,382
Less: Net Income attributable to non-controlling interest	1,466,767	—		1,466,767	—		1,466,767

Net Income attributable to CORR Stockholders	$4,502,339	$3,115,098		$7,617,437	$3,556,178		$11,173,615

Earnings Per Common Share:
Basic and Diluted	$0.19			$0.25			$0.25
Weighted Average Shares of Common Stock Outstanding:
Basic and Diluted	24,149,396	6,940,974	(22)	31,090,370	13,000,000	(1)	44,090,370
Dividends declared per share	$0.375

See accompanying notes to pro forma financial statements

CorEnergy Infrastructure Trust, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Income

	For the Nine-Month Periods Ended September 30, 2014
	Historical	Historical Adjustments		Historical Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue
Lease Revenue	$21,019,272	$636,079	(14)	$21,655,351	$116,554	(6)	$21,771,905
Sales Revenue	6,814,346	—		6,814,346	—		6,814,346
Financing Revenue	578,829	885,769	(15)	1,464,598	—		1,464,598
Transportation Revenue	—	—		—	10,316,109	(7)	10,316,109

Total Revenue	$28,412,447	$1,521,848		$29,934,295	$10,432,663		$40,366,958

Expenses
Cost of Sales (excluding depreciation expense)	5,377,067	—		5,377,067	—		5,377,067
Management fees, net of expense reimbursements	2,359,054	(82,600	)(16)	2,276,454	975,072	(8)	3,251,526
Asset acquisition expense	139,540	—		139,540	—		139,540
Professional fees	1,287,506	—		1,287,506	—		1,287,506
Depreciation expense	9,573,809	157,515	(18)	9,731,324	3,028,749	(3)	12,760,073
Amortization expense	46,026	—		46,026	402,750	(2)	448,776
Transportation, maintenance and general and administrative	—	—		—	3,120,196	(9)	3,120,196
Litigation charges	—	—		—	505,333	(10)	505,333
Operating expense	646,283	—		646,283	—		646,283
Directors’ fees	178,791	—		178,791	—		178,791
Other expenses	644,517	(13,250	)(19)	631,267	197,938	(11)	829,205

Total Expenses	20,252,593	61,665		20,314,258	8,230,038		28,544,296

Operating Income (Loss)	$8,159,854	$1,460,183		$9,620,037	$2,202,625		$11,822,662

Other Income (Expenses)
Net distributions and dividend income	$1,699,874	$(1,152,726	)(20)	$547,148	$—		$547,148
Net realized and unrealized gain (loss) on trading securities	—	—		—	—		—
Net realized and unrealized gain on other equity securities	2,512,738	(358,488	)(20)	2,154,250	—		2,154,250
Other income	—	—		—	61,674	(12)	61,674
Interest expense	(2,623,972)	—		(2,623,972)	(1,187,753	) (2)	(3,811,725)

Total Other Income (Expenses)	1,588,640	(1,511,214)		77,426	(1,126,079)		(1,048,653)

Income (Loss) before income taxes	9,748,494	(51,031)		9,697,463	1,076,546		10,774,009

Taxes
Income tax expense (benefit), net	1,581,275	(403,330	)(21)	1,177,945	(1,607,478	)(13)	(429,533)

Net Income (Loss)	8,167,219	352,299		8,519,518	2,684,024		11,203,542
Less: Net Income (Loss) attributable to non-controlling interest	1,167,734	—		1,167,734	—		1,167,734

Net Income (Loss) attributable to CORR Stockholders	$6,999,485	$352,299		$7,351,784	$2,684,024		$10,035,808

Earnings (Loss) Per Common Share:
Basic and Diluted	$0.23			$0.24			$0.23
Weighted Average Shares of Common Stock Outstanding:
Basic and Diluted	31,090,370			31,090,370	13,000,000	(1)	44,090,370
Dividends declared per share	$0.384

See accompanying notes to pro forma financial statements

CorEnergy Infrastructure Trust, Inc.

Notes to the Unaudited Pro Forma Consolidated Financial Statements

Note 1. Basis of Presentation

These unaudited pro forma condensed consolidated financial statements and underlying pro forma and historical adjustments are based upon currently available information and certain estimates and assumptions made by management; therefore, actual results could differ materially from the pro forma information. However, we believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. We believe the pro forma and historical adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

Note 2. Pro Forma Adjustments

(1) The Company will, in connection with this offering, issue 13,000,000 shares of $0.001 par value common stock at a public offering price of $6.80 per share. Equity proceeds of $83.76 million, reflected as an increase to stockholders’ equity, are net of $4.6 million of equity issuance costs. We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,950,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the table in the “Underwriting” section of this prospectus supplement.

(2) Assumes the Company will, in connection with this offering, borrow from its existing credit facility with Regions Bank approximately $41.85 million. Outstanding balances under the credit facility will generally accrue interest at a variable annual rate equal to LIBOR plus 3.5%, or 3.73% as of November 14, 2014. The amount of incremental pro forma cash interest expense is $1,583,671 and $1,187,753 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. Estimated debt issuance costs of $2,148,000 will be paid from the proceeds of the credit facility and will be deferred and amortized over the life of the credit facility. The amount of pro forma amortization of these deferred debt issuance costs is $537,000 and $402,750 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. Funding of the credit facility is conditioned on certain actions, including the contribution of the borrowings under this offering to our wholly-owned subsidiary MoGas TRS. A 0.125% variance in interest rates would impact pro forma net income by $52,316 and $39,237 for the pro forma year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(3) Represents the purchase price of $125,000,000 for MoGas Pipeline and UPS. The purchase of MoGas Pipeline and UPS includes property and equipment of $121,468,400, goodwill of $1,731,600 and positive net working capital of $1,800,000 (see footnote 5 for detail on the working capital adjustment). The purchase price allocation is subject to finalization upon completion of asset appraisals. The amount of incremental pro forma depreciation expense is $4,264,854 and $3,028,749 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(4) Represents the use of proceeds to pay asset acquisition expense of $602,400. Asset acquisition expense is reflected as a reduction to accumulated retained earnings.

(5) Pursuant to the Purchase Agreement, a working capital settlement will be made to the extent working capital of MoGas Pipeline is not equal to $1,800,000. At September 30, 2014 the working capital of the acquired business is comprised of $2,666,551 of accounts receivable, $184,550 of prepaid expenses and other assets, and $3,189,999 of accounts payable and other accrued liabilities. Thus the pro forma financial statements reflect an adjustment of $2,138,898 as an increase to cash resulting from a reduction of the purchase price.

(6) Represents lease revenue from the UPS lease agreements with MoGas Pipeline and Western Ready-Mix. The amount of incremental pro forma lease revenue is $78,000 and $116,554 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. The amount of incremental pro forma lease revenue related to the MoGas Pipeline lease is $0 and $57,471 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. The amount of incremental pro forma lease revenue related to the Western Ready-Mix lease is $78,000 and $59,083 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(7) Represents transportation revenue generated from natural gas transportation services and recognized on firm contracted capacity regardless of the amount of natural gas that is transported. The amount of incremental pro forma transportation revenue is $13,662,659 and $10,316,109 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(8) Represents the adjustment for an approximate 1.0% annual management fee payable to our related party, external manager, Corridor, on approximately $125,009,102 of additional managed assets. Such fee results in an expense of $1,300,096 and $975,072 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(9) Represents the adjustment for transportation, maintenance and general and administrative operating expenses. The amount of incremental transportation, maintenance and general and administrative operating expenses is $2,572,185 and $3,120,196 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. During 2013, MoGas Pipeline entered into a termination agreement and severance package with its former president and select management team members. The difference of the former management team’s and the current president’s salaries in the amount of $1,425,668 has been removed from transportation, maintenance and general and administrative operating expenses for the year ended December 31, 2013.

(10) Represents the adjustment for litigation charges incurred by MoGas Pipeline. Litigation charges are $1,936,103 and $505,333 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. See Note 9 to the MoGas Pipeline Notes to Financial Statements included in this prospectus supplement.

(11) Represents the real estate taxes due for the real property owned by UPS and additional fees related to unused amounts on the Company’s corporate line of credit. This results in an expense of $280,495 and $210,371 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(12) Represents interest income and other miscellaneous income earned by MoGas Pipeline. Interest income and other miscellaneous income is $58,288 and $61,674 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(13) Reflects income tax expense related to the effect of the pro forma adjustments of revenue and expenses, adjusted for certain book to tax adjustments, attributable to CORR stockholders and excluding those that relate to non-controlling interest at a combined estimated federal and state (net of federal benefit) statutory income tax rate of 40%.

Note 3. Historical Adjustments

(14) Represents lease revenue from the long-term triple net lease agreement with Arc Logistics, relating to the use of the Portland Terminal Facility. The amount of incremental pro forma lease revenue is $6,015,189 and $636,079 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(15) Represents the financing revenue from the loan agreement with Black Bison WS. The amount of incremental pro forma financing revenue is $1,935,290 and $885,769 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. Amortization expense on the payment of $244,889 of origination and related costs that qualify for deferral to be capitalized and amortized over the 10-year term of the mortgage are deducted from financing revenue. The amount of incremental pro forma deferred costs amortization is $16,327 and $5,250 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(16) Represents the adjustment for a 1.0% annual management fee payable to our related party, external manager, Corridor, on approximately $46 million of additional managed assets for the Portland Terminal Facility, and an average decrease of approximately $1.9 million due to the sale of VantaCore. Such fee results in an expense of $486,349 and benefit of $82,600 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(17) Represents the adjustment for the annual valuation services paid to our external professionals. Such fees result in an expense of $36,000 and $0 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(18) Represents the depreciation expense on leased property related to the Portland Terminal Facility of $46,303,976, including $1,777,956 of Asset Acquisition Costs capitalized, and amortized over the 30 year depreciable life of the leased property. The amount of incremental pro forma depreciation expense is $1,543,466 and $157,515 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(19) Represents registration, valuation and other fees payable annually, net of savings generated by the sale of VantaCore. Such adjustments result in a savings of $839 and $13,250 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(20) The realized and unrealized gains (losses) on other equity securities and the changes in distributions and dividend amounts reflected on the pro forma statements of income assume that VantaCore was sold on January 1, 2013. The pro forma adjustment to remove VantaCore activity results in a decrease of distributions and dividend income and net realized and unrealized gain on other equity securities. Distributions and dividend income decreased $0 and $1,152,726 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively. Net realized and unrealized gain on other equity securities decreased $3,336,615 and $358,488 for the year ended December 31, 2013 and the nine-month period ended September 30, 2014, respectively.

(21) Reflects income tax adjustment related to the effect of the pro forma adjustments due to the sale of VantaCore. Income tax expense adjustments have been calculated at historical rates for the period ended December 31, 2013 and September 30, 2014 of 37.26% and 38.11%, respectively.

(22) In connection with the Portland Terminal Facility, the Company issued 7,475,000 shares of $0.001 par value common stock at a public offering price of $6.50. The number of shares includes 975,000 of additional shares of common stock that were issued after the stock offering. The additional shares were sold pursuant to an over-allotment option granted to the underwriters of CorEnergy’s public offering of 6,500,000 shares.

Performance Measurement

Prospectively, and with this pro forma information, we intend to provide standard performance measures utilized by REITs, including FFO as defined by the National Association of Real Estate Investment Trusts (NAREIT) (“NAREIT FFO”), as well as FFO adjusted for factors related to our investments in securities as historically presented by the company (“FFO Adjusted for Securities Investments”) and AFFO as historically presented by the Company.

NAREIT FFO

As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate-related depreciation and amortization (excluding amortization of deferred financing costs or loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO ADJUSTED FOR SECURITIES INVESTMENTS

Due to the legacy investments that we hold, we have also historically presented a measure of FFO, which we refer to herein as FFO Adjusted for Securities Investments, derived by further adjusting NAREIT FFO for Distributions received from investment securities, Income tax expense, net and Net distributions and dividend income. Historically, we have labeled FFO Adjusted for Securities Investments as “FFO” in our periodic reports. Both NAREIT FFO and FFO Adjusted for Securities Investment are supplemental, non-GAAP financial measures.

We present NAREIT FFO and FFO Adjusted for Securities Investments because we consider them to be important supplemental measures of our operating performance and believe that they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO metrics when reporting their results. FFO Adjusted for Securities Investments is a key measure used by Corridor in assessing performance and in making resource allocation decisions.

Both NAREIT FFO and FFO Adjusted for Securities Investments are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions, and that may also be the case with the energy infrastructure assets which we expect to acquire. Because NAREIT FFO and FFO Adjusted for Securities Investments exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, they provide performance measures that, when compared year over year, reflect the impact to operations from trends in base and participating rent, company operating costs, development activities and interest costs, thereby providing perspective not immediately apparent from net income.

We calculate NAREIT FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, in its March 1995 White Paper (as amended in November 1999 and April 2002) and FFO Adjusted for Securities Investments as NAREIT FFO with the additional adjustments described above due to our legacy investments. This may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly may not be comparable to such other REITs. NAREIT FFO and FFO Adjusted for Securities Investments do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. Neither NAREIT FFO nor FFO as historically reported by the Company should be considered as an alternative to net income (loss) (computed in accordance with GAAP), as an indicator of our financial performance or cash flow from operating activities (computed in accordance with GAAP), as an indicator of our liquidity, or as an indicator of funds available for our cash needs, including our ability to make distributions or serve our indebtedness.

AFFO

AFFO is a supplemental, non-GAAP financial measure which we define as FFO Adjusted for Securities Investments plus transaction costs, amortization of debt issuance costs, deferred leasing costs, above market rent, and certain costs of a nonrecurring nature, less maintenance, capital expenditures (if any), amortization of debt premium and adjustments to lease revenue resulting from the EIP sale. Management uses AFFO as a measure of long-term sustainable operations performance.

We target a total return of 8% to 10% per annum on the infrastructure assets that we own, measured over the long term. We intend to generate this return from the base rent of our leases plus growth through acquisitions and participating portions of our rent. If we are successful growing our AFFO per share of common stock, we anticipate being able to increase distributions to our stockholders. In addition, the increase in our AFFO per share of common stock should result in capital appreciation. For our business as a whole, a key performance measure is AFFO yield, defined as AFFO divided by invested capital, which measures the sustainable return on capital that we have deployed.

AFFO does not represent amounts available for management’s discretionary use because such amounts are needed for capital replacement or expansion, debt service obligations or other commitments and uncertainties. AFFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP), as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP), as an indicator of our liquidity, or as an indicator of funds available for our cash needs, including our ability to make distributions or service our indebtedness.

In light of the per share AFFO growth that we foresee in our operations, we are targeting 1% to 3% annual dividend growth. We can provide no assurances regarding our total return or annual dividend growth. See our Risk Factors as disclosed in the Annual Report on Form 10-K for the calendar year ending December 31, 2013, as amended, for a discussion of the many factors that may affect our ability to make distributions at targeted rates, or at all.

Net income attributable to CORR does not include a contracted rate increase on November 1, 2014 or communicated maximum daily quantity (MDQ) decreases effective in 2015. These items would result in an impact on Net income attributable to CORR of $2.5 million and $1.9 million for a full year and nine month period, respectively, assuming historical volumes. NAREIT Funds from Operations, Funds from Operations Adjusted for Securities Investments, and Adjusted Funds from Operations would also be increased by the same amounts for a full year and nine month period, respectively. All contracts are evergreen on an annual basis, and are subject to a 365-day termination period.

Following is a comparison of NAREIT FFO, FFO Adjusted for Securities Investments and AFFO for the historical and pro forma twelve months ended December 31, 2013 and nine months ended September 30, 2014 attributable to CorEnergy stockholders:

	For the Year Ended December 31, 2013
	Historical	Pro Forma Combined
Net Income attributable to CORR Stockholders	$4,502,339	$11,173,615
Add:
Depreciation	11,429,980	17,238,300
Less:
Non-Controlling Interest attributable to NAREIT FFO reconciling items	1,645,601	1,645,601

NAREIT Funds from Operations (NAREIT FFO)	$14,286,718	$26,766,314
Add:
Distributions received from investment securities	1,789,893	270,275
Income tax expense, net	2,949,518	168,251
Less:
Net distributions and dividend income	567,276	567,276
Net realized and unrealized loss on trading securities	(251,213)	(251,213)
Net realized and unrealized gain on other equity securities	5,617,766	2,281,151

Funds From Operations Adjusted for Securities Investments	$13,092,300	$24,607,626
Add:
Transaction costs	806,083	806,083
Amortization of debt issuance costs	556,300	1,093,300
Amortization of deferred lease costs	61,305	61,305
Amortization of above market leases	291,940	291,940
Noncash costs associated with derivative instruments	40,290	40,290
Nonrecurring personnel costs	113,232	113,232
Less:
EIP Lease Adjustment	2,171,236	2,171,236
Amortization of debt premium	121,436	121,436
Non-Controlling Interests attributable to AFFO reconciling items	—	—

Adjusted funds from operations (AFFO)	$12,668,778	$24,721,104

	For the Nine-Month Periods Ended September 30, 2014
	Historical	Pro Forma Combined
Net Income attributable to CORR Stockholders	$6,999,485	$10,035,808
Add:
Depreciation	9,573,809	12,760,073
Less:
Non-Controlling Interest attributable to FFO reconciling items	1,234,365	1,234,365

NAREIT Funds from Operations (NAREIT FFO)	$15,338,929	$21,561,516
Add:
Distributions received from investment securities	1,697,319	638,988
Income tax expense (benefit), net	1,581,275	(429,533)
Less:
Net distributions and dividend income	1,686,637	1,686,637
Net realized and unrealized gain on other equity securities	2,512,738	2,154,250

Funds From Operations Adjusted for Securities Investments	$14,418,148	$17,930,084
Add:
Transaction costs	139,540	139,540
Amortization of debt issuance costs	595,982	998,732
Amortization of deferred lease costs	46,026	46,026
Amortization of above market leases	218,954	218,954
Noncash costs associated with derivative instruments	(53,132)	(53,132)
Less:
EIP Lease Adjustment	1,628,427	1,628,427
Non-Controlling Interests attributable to AFFO reconciling items	69,635	69,635

Adjusted funds from operations (AFFO)	$13,667,456	$17,582,142

NAREIT FFO

Pro forma NAREIT FFO for the twelve month period ended December 31, 2013 and nine-month period ended September 30, 2014 total approximately $26.8 and $21.6 million, respectively. NAREIT FFO was calculated in accordance with the National Association of Real Estate Investment Trust’s definition above.

FFO Adjusted for Securities Investments

Pro forma FFO Adjusted for Securities Investments for the twelve month period ended December 31, 2013 and nine-month period ended September 30, 2014 total approximately $24.6 and $19.9 million, respectively. To calculate FFO Adjusted for Securities Investments, we have made further adjustments to NAREIT FFO for non-cash items impacting net income for the twelve month period ended December 31, 2013 and nine-month period ended September 30, 2014 by eliminating a net realized and unrealized gain on other equity securities of approximately $2.3 and $2.2 million, respectively; eliminating a net realized and unrealized loss on trading securities of approximately $251 and $0 thousand; removing net distribution and dividend income of approximately $567 thousand and $1.7 million; adding distributions received from investment securities of approximately $270 and $639 thousand respectively; and adding back income tax expense of approximately $168 and benefit of approximately $430 thousand, respectively.

AFFO

Pro forma AFFO for the twelve month period ended December 31, 2013 and nine-month period ended September 30, 2014 total approximately $24.8 and $17.7 million, respectively. In addition to the adjustments outlined in the AFFO definition above, we have included an adjustment to back out lease revenue associated with the EIP investment. Based on the economic return to CorEnergy resulting from the sale of our 40 percent undivided interest in EIP, we determined that it was appropriate to eliminate the portion of EIP lease income attributable to return of capital, as a means to more accurately reflect EIP lease revenue contribution to CorEnergy-sustainable FFO. CorEnergy believes that the portion of the EIP lease revenue attributable to return of capital, unless adjusted, overstates CorEnergy’s distribution-paying capabilities and is not representative of sustainable EIP income over the life of the lease.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	7,800,002
Wells Fargo Securities, LLC	2,600,000
KeyBanc Capital Markets Inc.	866,666
Robert W. Baird & Co. Incorporated	866,666
Stifel, Nicolaus & Company, Incorporated	866,666

Total	13,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.19 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$6.80	$88,400,000	$101,660,000
Underwriting discount	$0.357	$4,641,000	$5,337,150
Proceeds, before expenses, to us	$6.443	$83,159,000	$96,322,850

The expenses of the offering, not including the underwriting discount, are estimated at $175,000 and are payable by us. The underwriters may reimburse us for certain of our expenses in connection with this offering.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,950,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

The shares are listed on the New York Stock Exchange under the symbol “CORR.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective

Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Husch Blackwell LLP, Kansas City, Missouri (“Husch Blackwell”) and by Venable LLP, Baltimore, Maryland (“Venable”). Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York. Husch Blackwell may rely on the opinion of Venable on certain matters of Maryland law.

EXPERTS

The consolidated financial statements of CorEnergy Infrastructure Trust, Inc. appearing in CorEnergy Infrastructure Trust, Inc.’s Annual Report (Form 10-K/A-1) for the year ended December 31, 2013 including schedules appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of VantaCore Partners LP and subsidiaries for the years ended December 31, 2013 and December 31, 2012, incorporated in this prospectus supplement by reference to CorEnergy Infrastructure Trust, Inc.’s Amendment No. 2 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 31, 2014, have been audited by McGladrey LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and has been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of VantaCore Partners LP and subsidiaries for the year ended December 31, 2011, incorporated in this prospectus supplement by reference to CorEnergy Infrastructure Trust, Inc.’s Amendment No. 2 on Form 10-K/A to its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 31, 2014, have been audited by Cooper, Travis & Company, PLC, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and has been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of MoGas Pipeline LLC and statement of revenues over expenses of property owned by MRV Banks (referred to as the “Josephville Road Property”) for the years ended December 31, 2013 and December 31, 2012, appearing in this prospectus supplement, have been audited by RubinBrown LLP, an independent public accounting firm, as stated in their reports thereon, included herein, and are included in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance with those requirements, we file reports and other information with the SEC. The reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can be obtained by mail from the Public Reference Section of the SEC at Room 1580,100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. In addition, our common stock is listed on the New York Stock Exchange, and we are required to file reports, proxy and information statements and other information with the New York Stock Exchange. These documents can be inspected at the principal office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We have filed with the SEC a registration statement on Form S-3 (Registration File No. 333-176944) covering the securities offered by this prospectus supplement. You should be aware that this prospectus supplement does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules. You may inspect and obtain copies of the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus supplement concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement contained in a document which is incorporated by reference in this prospectus supplement or the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement, the accompanying prospectus, or information that we later file with the SEC modifies or replaces that information.

The documents listed below have been filed by us under the Exchange Act and are incorporated by reference in this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, as originally filed with the SEC on March 18, 2014 and as amended and filed with the SEC on March 19, 2014 and March 31, 2014.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed with the SEC on May 12, 2014.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, as filed with the SEC on August 11, 2014.

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, as filed with the SEC on November 7, 2014.

•	Our Current Reports on Form 8-K as filed with the SEC on January 6, 2014, January 8, 2014, January 14, 2014, January 16, 2014, January 17, 2014, January 22, 2014, January 28, 2014, February 28, 2014, May 1, 2014, May 30, 2014, July 31, 2014, September 30, 2014, October 7, 2014, October 31, 2014, November 17, 2014 and November 19, 2014 (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC).

•	The description of our common shares included in our registration statement on Form 8-A filed on February 1, 2007.

In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC) after the date of this prospectus supplement and prior to the termination of the offering of the securities covered by this prospectus supplement, are incorporated by reference herein.

To obtain a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in such documents), please contact us at 1110 Walnut, Suite 3350, Kansas City, MO 64106.

As you read these documents, you may find some differences in information from one document to another. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus is accurate only as of the date on their respective covers, and you should assume the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of the date of that document. Our business, financial condition, results of operations and prospects may have changed since those dates.

INDEPENDENT AUDITORS’ REPORT

Member

MoGas Pipeline LLC

St. Peters, Missouri

Report On The Financial Statements

We have audited the accompanying financial statements of MoGas Pipeline LLC, (a Limited Liability Corporation), which comprise the balance sheet as of December 31, 2013 and 2012, and the related statements of operations, member’s equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility For The Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MoGas Pipeline LLC as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

/s/ RubinBrown LLP

Saint Louis, Missouri

March 17, 2014

BALANCE SHEET

	December 31,
	2013	2012
Assets
Natural Gas Pipeline, At Cost
Plant in service	$91,232,013	$90,907,555
Less accumulated depreciation	27,003,775	24,307,843

Net Natural Gas Pipeline	64,228,238	66,599,712

Current Assets
Cash and cash equivalents	2,231,820	1,800,745
Accounts receivable	2,611,423	2,540,460
Prepaid expenses	80,505	82,386

Total Current Assets	4,923,748	4,423,591

Other Assets
Finance costs—net of accumulated amortization of $139,992 in 2013 and $255,731 in 2012	64,094	302,228
Regulatory costs—net of accumulated amortization of $597,167 in 2013 and $447,876 in 2012	447,876	597,167

Total Other Assets	511,970	899,395

	$69,663,956	$71,922,698

Member’s Equity And Liabilities
Member’s Equity	$38,428,265	$36,067,338

Commitments and Contingencies (Notes 9, 10 and 11)
Current Liabilities
Current maturities of long-term debt	3,687,500	28,500,000
Accounts payable and accrued expenses	441,691	355,360
Accrued severance expenses—related party (Note 10)	540,000	—
Accrued litigation liabilities (Note 9)	1,754,000	7,000,000

Total Current Liabilities	6,423,191	35,855,360

Long-Term Debt	24,812,500	—

	$69,663,956	$71,922,698

See the accompanying notes to financial statements.

STATEMENTS OF OPERATIONS AND MEMBER’S EQUITY

	For The Years Ended December 31,
	2013		2012
	Amount	%	Amount	%
Statement Of Operations
Operating Revenues
Transportation	$13,662,659	100.0	$12,475,598	100.0

Operating Expenses
Transportation, maintenance and general and administrative	3,997,853	29.3	4,156,997	33.3
Depreciation and amortization	3,370,801	24.7	3,279,246	26.3
Litigation charges (Note 9)	1,936,103	14.2	7,000,000	56.1

Total Operating Expenses	9,304,757	68.2	14,436,243	115.7

Income (Loss) from Operations	4,357,902	31.8	(1,960,645)	(15.7)

Other Income (Expense)
Interest expense	(650,366)	(4.8)	(1,322,384)	(10.5)
Change in fair value of interest rate swap	—	—	728,923	5.8
Miscellaneous income	58,288	0.4	92,105	0.7

Total Other Income (Expense)	(592,078)	(4.4)	(501,356)	(4.0)

Net Income (Loss)	$3,765,824	27.4	$(2,462,001)	(19.7)

Statement Of Member’s Equity
Balance—Beginning Of Year	$36,067,338		$43,409,339
Equity Contribution	7,182,103		—
Distributions	(8,587,000)		(4,880,000)
Net Income (Loss)	3,765,824		(2,462,001)

Balance—End Of Year	$38,428,265		$36,067,338

See the accompanying notes to financial statements.

STATEMENT OF CASH FLOWS

	For The Years Ended December 31,
	2013	2012
Cash Flows From Operating Activities
Net income (loss)	$3,765,824	$(2,462,001)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Interest rate swap fair value adjustment	—	(728,923)
Depreciation and amortization	3,370,801	3,279,246
Changes in assets and liabilities:
Increase in accounts receivable	(70,963)	(48,472)
Decrease in prepaid expenses	1,881	2,166
Increase (decrease) in accounts payable and accrued expenses	86,331	(41,442)
Increase in accrued severance costs—related party	540,000	—
Increase in accrued litigation liabilities	1,936,103	7,000,000
Decrease in customer deposits	—	(10,000)

Net Cash Provided By Operating Activities	9,629,977	6,990,574

Cash Flows Used In Investing Activities
Purchase of plant in service	(407,816)	(307,640)

Cash Flows From Financing Activities
Principal payments on long-term debt	—	(150,000)
Payment of finance costs	(204,086)	(407,959)
Distributions	(8,587,000)	(4,880,000)

Net Cash Used In Financing Activities	(8,791,086)	(5,437,959)

Net Increase In Cash And Cash Equivalents	431,075	1,244,975
Cash And Cash Equivalents—Beginning Of Year	1,800,745	555,770

Cash And Cash Equivalents—End Of Year	$2,231,820	$1,800,745

Supplemental Disclosure Of Cash Flow Information
Interest paid	$597,191	$1,325,731

Noncash Investing And Financing Activity
Capital contributed by member paid directly to customers to settle litigation (see Note 9)	$7,182,103	$—
Finance costs incurred through increase in accounts payable	—	150,000

See the accompanying notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

December 31, 2013 And 2012

1. Summary Of Accounting Policies

Estimates And Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basis Of Accounting

The accounting records of MoGas Pipeline LLC (the Company) are maintained in accordance with accounting principles generally accepted in the United States of America and the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission (FERC or Commission). The Company’s natural gas transmission systems are subject to the jurisdiction of FERC in accordance with the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978, and the Energy Policy Act of 2005. In accordance with FERC guidelines, the Company also maintains its accounts in accordance with accounting standards that provides guidance to account for the effects of certain types of regulation. The accounting treatment differs from the accounting required for businesses that do not apply its provisions.

Cash Equivalents

Cash equivalents consist of money market accounts.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from balances outstanding at year end. Based on management’s assessment of the credit history with customers having outstanding balances and current relationships with them, it has concluded that realization losses on balances outstanding at year end will be immaterial.

Regulatory Assets And Liabilities

For utility operations subject to federal or state cost-of-service rate regulation, regulatory practices that assign costs to accounting periods may differ from accounting methods generally applied by nonregulated companies. When it is probable that regulators will permit the recovery of current costs through future rates charged to customers, the Company defers these costs as regulatory assets that otherwise would be expensed by nonregulated companies. Regulatory assets will be amortized into expense over the recovery period when authorized by the regulator.

Natural Gas Pipeline

The Company utilizes mass asset accounting for depreciation charges, plant and pipeline additions and retirements. Plant and pipeline are stated at cost. The cost of additions to the transmission plant and pipeline include contracted work, direct materials and labor, allocable overheads, interest on funds used during construction and certain other related costs.

Beginning in 2010, the Company incurred consulting and legal fees resulting from litigation claiming the Company improperly included a purported acquisition premium in determining its initial rates (Note 9). Total cost capitalized amounted to nil and $185,623 in 2013 and 2012, respectively. In accordance with FERC reporting requirements, the Company has capitalized these costs and included them as plant in service on the balance sheet. Total amounts capitalized at December 31, 2012 amounted to $1,164,336. The Company began depreciating these costs in 2011.

The cost of maintenance and repairs to plant and the cost of replacing minor items, not affecting substantial betterments, are charged to operating expense.

Depreciation expense for financial reporting purposes is computed using the straight-line method at rates established by regulatory authorities. Depreciation expense amounted to $2,779,290 and $2,786,069 for the years ended December 31, 2013 and 2012, respectively.

In December 2006, the Company adopted the provisions of a FERC accounting release that impacts certain costs the Company incurs related to their pipeline integrity programs. Under the release, the Company is required to prospectively expense certain pipeline integrity costs instead of capitalizing them as a part of plant in service. Pipeline integrity costs amounting to approximately $80,000 and $172,000 were expensed on the statement of operations in the years ended December 31, 2013 and 2012, respectively. The Company is unable to estimate how much additional expense will be required for future pipeline integrity costs on an annual basis.

Natural Gas Pipeline assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds its fair value. There was no indicator of impairment of such assets during the years ended December 31, 2013 and 2012.

Revenue Recognition

The Company generates revenue from natural gas transportation service and recognizes revenues on firm contracted capacity over the contract period regardless of the amount of natural gas that is transported. For interruptible or volumetric-based services, revenue is recorded when physical deliveries of natural gas are made at the delivery point agreed upon by both parties. The Company recognized revenue through 9:00 a.m. on January 1, 2014 and 2013. This is consistent with industry practices.

Accounting For Asset Retirement Obligations

The Company records a liability for retirement and removal costs of long-lived assets used in the business when the timing and/or amount of the settlement of those costs are relatively certain.

The Company has legal obligations associated with its natural gas pipelines and related transmission facilities. The Company’s legal obligations associated with its natural gas transmission facilities relate primarily to purging and sealing the pipelines if they are abandoned. The Company also has obligations to remove hazardous materials associated with its natural gas transmission facilities if they are replaced. The Company accrues a liability on those legal obligations when it can estimate the timing and amount of their settlement. These obligations include those where the Company has plans to or otherwise will be legally required to replace, remove or retire the associated assets. Substantially all of the Company’s natural gas pipelines can be maintained indefinitely and, as a result, the Company has not accrued a liability associated with purging and sealing them.

Income Taxes

The Company is taxed as a partnership under provisions of the Internal Revenue Code and similar sections of the state income tax laws. Therefore, taxable income or loss is reported to the individual members for inclusion in their respective tax returns.

The Company follows rules for uncertain tax positions that require financial statement recognition of the impact of a tax position if a position is more likely than not of being sustained on audit, based on the technical merits of the position. The rules also provide guidance on measurement, derecognition, classification, interest and penalties, transition, and disclosure requirements for uncertain tax positions. The Company’s federal and state tax returns for tax years 2010 and later remain subject to examination by taxing authorities.

Deferred Charges

Finance costs are being amortized on the straight line method over the life of the debt agreement. During 2013, the Company capitalized finance cost of $204,086 associated with the debt agreement (Note 4) which expires on January 31, 2014. During 2012, the Company capitalized finance cost of $557,959 associated with the debt agreement (Note 4) which had an original maturity date of July 31, 2013. Amortization expense amounted to $442,219 and $343,885 for the years ended December 31, 2013 and 2012, respectively.

Derivatives

The Company recognizes derivative instruments and hedging activities in the balance sheet at fair value. Derivatives that are not designated as hedges are recorded at fair value through current period earnings. Fair value for the Company’s derivative financial instruments are based on quoted market prices of comparable contracts or, if none are available, on pricing models or formulas using current assumptions. The Company does not hold or issue derivative instruments for trading purposes.

Fair Value Of Financial Instruments

The carrying amount of the long-term debt approximates fair value as the interest rates fluctuate with current market rates or approximate current rates at which the Companies could borrow funds with similar terms.

Fair Value Measures

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The hierarchy of valuation techniques is based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. Types of inputs create the following fair value hierarchy:

Level 1—Quoted unadjusted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable.

Subsequent Events

Management has evaluated subsequent events through March 17, 2014, the date which the financial statements were available for issue.

2. Operations

MoGas Pipeline LLC, a single member limited liability company, is a wholly owned subsidiary of its parent, Mogas Energy, LLC (Mogas Energy or the Parent).

The Company earns revenue predominantly from the transportation of natural gas through its pipeline in Missouri and Illinois. The Company extends unsecured credit to its customers, which are comprised of municipalities and publicly traded natural gas companies located in eastern Missouri and western Illinois.

The Company received a Certificate of Convenience and Necessity from the FERC in April 2007. The Company filed a compliance tariff with FERC in July 2007 and received final approval as of June 1, 2008 to begin operations as an interstate pipeline.

3. Regulatory Costs

During 2009, certain organization and legal fees, related to a petition before FERC to be regulated as an interstate pipeline had accumulated costs of $862,246, have been included as regulatory costs on the balance sheet. During 2010, the Company incurred consulting and legal fees related to the petition totaling $182,797. Management believes it is probable that these costs will be recoverable and have included these costs on the balance sheet at $447,876 and $597,167 at December 31, 2013 and 2012, respectively, net of accumulated amortization of $597,167 and $447,876 in 2013 and 2012, respectively. Amortization of regulatory costs amounted to $149,292 for the years ended December 31, 2013 and 2012.

4. Long-Term Debt

At December 31, 2011, the Company had term promissory notes with banks that were secured by real and personal property of the Company. The notes were payable in quarterly principal payments of $75,000, plus interest at a variable rate of LIBOR plus the “Applicable Margin Ratio” of 1.25%,1.5% or 2% based on the Company’s debt to EBITDA ratio. The notes became due on July 12, 2012. As described in Note 5, there were interest rate swaps associated with the notes that also expired in July 2012.

In July 2012, the Company amended the term promissory notes extending the maturity date to July 2013. In July 2013, the Company amended the term promissory notes extending the maturity date to January 2014. Interest on the notes is based on a variable interest rate of LIBOR plus 2% (2.17% at December 31, 2013). On a quarterly basis, the Company is required to deposit all Group Revenues, as defined in the amendment, into the Controlled Revenue Accounts (the Accounts). Amounts included in these Accounts can be used for operating expenses and permitted capital expenditures. Amounts remaining in excess of operating expenses and permitted capital expenses are to be used to make payment first on unpaid interest and bank fees of the Company and its parent company, then to prepay the outstanding term loans and line of credit of the parent company with the same financial institution. Upon payment of all parent company obligations, the Company must pay a minimum $75,000 principal payment on a quarterly basis plus amounts remaining in the Accounts in excess of operating expenses, permitted capital expenditures and unpaid interest and bank fees. The term promissory notes contain restrictions on interest rate coverage ratio and leverage ratio on a quarterly basis. The balance on the notes at December 31, 2013 and 2012 amounted to $28,500,000.

In February 2014, the Company amended the term promissory notes extending the maturity date to February 28, 2017. The amended notes require quarterly principal payments of $62,500, plus interest at a variable rate of LIBOR plus the “Applicable Margin Ratio” of 2.125% per annum. The amended note agreement required the Company to make a prepayment of $3,500,000 which was funded through a capital contribution from the Parent company subsequent to year end and applied to the principal balance in February 2014. The note also requires the Company to establish a litigation reserve fund account of $3,000,000 that is restricted to pay any settlement amounts, damages or other amounts payable to the plaintiffs of the municipalities’ litigation (Note 9). As required by the amended note agreement, in February 2014, the Company entered into two contracts to hedge the interest rate risk exposure on a portion of its long-term debt.

The scheduled maturities of long-term debt after consideration of the subsequent refinancing of the Company’s term promissory notes are as follows:

Year	Amount
2014	$3,687,500
2015	250,000
2016	250,000
2017	24,312,500

$28,500,000

5. Interest Rate Swap

In July 2007, the Company entered into two contracts to hedge the interest rate risk exposure on a portion of its long-term debt. Payment under the term credit facility is based on LIBOR plus a spread. The Company entered into an $8,000,000 and $12,000,000 notional principal interest rate swap that effectively converted the floating rate LIBOR-based payments to fixed payments at 5.45%. These agreements expired in July 2012.

In August 2007, the Company entered into a contract to hedge the interest rate risk exposure on a portion of its long-term debt. Payment under the term credit facility is based on LIBOR plus a spread. The Company entered into an $8,500,000 notional principal interest rate swap that effectively converted the floating rate LIBOR-based payments to fixed payments at 5.1%. The agreement expired in July 2012.

No interest rate swaps existed at December 31, 2013 or 2012.

Additional interest expense paid during 2012, as a result of these agreements, amounted to approximately $748,800.

6. Miscellaneous Income

Miscellaneous income consists of:

	2013	2012
Interest income	$58,044	$71,935
Other miscellaneous income	244	20,170

	$58,288	$92,105

7. Significant Concentration

Three customers accounted for 90% and 86% of the Company’s revenue during the years ended December 31, 2013 and 2012, respectively. Accounts receivable from these customers amounted to approximately 40% and 41% of total accounts receivable outstanding at December 31, 2013 and 2012, respectively.

8. Employee Benefit Plans

The Company established a profit sharing and 401(k) plan which covers all employees. Contributions to the plan are at the discretion of the Company’s members to be determined annually. Employees can contribute to the plan, up to the maximum amount determined by the Internal Revenue Service. The Company matched $33,780 and $40,525 and made a discretionary profit sharing contribution of $35,000 and $40,000 in 2013 and 2012, respectively.

9. Contingencies

To provide context for the litigation described below, in October 2007, the Missouri Public Service Commission (MPSC) issued a Revised Report and Order (the Order) indicating that the Company violated their tariffs by granting transportation discounts to a customer without granting the same discount to other shippers on the system.

In 2009, a customer filed a civil action alleging refunds of approximately $7,500,000 plus interest arising from the Order. The Company entered into a MPSC-approved settlement with the customer in October 2013 and the case has been dismissed with prejudice. The settlement resulted in the Company paying approximately $3,676,000, which was funded by capital contributions from the Parent company during 2013. At December 31, 2012, the Company had accrued $3,500,000 related to this case, which was charged to operations during 2012. The difference between the amount accrued and settlement payment of $176,000 was charged to operations in 2013.

In 2011, another customer asserted claims for rate refunds as a result of the Order. The Company entered into a MPSC-approved settlement with the customer in October 2013 and the case has been dismissed with prejudice. The settlement resulted in the Company paying approximately $3,506,000, which was funded by capital contributions from the Parent company during 2013. At December 31, 2012, the Company had accrued $3,500,000 related to this case, which was charged to operations during 2012. The difference between the amount accrued and settlement payment of $6,000 was charged to operations in 2013.

As a result of the MPSC-approved settlement of the two cases above, the MPSC dismissed with prejudice an action it had filed in 2007 seeking penalties from the Company arising from the Order.

In 2008, an organization purporting to represent certain municipalities along with one municipality customer asserted claims for rate refunds as a result of the Order in the amount of approximately $800,000. The Company asserted counterclaims for unpaid charges totaling approximately $1,050,000 plus interest amounting to approximately $404,000 and $345,000 at December 31, 2013 and 2012, respectively. These amounts are included in MoGas Pipeline accounts receivable at December 31, 2013 and 2012. This case is in the discovery phase and no trial date has been set. On October 15, 2012, the judge dismissed the organization and permitted three additional municipalities to substitute. Each of the municipality plaintiffs thereafter filed motions to amend their petitions alleging damages in the total amount of approximately $3,000,000. The Company thereafter re-asserted its counterclaims for unpaid charges. Otherwise this case is in the discovery phase and no trial date has been set. The Company proposed a settlement to the four municipalities in the aggregate for approximately $1,600,000, of which the outstanding unpaid accounts receivable and interest totaling approximately $1,500,000 would offset the total amount of the settlement which was rejected by the municipalities. At December 31, 2013, the Company estimated a liability amounting to approximately $1,754,000 related to these claims which was charged to operations in 2013. It is at least reasonably possible that a change in management’s estimate of its probable liability could occur in the near term resulting in a loss in excess of the amount accrued.

The Company has a matter arising from its certification proceeding before the FERC. As part of that proceeding, FERC determined initial rates to be used by the Company. The MPSC alleged that the Company improperly included a purported acquisition premium associated with purchasing certain assets for the purpose of determining those rates. FERC held that the issue did not need to be determined until the Company filed its next rate case, which it was ordered to do within a certain period of time. The MPSC appealed that decision to the United States Court of Appeals for the District of Columbia, which reversed FERC’s decision and remanded the matter to FERC. On March 21, 2013, the FERC issued its order reversing the decision and holding the purchase price of the assets could be included in the rate base. FERC affirmed this finding and denied MPSC’s petition for rehearing on September 19, 2013. MPSC petitioned the D.C. Circuit for review of FERC’s March and September 2013 orders on November 18, 2013. The Company is an intervenor in that proceeding. MPSC filed its Petitioner’s brief on February 24, 2014. FERC will file a Respondent’s Brief on April 25, 2014. The Company is permitted to file an Intervenor’s Brief on May 12, 2014. Management believes it has meritorious defenses and plans to vigorously defend these allegations.

10. Related Party Transactions

During 2013, the Company entered into a termination agreement with its former President, an indirect beneficial owner of the Company. The termination agreement stipulated that the Company pay the former President $45,000 a month for 12 months beginning January 2014. At December 31, 2013, the Company has included a liability in accrued severance expenses on the balance sheet amounting to $540,000 related to the agreement.

11. Commitments

Under terms of a consulting agreement, the Company is obligated to make payments of $20,000 each month to an independent contractor through the initial term of the agreement which ends December 31, 2014. The Company is also obligated to pay the independent contractor an additional fee based on annual EBITDA of the Company, not to exceed 50% of the aggregate of all monthly fees paid. After December 31, 2014, the Company may terminate the agreement with 30 days’ notice.

The Parent has outstanding a line of credit and term promissory notes with a financial institution that are secured by all of the assets of the Company, as well as pledge of the Company’s equity.

Interest on the Parent’s line of credit was payable at a variable rate of LIBOR plus a range from 2.75% to 3.5% (3.665% at December 31, 2013). The line-of-credit agreement expires on January 31, 2014. The Parent had an outstanding balance of $10,000,000 against the line of credit at December 31, 2013 and 2012. In February 2014, the line of credit agreement was converted into a term loan and additional amounts were borrowed. Upon the effective date of the amended term promissory notes, the outstanding balance of the Parent’s debt was $22,500,000.

Interest on the Parent’s notes is based on a variable interest rate of LIBOR plus a range from 2.75% to 3.5% (3.665% at December 31, 2013). The Parent’s balance on the term promissory notes was $8,075,000 at December 31, 2012. No amount was outstanding under the Parent’s term notes at December 31, 2013.

FINANCIAL INFORMATION

The following sets forth our unaudited balance sheets as of September 30, 2014 and December 31, 2013, our unaudited statements of operations for the three-month and nine-month periods ended September 30, 2014 and 2013, and our unaudited statements of cash flows for the nine-month periods ended September 30, 2014 and 2013.

MoGas Pipeline LLC

Balance Sheet

	(Unaudited)
	September 30, 2014	December 31, 2013
Natural Gas Pipeline, At Cost
Plant in service	$91,055,330	$91,232,013
Less accumulated depreciation	29,070,433	27,003,775

Net Natural Gas Pipeline	61,984,897	64,228,238

Current Assets
Cash and cash equivalents	1,937,000	2,231,820
Restricted cash	3,000,000	—
Accounts receivable	2,666,801	2,611,423
Interest rate swap asset	55,938	—
Prepaid expenses	184,550	80,505

Total Current Assets	7,844,289	4,923,748

Other Assets
Finance costs—net of accumulated amortization of $72,917 and $139,992 at September 30, 2014 and December 31, 2013, respectively	302,083	64,094
Regulatory costs—net of accumulated amortization of $709,136 and $597,167 at September 30, 2014 and December 31, 2013, respectively	335,907	447,876

Total Other Assets	637,990	511,970

	$70,467,176	$69,663,956

Member’s Equity And Liabilities
Member’s Equity	$42,413,213	$38,428,265

Commitments And Contingencies (Note 4)
Current Liabilities
Current maturities of long-term debt	250,000	3,687,500
Accounts payable and accrued expenses	784,630	441,691
Accrued severance expenses—related party	135,000	540,000
Accrued litigation liabilities—Note 4	2,259,333	1,754,000

Total Current Liabilities	3,428,963	6,423,191

Long-Term Debt	24,625,000	24,812,500

	$70,467,176	$69,663,956

The accompanying notes are an integral part of these financial statements.

MoGas Pipeline LLC

Statement Of Operations

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2014	2013	2014	2013
	Amount	Amount	Amount	Amount
Operating Revenues
Transportation	$3,388,752	$3,389,090	$10,316,109	$10,226,056

Operating Expenses
Transportation, maintenance and general and administrative	1,343,278	717,352	3,120,196	2,484,002
Depreciation and amortization	789,110	803,926	2,358,209	2,574,011
Litigation charges—Note 4	505,333	1,936,103	505,333	1,936,103

Total Operating Expenses	2,637,721	3,457,381	5,983,738	6,994,116

Income (Loss) From Operations	751,031	(68,291)	4,332,371	3,231,940

Other Income (Expense)
Interest expense	(194,583)	(176,730)	(646,333)	(492,249)
Change in fair value of interest rate swap	113,229	—	55,938	—
Miscellaneous income (expense)	23,196	2,131	61,674	39,195

Total Other Income (Expense)	(58,158)	(174,599)	(528,721)	(453,054)

Net Income (Loss)	$692,873	$(242,890)	$3,803,650	$2,778,886

The accompanying notes are an integral part of these financial statements.

MoGas Pipeline LLC

Statement of Cash Flows

	For The Nine Months Ended September 30,
	2014	2013
Cash Flows From Operating Activities
Net income	$3,803,650	$2,778,886
Adjustments to reconcile net income to net cash provided by operating activities:
Interest rate swap fair value adjustment	(55,938)	—
Depreciation and amortization	2,358,209	2,574,011
Changes in assets and liabilities:
Increase in restricted cash	(3,000,000)	—
Increase in accounts receivable	(55,378)	(22,510)
Increase in prepaid expenses	(104,045)	(95,923)
Increase in accounts payable and accrued expenses	583,573	213,264
Decrease in accrued severance costs—related party	(405,000)	—
Increase in accrued litigation liabilities	505,333	1,936,103

Net Cash Provided By Operating Activities	3,630,404	7,383,831

Cash Flows Used In Investing Activities
Purchase of plant in service	(106,522)	(8,973)

Cash Flows From Financing Activities
Principal payments on long-term debt	(125,000)	—
Payment of finance costs	—	(163,324)
Equity contribution	2,966,298	—
Distributions	(6,660,000)	(7,592,000)

Net Cash Used In Financing Activities	(3,818,702)	(7,755,324)

Net Decrease In Cash And Cash Equivalents	(294,820)	(380,466)
Cash And Cash Equivalents—Beginning Of Period	2,231,820	1,800,745

Cash And Cash Equivalents—End Of Period	$1,937,000	$1,420,279

Supplemental Disclosure Of Cash Flow Information
Interest paid	$697,526	$442,113

Noncash Investing And Financing Activity
Capital contributed by member paid directly to customers to settle litigation (see Note 4)	$—	$7,182,103
Finance costs incurred through increase in accounts payable	—	40,762
Capital contributed by member paid directly to financial institution for paydown of debt	3,500,000	—
Capital contributed by member paid directly to financial institution to pay debt issuance costs	375,000	—

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. Nature Of Operations And Basis Of Presentation

Organization

MoGas Pipeline LLC (the Company), a sole member limited liability company, is a wholly owned subsidiary of its Parent, Mogas Energy, LLC (the Parent or Mogas Energy).

The Company earns revenue predominantly from the transportation of natural gas through its pipeline in Missouri and Illinois. The Company extends unsecured credit to its customers, which are comprised of municipalities and publicly traded natural gas companies located in eastern Missouri and western Illinois.

The Company received a Certificate of Convenience and Necessity from the FERC in April 2007. The Company filed a compliance tariff with FERC in July 2007 and received final approval as of June 1, 2008 to begin operations as an interstate pipeline.

Basis Of Presentation

The accompanying financial statements have been prepared by the Company in accordance with the accounting policies stated in the Company’s 2013 audited financial statements and should be read in conjunction with the 2013 audited financial statements of the Company.

In the opinion of the Company, all normal recurring adjustments necessary for a fair presentation have been included in the unaudited financial statements. The unaudited financial statements have been prepared in compliance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) accounting principles generally accepted in the United States for interim financial information. Accordingly, the financial statements do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements, and do include amounts that are based upon management estimates and judgments. Future actual results could differ from such current estimates.

Subsequent Events

Management has evaluated subsequent events through November 17, 2014, the date which the financial information was available for issue.

2. Derivative Instruments

The Company recognizes derivative instruments and hedging activities as either assets or liabilities in the balance sheet at fair value. The Company’s derivative instruments do not qualify for hedge accounting under the specific guidelines of ASC 815-20-25, Derivatives and Hedging, Hedging-General, Recognition. While management believes these instruments are entered into in order to effectively manage various risks, none of the derivative instruments are designated and accounted for as hedges primarily as a result of the extensive recordkeeping requirements.

In March 2014, the Company entered into two contracts to hedge the interest rate risk exposure on its long-term debt. The Company entered into $10,000,000 and $15,000,000 notional principal interest rate swap agreements that effectively converted the floating rate London Interbank Offered Rate (LIBOR) based payments to fixed payments at 3.048%. The agreements expire in February 2017. Additional interest expense paid amounted to $44,013 for the three months ended September 30, 2014 and $102,516 for the nine months ended September 30, 2014.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The hierarchy of valuation techniques is based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. Types of inputs create the following fair value hierarchy:

Level 1—Quoted	unadjusted prices for identical instruments in active markets

Level 2—Quoted	prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3—Model	derived valuations in which one or more significant inputs or significant value drivers are unobservable.

The Company’s assets and/or liabilities measured at fair value on a recurring basis include interest rate swap agreements. The agreements have been valued using a LIBOR rate based forward price curve model and therefore are defined as Level 2. No interest rate swaps existed at December 31, 2013.

Changes in fair value are recorded through current period earnings and amounted to a gain of $113,229 for the three months ended September 30, 2014, and a gain of $55,938 for the nine months ended September 30, 2014.

3. Long-Term Debt

In February 2014, the Company amended the existing term promissory notes extending the maturity date to February 28, 2017. The amended notes are secured by real and personal property of the Company and require quarterly principal payments of $62,500, plus interest at a variable rate of LIBOR plus the “Applicable Margin Ratio” of 2.125% per annum. The amended note agreement required the Company to make a prepayment of $3,500,000 which was funded through a capital contribution from Mogas Energy. The note also requires the Company to establish a litigation reserve fund account of $3,000,000 that is restricted to pay any settlement amounts, damages or other amounts payable to the plaintiffs of the municipalities’ litigation (Note 4) and is classified as restricted cash on the balance sheet as of September 30, 2014.

4. Contingencies

To provide context for the litigation described below, in October 2007, the Missouri Public Service Commission (MPSC) issued a Revised Report and Order (the Order) indicating that the Company violated their tariffs by granting transportation discounts to a customer without granting the same discount to other shippers on the system.

Four municipalities have asserted claims for rate refunds as a result of the Order in the amount of approximately $300,000. The Company asserted counterclaims for unpaid charges totaling approximately $1,048,000 plus interest amounting to approximately $462,000 and $404,000 at September 30, 2014 and December 31, 2013, respectively. These amounts are included in the Company’s accounts receivable at September 30, 2014 and December 31, 2013. The Company entered into a settlement with one of the municipalities in October 2014 and the case will be dismissed with prejudice. The settlement resulted in the Company paying $220,000. The Company’s counterclaim for unpaid charges and related interest totaling approximately $395,000 will be dismissed at a future date. In November 2014, the Company tentatively agreed to a settlement with the remaining three municipalities. The

Company is advised that two of the municipalities governing bodies have approved the settlements and that the third will approve it on November 20, 2014. The settlement will require the Company to pay in the aggregate $530,000 and to dismiss the Company’s counterclaims for unpaid charges and related interest total approximately $1,115,000. The above cash payments, total $750,000, will be funded from restricted cash on the Company’s balance sheet. At September 30, 2014, the Company estimated a liability amounting to approximately $2,260,000. At December 31, 2013, the Company estimated a liability amounting to approximately $1,754,000 related to these claims which was charged to operations in the nine months ended September 30, 2013. The difference between the amount accrued at December 31, 2013 and the total amount of the current settlements approved and pending approval resulted in a charge to operations of approximately $506,000 in the nine months ended September 30, 2014. It is at least reasonably possible that a change in management’s estimate of its probable liability could occur in the near term resulting in a loss in excess of the amount accrued.

In 2009, a customer filed a civil action alleging refunds of approximately $7,500,000 plus interest arising from the Order. The Company entered into a MPSC-approved settlement with the customer in October 2013 and the case has been dismissed with prejudice. The settlement resulted in the Company paying approximately $3,676,000, which was funded by capital contributions from the Parent company during 2013. The difference between the amount accrued at December 31, 2012 totaling $3,500,000 and the settlement payment resulted in a charge to operations of $176,000 in the nine months ended September 30, 2013.

In 2011, another customer asserted claims for rate refunds as a result of the Order. The Company entered into a MPSC-approved settlement with the customer in October 2013 and the case has been dismissed with prejudice. The settlement resulted in the Company paying approximately $3,506,000, which was funded by capital contributions from the Parent company during 2013. The difference between the amount accrued at December 31, 2012 of $3,500,000 and the settlement payment resulted in a charge to operations of $6,000 in the nine months ended September 30, 2013.

As a result of the MPSC-approved settlement of the two cases above, the MPSC dismissed with prejudice an action it had filed in 2007 seeking penalties from the Company arising from the Order.

The Company has a matter arising from its certification proceeding before the FERC. As part of that proceeding, FERC determined initial rates to be used by the Company. The MPSC alleged that the Company improperly included a purported acquisition premium associated with purchasing certain assets for the purpose of determining those rates. FERC held that the issue did not need to be determined until the Company filed its next rate case, which it was ordered to do within a certain period of time. The MPSC appealed that decision to the United States Court of Appeals for the District of Columbia, which vacated FERC’s decision and remanded the matter to FERC. On March 21, 2013, the FERC issued an order holding the purchase price of the assets could be included in the rate base. FERC affirmed this finding and denied MPSC’s petition for rehearing on September 19, 2013. MPSC petitioned the D.C. Circuit for review of FERC’s March and September 2013 orders on November 13, 2013. The Company is an intervenor in that proceeding. Briefing by all parties has been completed. Oral argument is scheduled to occur on December 12, 2014. Management believes the FERC has meritorious defenses and continues to vigorously support and defend the FERC’s orders being challenged.

5. Commitments

The Parent has outstanding term promissory notes with a financial institution that are secured by all of the assets of the Company, as well as a pledge of the Company’s equity. Interest on the Parent’s term promissory notes is payable at a variable rate of LIBOR plus a range from 2.125% to 3.125%. The Parent’s balance on the term promissory notes was $21,375,000 at September 30, 2014.

In June 2014, the Company entered into a lease with United Property Systems, LLC, a related party. The lease commenced on June 12, 2014, and will terminate on May 31, 2015, with the option for automatic yearly renewals indefinitely. Under the terms of the lease, the Company will make monthly rent payments to the related party, as well as an annual payment to cover real estate taxes incurred during the year. Total rental expense recorded under this lease during the three and nine-month period ended September 30, 2014 was $45,000 and $54,500, respectively.

6. Recently Issued Accounting Statements

In May 2014, the FASB and International Accounting Board jointly issued new principles based accounting guidance for revenue recognition that will supersede virtually all existing revenue guidance. The core principle to this guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. To achieve the core principle, the guidance establishes the following five steps: 1.) identify the contract(s) with a customer, 2.) identify the performance obligations in the contract, 3.) determine the transaction price, 4.) allocate the transaction price to the performance obligations in the contract, and 5.) recognize revenue when (or as) the entity satisfies a performance obligation. The guidance also details the accounting for costs to obtain or fulfill a contract. Lastly, disclosure requirements have been enhanced to provide sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. This guidance is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. The Company is currently evaluating the impact on the Company’s financial position or results of operations and related disclosures.

INDEPENDENT AUDITORS’ REPORT

Board of Directors

United Property Systems, LLC

Report On The Financial Statements

We have audited the accompanying statements of revenue over certain expenses of property owned by MRV Banks (referred to in these statements as the “Josephville Road Property”) for the years ended December 31, 2013 and 2012, and the related notes to the statements of revenue over certain expenses.

Management’s Responsibility For The Statements

Management of United Property Systems, LLC is responsible for the preparation and fair presentation of the statements of revenue over certain expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statements of revenue over certain expenses that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenue over certain expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statements of revenue over certain expenses. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the statements of revenue over certain expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statements of revenue over certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statements of revenue over certain expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statements of revenue over certain expenses referred to above present fairly, in all material respects, the revenues and certain expenses described in Note 2 of the Josephville Road Property for the years ended December 31, 2013 and 2012, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying statements of revenue over certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and are not intended to be a complete presentation of the Josephville Road Property’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ RubinBrown LLP

Saint Louis, Missouri

November 17, 2014

STATEMENTS OF REVENUE OVER CERTAIN EXPENSES

	For The Nine Months Ended September 30, 2014 (Unaudited)	For The Years Ended December 31,
		2013	2012
Revenues
Lease income	$116,554	$78,000	$78,000
Expenses
Real estate taxes expense	14,877	19,836	20,421

Revenues In Excess Of Certain Expenses	$101,677	$58,164	$57,579

See the accompanying notes to Statements of Revenue Over Certain Expenses.

NOTES TO STATEMENTS OF REVENUE OVER CERTAIN EXPENSES

For the Nine-Month Period Ended September 30, 2014 (Unaudited) and For the Years Ended December 31, 2013 and 2012

1. Summary Of Significant Accounting Policies

Basis Of Accounting

The accompanying statements of revenue and certain expenses have been prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America.

Revenue Recognition

Revenue related to leased property is recognized on a straight-line basis over the term of the lease when collectability is reasonably assumed. Rental payments on the leased property are received on a monthly basis and are included as lease income within the accompanying statements of revenue and certain expenses.

Real Estate Tax Expense

Real estate tax expense is accrued on a straight-line basis and is paid on an annual basis.

Subsequent Events

Management has evaluated subsequent events through November 17, 2014, the date which the statements were available for issue.

2. Basis Of Presentation

In June 2014, United Property Systems, LLC purchased a parcel of land from MRV Banks (the “Josephville Road Property”). The Josephville Road Property is commercial property, which consists of office space and a concrete production facility.

The accompanying statements of revenue over certain expenses represent those of the Josephville Road Property and have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission.

The accompanying statements of the Josephville Road Property’s revenue over certain expenses are not representative of the actual operations for the periods presented, as certain revenues and expenses have been excluded that may not be comparable to the revenues and expenses expected in future operations. Excluded items include depreciation not directly comparable to the future operations of the Josephville Road Property.

An audited statement of revenue over certain expenses is being presented for the two most recent fiscal years available, instead of the three most recent years based on the following factors: (i) the Josephville Road Property was acquired from an unaffiliated party and (ii) based on due diligence of the Josephville Road Property by United Property Systems, LLC, management is not aware of any material factors relating to the Josephville Road Property that would cause this financial information not to be indicative of future operating results.

The accompanying unaudited statement of revenue over certain expenses has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information as contained within the Financial Accounting Standards Board (“FASB”) Accounting

Standards Codification (“ASC”) and the rules and regulations of the SEC, including Article 3-14 of Regulation S-X. Accordingly, the statement of revenue over certain expenses does not include all of the information and footnotes required by GAAP for audited financial statements. In the opinion of management of United Property Systems, LLC, the statement of revenue over operating expenses for the interim period presented includes all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the results for such period. Operating results for the nine months ended September 30, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

3. Lease Agreements

United Property Systems, LLC’s lease with MoGas Pipeline LLC commenced on June 12, 2014, and will terminate on May 31, 2015, with the option for automatic yearly renewals indefinitely. Under the terms of the lease, the Company will receive monthly rent payments from MoGas Pipeline LLC, as well as an annual payment to cover real estate taxes incurred during the year. Total rental income including accrued reimbursement with real estate taxes earned under this lease during the nine-month period ended September 30, 2014 was $57,471.

MRV Banks’ lease with Western Ready-Mix, Inc. commenced on January 1, 2011, and terminated on December 31, 2012. Western Ready-Mix, Inc. then leased the property on a month-to-month basis until signing a new lease for the property with United Property Systems, LLC on September 1, 2014. The lease will terminate on August 31, 2015. Under the terms of the lease, the Company will receive monthly rent payments from Western Ready-Mix, LLC, as well as an annual payment to cover real estate taxes incurred during the year. Total rental income earned under this lease during the nine-month period ended September 30, 2014 was $59,083. Rental income earned during the years ended December 31, 2013 and 2012 amounted to $78,000.

Future minimum lease payments to be received in 2015 amount to $125,000.

BASE PROSPECTUS

$300,000,000

Tortoise Capital Resources Corporation

Common Stock

Preferred Stock

Depository Shares

Subscription Rights

Warrants

Debt Securities

Units

We are a Maryland corporation that invests primarily in the U.S. energy infrastructure sector. We historically invested in securities of privately-held and public companies operating in the U.S. energy infrastructure sector, and approximately $76.8 million was invested in such securities as of February 29, 2012. We are currently focused on identifying and acquiring real property assets in the U.S. energy infrastructure sector that have the potential to become real estate investment trust qualified. The change in our investment focus, and the resulting anticipated change in our tax status, are discussed in detail in this prospectus. We are externally managed by Corridor InfraTrust Management, LLC (“Corridor”), an asset manager specializing in financing the acquisition or development of infrastructure real property assets. Corridor is an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy infrastructure investments.

We may offer, from time to time, up to $300,000,000 aggregate initial offering price of our (i) common stock, (ii) preferred stock, (iii) fractional interests in shares of our preferred stock represented by depository shares, (iv) senior and/or subordinated debt securities, (v) subscription rights to purchase shares of our common stock, preferred stock (or depository shares representing a fractional interest therein) and/or debt securities, (vi) warrants representing rights to purchase shares of our common stock, preferred stock (or depository shares representing a fractional interest therein) and/or debt securities, or (vii) Units consisting of a combination of any of the foregoing. We refer to the foregoing collectively as our securities. We may offer our securities in one or more offerings, separately or together, in amounts, at prices and on terms set forth in a prospectus supplement to this prospectus.

In addition, from time to time, certain of our security holders may offer our securities in one or more offerings. The identity of any such selling security holder, the number of securities to be offered by such selling security holder, the price and terms upon which our securities are to be sold from time to time by such selling security holder, and other details regarding any selling security holder, will be set forth in a prospectus supplement to this prospectus. We will not receive any of the proceeds from a sale of our securities by any selling security holder. You should read this prospectus and any related prospectus supplement carefully before you decide to invest in any of our securities.

We, or certain of our security holders, may offer our securities directly to one or more purchasers, through agents that we or they designate from time to time, or to or through underwriters or dealers. The prospectus supplement relating to the particular offering will identify any agents or underwriters involved in the sale of our securities, and will set forth any applicable purchase price, fee, commission or discount arrangement between us or any selling security holder and such agents or underwriters or among the underwriters or the basis upon which such amount may be calculated. For more information about the manner in which we may offer our securities, or a selling security holder may offer our securities, see “Plan of Distribution” and “Selling Security Holders.” Our securities may not be sold through agents, underwriters or dealers without delivery of a prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “TTO.” On June 5, 2012, the last reported sale price of our common stock on the New York Stock Exchange was $9.16.

Investing in our securities involves certain risks. You could lose some or all of your investment. See “Risk Factors” beginning on page 11 of this prospectus. You should consider carefully these risks together with all of the other information contained in this prospectus and any prospectus supplement before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 7, 2012

This prospectus, together with any prospectus supplement, sets forth concisely the information that you should know before investing. You should read this prospectus and any related prospectus supplement, which contain important information, before deciding whether to invest in our securities. You should retain this prospectus and any related prospectus supplement for future reference. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may request a free copy of our annual, quarterly and current reports or proxy statements, request other information or make stockholder inquiries, by calling toll-free at 1-866-362-9331 or by writing to us at 11550 Ash Street, Suite 300, Leawood, Kansas 66211. This information is also available on our website at www.tortoiseadvisors.com/tto.cfm. You can also review and copy documents we have filed at the SEC’s Public Reference Room in Washington, D.C. Call 1-202-551-5850 for information. The SEC charges a fee for copies. You can get the same information free from the SEC’s website (http://www.sec.gov). You may also e-mail requests for these documents to publicinfo@sec.gov or make a request in writing to the SEC’s Public Reference Section, 100 F. Street, N.E., Room 1580, Washington, D.C. 20549.

Our securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

You should rely only on the information contained or incorporated by reference in this prospectus and any related prospectus supplement in making your investment decisions. We have not authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement do not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this prospectus and in any prospectus supplement is accurate only as of the dates on their covers. Our business, financial condition and prospects may have changed since such dates. We will advise investors of any material changes to the extent required by applicable law.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. Such forward-looking statements may be contained in this prospectus as well as in any accompanying prospectus supplement. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect our actual results are the performance of the portfolio of securities we hold, the conditions in the U.S. and international financial, petroleum and other markets, the price at which our shares will trade in the public markets and other factors discussed in our periodic filings with the SEC.

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risk Factors” section of this prospectus. All forward-looking statements contained or incorporated by reference in this prospectus or any accompanying prospectus supplement are made as of the date of this prospectus or the accompanying prospectus supplement, as the case may be. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

Currently known risk factors that could cause actual results to differ materially from our expectations include, but are not limited to, the factors described in the “Risk Factors” section of this prospectus. We urge you to review carefully that section for a more detailed discussion of the risks of an investment in our securities.

PROSPECTUS SUMMARY

The following summary contains basic information about us and our securities. It is not complete and may not contain all of the information you may want to consider. You should review the more detailed information contained in this prospectus and in any related prospectus supplement, especially the information set forth under the heading “Risk Factors” beginning on page 11 of this prospectus.

The Company

Tortoise Capital Resources Corporation (the “Company,” “we,” “us” or “our”) was organized as a Maryland corporation in September 2005. Our common stock is listed on the New York Stock Exchange under the symbol “TTO.”

Our objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and distribution growth. We invest primarily in the U.S. energy infrastructure sector. We historically were limited to investing in securities of privately-held companies operating in the U.S. energy infrastructure sector. We believe the U.S. energy infrastructure sector offers significant opportunities for investment. We intend to pursue attractive opportunities to provide lease-based financing to energy infrastructure companies in connection with real property assets. We believe that we can acquire these assets while also satisfying the requirements for qualification as a real estate investment trust (“REIT”), and that becoming qualified and electing REIT status is in the best interests of our stockholders. If we qualify for and elect REIT status in the future, we generally will not pay federal income tax on taxable income that is distributed to our stockholders. See “Prospectus Summary – Taxation” and “U.S. Federal Income Tax Considerations – Potential Election to Be Treated as a REIT.”

In 2007, 2009 and 2010 the IRS issued three separate private letter rulings that defined certain energy infrastructure assets as real estate assets for tax purposes. The potential qualifying real estate assets in the energy infrastructure sector are electric transmission and distribution systems, pipeline systems and storage systems and systems used to transfer substances between modes of transportation, also known as terminaling systems. We refer to such REIT-qualifying assets herein as “real property assets.” While private letter rulings provide insight into the current thinking of the IRS on tax issues, such rulings may only be relied upon by the taxpayer to whom they were issued.

We do not plan to make additional investments in securities (other than short term, highly liquid investments to be held pending acquisition of real property assets) and intend to liquidate our securities portfolio in an orderly manner. As of February 29, 2012, the fair value of our securities portfolio (excluding short-term investments) totaled $76.8 million. The fair value of the securities remaining in our portfolio as of February 29, 2012, includes: (i) publicly-traded and liquid master limited partnership (“MLP”) equity securities of approximately $29.5 million and (ii) approximately $47.3 million of other illiquid securities issued by seven privately-held companies. The publicly traded securities can be liquidated more readily than the others.

We seek to acquire real property assets from energy infrastructure companies and simultaneously lease these properties to the seller under long-term triple net leases, defined as a lease in which the lessee pays rent to the lessor, as well as all taxes, insurance, and maintenance expenses that arise from the use of the property. We expect our leases to be configured to include a base lease fee with additional provisions that enable us to participate in the revenue and/or value of the underlying energy infrastructure real property asset. These provisions would be considered a contingent rent or fair value repurchase option upon lease termination. These sale-leaseback transactions provide the lessee company with a source of financing that is an alternative to other financing sources such as corporate borrowing or equity offerings. Our sale-leaseback transactions may occur in conjunction with acquisitions, recapitalizations, growth projects or other corporate transactions involving the lessee company. We may act as one of several sources of financing for these transactions by purchasing real property from the seller and net leasing it back to the seller or its successor in interest (the lessee).

If we find sufficient suitable REIT-qualifying investments and satisfy the REIT requirements throughout our fiscal year, we expect to make an election to be treated as a REIT for tax purposes for that fiscal year by filing a Form 1120-REIT on or before March 15 of the subsequent fiscal year, or such later date to which we have properly extended filing such income tax return. We do not currently expect that we will be able to elect to be treated as a REIT for tax purposes for the 2012 fiscal year, but also do not expect that our lack of REIT status will hinder our ability to pay distributions on a quarterly basis. The REIT requirements that we must meet are discussed in detail below, but the principal challenge for us will be meeting the requirement that a substantial percentage of our assets be REIT-qualifying investments that produce REIT qualifying income. Our effort to meet that requirement will be accelerated if: (i) we are able to readily identify appropriate opportunities to liquidate our securities portfolio, or (ii) we are able to raise capital to fund new acquisitions. In either event, we will need to have identified and be able to consummate an adequate number of REIT-qualifying investments meeting our investment criteria. Subject to the limitations described below in “U.S. Federal Income Tax Considerations”, we may be able to accelerate satisfying the REIT requirements by holding non-REIT qualifying investments, including certain private equity investments, through taxable REIT subsidiaries. The taxation of taxable REIT subsidiaries is described below in “U.S. Federal Income Tax Considerations – Taxable REIT Subsidiaries”. We do not currently have any agreements or binding letters of intent for such investments. These opportunities are in a preliminary stage of review, and consummation of any of these opportunities depends on a number of factors beyond our control. There can be no assurance that any of these acquisition opportunities will result in consummated transactions. Regardless of our tax status, our investors will continue to receive a Form 1099 tax form. See “U.S. Federal Income Tax Considerations – Potential Election to Be Treated as a REIT.”

Manager

We are externally managed by Corridor InfraTrust Management, LLC (formerly Corridor Energy, LLC) (“Corridor”). Corridor is an asset manager specializing in financing the acquisition or development of infrastructure real property assets. Corridor assists us in identifying, acquiring and developing energy infrastructure real property asset investments that can be leased to businesses that make goods, provide services or own assets other than securities, which business we refer to herein as “operating companies” and is generally responsible for our day-to-day operations.

Corridor is an affiliate of Tortoise Capital Advisors, L.L.C. (“TCA”), an investment manager specializing in listed energy infrastructure investments. TCA provides us certain securities focused investment services necessary to evaluate, monitor and liquidate our remaining securities portfolio and also provide us with certain operational (i.e. non-investment) services. Corridor compensates TCA for the services TCA provides to us.

U.S. Energy Infrastructure Sector Focus

We pursue our investment objective by investing principally in the energy infrastructure sector. The energy infrastructure sector broadly includes midstream, downstream and upstream assets. We intend to focus primarily on midstream and downstream assets as described below.

•

Midstream — the gathering, processing, storing and transmission of energy resources and their byproducts in a form that is usable by wholesale power generation, utility, petrochemical, industrial and gasoline customers, including pipelines, gas processing plants, liquefied natural gas facilities and other energy infrastructure companies.

•

Downstream — the refining of energy sources, and the marketing and distribution of such refined products, such as customer-ready natural gas, natural gas liquids, propane and gasoline, to end-user customers, and the generation, transmission and distribution of electricity, including from coal, nuclear, natural gas, agricultural, thermal, solar, wind and biomass.

Market Opportunity

We believe the environment for acquiring energy infrastructure real property assets is attractive for the following reasons:

•

Energy infrastructure provides essential services, and the stable supply and demand today is expected to continue in the future. We believe energy infrastructure is the backbone of modern society. The energy infrastructure sector includes the pipes, wires and storage facilities that connect and deliver our most critical resources: water, electricity, oil and gas. The demand for these resources is directly correlated with population growth, and has a low correlation to market cycles. The U.S. is the largest consumer of crude oil and natural gas products, the third largest producer of crude oil and the largest producer of natural gas products in the world. It is not anticipated that the services provided by infrastructure facilities will diminish over time; in fact it is expected to grow. U.S. energy consumption is forecasted to grow by 20% from 2009 to the year 2035 according to the U.S. Energy Information Administration (EIA), Annual Energy Outlook April 2011. The United States has an abundant supply of natural gas with enough natural gas to last for approximately 80 to 100 years, according to various industry sources. Natural gas provides a means of energy independence, as nearly 90% of the natural gas consumed in the United States is produced domestically. Demand for natural gas continues to increase as environmentally sensitive power generation companies switch to low-cost cleaner burning fuels. Natural gas is viewed as a reliable back-up energy source to alternative energy (e.g., wind and solar) as it is not dependent on weather patterns. Natural gas is the cleanest fossil fuel, with 50% and 30% fewer carbon dioxide emissions than coal and oil, respectively, as well as lower emissions from sulfur dioxide and other pollutants.

•

Investment is needed in U.S. energy infrastructure. Due to aging infrastructure, renewable energy requirements and rapid technological advances in the methods used to extract oil and natural gas, we believe that substantial amounts of capital will be invested in energy infrastructure. Investments in the power transmission sector in 2008 were quadruple the average investment level throughout the 1990’s. The National Energy Reliability Council (NERC) projects transmission additions will triple from approximately 1,000 miles/year in 2000-2008 to 3,100 miles/year in 2009-2018. These investment metrics align with NERC’s projections that U.S. peak energy demand will grow at a rate of 1.3% per year. According to the Brattle Group, this growth translates into $10 billion of annual investments in electric transmission alone. In addition, a natural gas market study commissioned in 2009 by the Interstate Natural Gas Association of America Foundation noted that to accommodate the geographical shift of natural gas production from mature basins to relatively new areas, it expects a range of investment from $133 to $210 billion of new midstream natural gas assets in the U.S. and Canada. We believe that the U.S. energy infrastructure sector’s high level of projected capital expenditures and continuing acquisition and divestiture activity provide numerous attractive acquisition opportunities.

•

We believe there are a number of attractive operating companies with capital needs. We believe that there are a number of operating companies in the midstream and downstream segments of the U.S. energy infrastructure sector with capital expansion plans in which the asset performance will provide stable cash flow characteristics similar to those demonstrated by MLPs. We believe that these operating companies have assets that represent attractive financing opportunities for us. The energy industry is monopolistic, and high barriers to entry put the responsibility of development and growth on existing operating companies. Decreased federal and state funding for infrastructure investment is pushing many operating companies to alternative financing options. In addition, we can offer financing for assets that do not qualify for inclusion in an MLP, such as renewables and electric power transmission.

•

There is a large segment of assets in energy infrastructure that qualify for being held by a REIT. In 2007, 2009 and 2010 the IRS issued three separate private letter rulings that defined certain energy infrastructure assets as real estate assets for tax purposes. The qualifying real estate assets in the energy infrastructure sector are electric transmission and distribution systems, pipeline systems and storage and terminaling systems. The private letter rulings treat such assets as qualifying real estate assets if the income from these assets is derived from rents on real property. While private letter rulings provide insight into the current thinking of the IRS on tax issues, such rulings may only be relied upon by the taxpayer to whom they were issued.

Competitive Advantages

We believe that we are well positioned to meet the financing needs of companies within the U.S. energy infrastructure sector for the following reasons:

•

Attractive Strategic Partner for Energy and Power Infrastructure Companies. We believe that we are a desirable partner for energy and power infrastructure companies because we have specialized knowledge of the economic, regulatory, and stakeholder considerations faced by them. We do not intend to compete with the operations of our lessees and are willing to enter into long-term lease and financing arrangements that suit the requirements and achieve the goals of energy and power infrastructure companies.

•

Broad Energy and Power Infrastructure Scope. We intend to focus on assets, among others, that are not permissible assets to be owned by other specialized energy companies such as MLPs. For example the Eastern Interconnect Project and Mowood, LLC’s Omega pipeline are not MLP qualified assets.

•

Efficient Capital Provider. If we are able to qualify as a REIT, our stockholders will not receive UBTI or Effectively Connected Income. This offers us access to investors desiring the risk adjusted return profile we provide but unable to invest in other specialized infrastructure vehicles such as direct investment in infrastructure, private equity funds, or MLPs. As a REIT, TTO is expected to have a lower overall cost of capital when compared to certain other energy and power infrastructure acquirors, which should enhance our future cash flows and provide for increased value growth opportunities.

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Disciplined Investment Philosophy. As we focus on acquiring real property assets, our investment approach emphasizes overall asset operational and financial performance with the potential for enhanced returns through incremental asset growth, capital appreciation, and minimization of downside risk. Our process involves an assessment of the overall attractiveness of the specific subsector of the energy infrastructure sector in which a prospective operating company is involved; such company’s specific competitive position within that subsector; operational asset engineering due diligence; potential commodity price, supply and demand and regulatory concerns; the stability and potential growth of the prospective real property asset’s cash flows; the prospective operating company’s management track record and our ability to structure an attractive investment.

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Experienced Management Team. The principals of Corridor have an average of over 24 years of experience in energy operations of multi-national electric and gas utilities, national energy marketing and trading businesses and in optimizing portfolios for real energy asset investments. Based on their real property asset operational experience and strong industry relationships, we believe the principals of Corridor provide the expertise and knowledge necessary to acquire real property assets with strong performance standards. The members of TCA’s investment committee have an average of over 24 years of financial investment experience. TCA’s investment professionals are responsible for evaluating, monitoring and liquidating our remaining securities portfolio.

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Flexible Transaction Structuring. We are not subject to many of the regulatory limitations that govern traditional lending institutions such as commercial banks. As a result, we can be flexible in structuring asset acquisition transactions. This structuring flexibility enables our leases and debt instruments to fit the cash flow characteristics of the assets that we acquire. TCA’s and Corridor’s professionals have substantial experience in structuring investments that balance the needs of an energy infrastructure operating company with appropriate risk control.

While we believe we are well positioned to meet the financing needs of companies within the U.S. energy infrastructure sector, an investment in our securities involves certain risks that may preclude us from achieving our investment objective. For example, we may be unable to identify and complete acquisitions of real property assets or sell real property assets at times or at prices that we desire. In addition, if we elect to be taxed as a REIT, the loss of our REIT status would have significant adverse consequences.

Targeted Investment Characteristics

We anticipate that our targeted real property asset acquisitions will have the following characteristics:

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Long-Life Assets with Stable Cash Flows and Limited Commodity Price Sensitivity. We will seek real property assets having the potential to generate stable cash flows over long periods of time. We have historically invested in companies that own and operate assets with long useful lives and that generate cash flows by providing critical services primarily to the producers or end-users of energy. We have attempted to limit the direct exposure to energy commodity price risk in our portfolio. We have targeted companies that have a majority of their cash flows generated by contractual obligations. Our planned acquisitions of real property assets will continue to reflect these characteristics. Acquired real property assets will be long-lived. (In most cases, we expect the term of the lease will approximate the projected asset life.) We anticipate our real property assets will generate contracted cash flows with third party entities over the term of the investment, thus providing stable cash flows underlying our leases.

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Experienced Management Teams with Energy Infrastructure Focus. We have targeted assets operated by management teams that have a track record of success and that often have substantial knowledge and focus in particular segments of the energy infrastructure sector or with certain types of assets. We expect that our management team’s extensive experience and network of business relationships in the energy infrastructure sector will allow us to identify and attract opportunities to acquire real property assets that meet these criteria.

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Fixed Asset-Intensive Investments. Most of our investments have been made in companies with a relatively significant base of fixed assets. As we directly acquire infrastructure real property assets, our portfolio will reflect the nature of fixed-asset investments. Fixed-asset investments characteristically display such attributes as long-term stability, low volatility, diversification via low correlation and relatively inelastic demand.

•	Limited Technological Risk. We generally do not target acquisition opportunities involving the application of new technologies or significant geological, drilling or development risk.

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Growth Opportunities. We generally will seek to enter into leases that provide base rent and participating rent over the term of the lease. These increases are expected to be fixed or tied generally to increases in indices such as the Consumer Price Index (“CPI”). We may also attempt to obtain equity enhancements in connection with transactions. These equity enhancements may involve warrants exercisable at a future time to purchase stock of the tenant or borrower or their parent.

Risk Factors

Investing in our securities involves certain risks relating to our structure and our investment objective that you should consider before deciding whether to invest in our securities. A summary of some of our most significant risks is set forth below. See “Risk Factors” for a discussion of all factors you should carefully consider before deciding whether to invest in our securities.

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Investors are no longer protected by the regulatory provisions of the Investment Company Act of 1940 (the “1940 Act”), which are designed to protect the interests of investors in investment companies, with requirements relating to insurance, custody, capital structure, composition of the Board of Directors, affiliated transactions, leverage limitations and compensation arrangements.

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We may in the future desire to elect to be taxed as a REIT, but not be able to qualify as a REIT. If we fail to qualify as a REIT we may not be able to achieve our objectives and the value of our stock may decline.

•	If we elect to be taxed as a REIT, we would be subject to a corporate level tax on certain built in gains if certain assets were sold during the 10 year period following such election.

•	If we elect to be taxed as a REIT, loss of our status as a REIT would have significant adverse consequences on our results and operations.

•	We may be unable to identify and complete acquisitions of real property assets that would allow us to elect to be taxed as a REIT.

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We will be dependent upon key personnel of our external manager, Corridor, for our future success. We will be dependent on the diligence, expertise and business relationships of the management of Corridor to implement our strategy of acquiring real property assets.

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TCA’s investment professionals and management will evaluate, monitor and liquidate our remaining securities portfolio and we are dependent upon TCA’s key personnel to effectuate an orderly liquidation of such portfolio.

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Our remaining securities investments in privately-held companies present certain challenges, including limited availability of information about these companies and illiquidity that may impact our ability to liquidate these investments in a timely and/or advantageous manner.

•	Because we specifically focus on the energy infrastructure sector, investments in our common stock may present more risks than if we were broadly diversified over numerous sectors of the economy.

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Our use of leverage through the issuance of any preferred stock or debt securities, and any additional borrowings or other transactions involving indebtedness (other than for temporary or emergency purposes) increases the risk of investing in our securities and will increase the costs borne by common stockholders.

Corporate Information

Our offices are located at 11550 Ash Street, Suite 300, Leawood, Kansas 66211, our telephone number is 1-866-362-9331 and our website is www.tortoiseadvisors.com/tto.cfm. Information posted to our website is not incorporated into this prospectus.

THE OFFERING

Securities to be offered	We may offer, on an immediate, continuous or delayed basis, up to $300,000,000 of our securities, or certain of our security holders who purchase securities from us in private placement transactions may offer our securities, on terms to be determined at the time of the offering. Our securities will be offered at prices and on terms to be set forth in one or more prospectus supplements to this prospectus. We will provide information in any prospectus supplement regarding the expected trading market, if any, for our securities.

While the number and amount of securities we may issue pursuant to this registration statement is limited to $300,000,000 of securities, our Board of Directors may, without any action by the stockholders, amend our Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

We or certain of our security holders, may offer our securities directly to one or more purchasers, through agents that we or they designate from time to time, or to or through underwriters or dealers. The prospectus supplement relating to the offering will identify any agents or underwriters involved in the sale of our securities, and will set forth any applicable purchase price, fee, commission or discount arrangement between us or any selling security holder and such agents or underwriters or among underwriters or the basis upon which such amount may be calculated. See “Plan of Distribution” and “Selling Security Holders.” Our securities may not be sold through agents, underwriters or dealers without delivery of a prospectus supplement describing the method and terms of the offering of our securities.

Use of proceeds	Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds from our sale of our securities (including any net proceeds received upon their exercise) primarily to acquire real property assets. We also may use sale proceeds to retire all or a portion of any debt we incur, to redeem preferred stock, or for working capital purposes, including the payment of distributions, interest and operating expenses, although there is currently no intent to issue securities primarily for this purpose. We will not receive any of the proceeds from a sale of our securities by any selling security holder. See “Use of Proceeds.”

Regulatory status	As authorized by our stockholders, on September 21, 2011 we withdrew our election to be regulated as a business development company (“BDC”) under the 1940 Act. We are no longer regulated as a BDC and no longer subject to the regulatory provisions of the 1940 Act.

Distributions	If we elect to be treated as a REIT, we will be required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income. We have historically paid, and intend to continue to pay, subject to adjustment at the discretion of our Board of Directors, quarterly distributions to our stockholders. Our Board of Directors will determine the amount of each distribution. The amount of each distribution generally will be based upon our distributable cash flow (“DCF”). DCF is distributions received from investments and real property assets less our total expenses. Total distributions received from our investments and real property assets include the amount received by us as cash distributions from equity investments, paid-in-kind distributions, lease payments, and dividend and interest payments. Total expenses include current or anticipated operating expenses, leverage costs, principal repayments on debt and current income taxes. Total expenses do not include deferred income taxes. We do not include in DCF the value of distributions received from portfolio companies which are paid in stock as a result of credit constraints, market dislocation or other similar issues.

Because of the effect of other items, including depreciation and amortization associated with real estate investments, distributions, in whole or in part, in any period may constitute a return of capital for federal tax purposes.

On March 7, our Board of Directors authorized and we declared, and on June 1, 2012 we paid, a $0.11 per share distribution to stockholders of record on May 23, 2012. There is no assurance that we will continue to make regular distributions.

Taxation	Currently, as a corporation, we are obligated to pay federal and state income tax on our taxable income. Our tax expense or benefit is included in our Statement of Operations based on the component of income or gains (losses) to which such expense or benefit relates. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Based on current information, we believe we have sufficient net operating losses or other tax attributes to offset any potential significant tax expense in 2011. See “U.S. Federal Income Tax Considerations.”

If we find sufficient suitable REIT-qualifying investments and satisfy the REIT requirements throughout our fiscal year, we expect to make an election to be treated as a REIT for tax purposes for that fiscal year by filing a Form 1120-REIT on or before March 15 of the subsequent fiscal year, or such later date to which we have properly extended filing such income tax return. We do not currently expect that we will be able to elect to be treated as a REIT for tax purposes for the 2012 fiscal year, but also do not expect that our lack of REIT status will hinder our ability to pay distributions on a quarterly basis. If we elect REIT status in the future, we will be taxed as a REIT rather than a C corporation and generally will not pay federal income tax on taxable income that is distributed to our stockholders. Currently, our distributions from earnings and profits are treated as qualified dividend income (QDI) and return of capital; with dividends received by corporate shareholders generally qualifying for the dividends received deduction (DRD). If we elect REIT status, our distributions from earnings and profits will be treated as ordinary income and generally will not qualify as QDI and will not be qualifying for purposes of the DRD. As a REIT, certain dividends related to long term capital gains may be taxed as capital gains dividends. If we make a REIT election, we will be subject to a corporate level tax on certain built-in gains on certain assets if such assets are sold during the 10 year period following conversion. Built-in gain assets are assets whose fair market value exceeds the REIT’s adjusted tax basis at the time of conversion. In addition, a REIT may not have any earnings and profits accumulated in a non-REIT year. Thus, upon conversion to a REIT, the putative REIT is generally required to distribute to its stockholders all accumulated earnings and profits, if any. Such distribution would be taxable to the stockholders as dividend income, and, as discussed above, may qualify as qualified dividend income for non-corporate stockholders and for the dividends received deduction for corporate stockholders. See “U.S. Federal Income Tax Considerations – Potential Election to Be Treated as a REIT.”

Leverage	The borrowing of money and the issuance of preferred stock and debt securities represents the leveraging of our common stock. We expect to incur debt to help fund our acquisitions of real property assets and we expect that debt to bear interest at fixed rates, or become converted to fixed rates through interest rate caps or swap agreements. The amount of leverage that we may employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing. Although we currently do not anticipate doing so, the amount of total leverage we employ may exceed 50% of our total assets, which was the maximum amount of leverage we could employ as a BDC.

On November 30, 2011, we entered into a 180-day rolling evergreen margin loan facility with Bank of America, N.A. The terms of the agreement provide for a $10,000,000 facility that is secured by certain of our assets. Outstanding balances generally will accrue interest at a variable rate equal to one-month LIBOR plus 0.85 percent and unused portions of the facility will accrue a fee equal to an annual rate of 0.25 percent. We did not have any borrowings outstanding as of February 29, 2012. As of February 29, 2012, we had segregated trading securities with an aggregate value of $1,322,790 to serve as collateral for potential borrowings under the loan facility.

The use of leverage involves risks, which can be significant. See “Risk Factors — Additional Risks to Common Stockholders – Our use of leverage increases the risk of investing in our securities and will increase the costs borne by common stockholders.”

Anti-takeover provisions	Our Board of Directors is divided into three classes of directors serving staggered three-year terms. This structure is intended to provide us with a greater likelihood of continuity of management, which may be necessary for us to realize the full value of our investments. A staggered Board of Directors also may deter hostile takeovers or proxy contests, as may certain provisions of Maryland law, our Charter or Bylaws or other measures adopted by us. These provisions or measures also may limit the ability of our stockholders to sell their shares at a premium over then-current market prices by discouraging a third party from seeking to obtain control of us. See “Certain Provisions of Our Charter and Bylaws and the Maryland General Corporation Law.”

Risk factors	Investing in our securities involves certain risks relating to our structure and our investment objective that you should consider before deciding whether to invest in our securities. A summary of some of our most significant risks is set forth above under the heading “Prospectus Summary – Risk Factors.” See “Risk Factors” for a discussion of all factors you should carefully consider before deciding whether to invest in our securities.

Available information	We have filed with the SEC, a registration statement on Form S-3, including any amendments thereto and related exhibits, under the Securities Act of 1933, which we refer to as the Securities Act, with respect to our securities offered by this prospectus. The registration statement contains additional information about us and our securities being offered by this prospectus.

Our common stock is registered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and we are required to file reports, proxy statements and other information with the SEC. This information may be obtained free of charge by contacting us at 11550 Ash Street, Suite 300, Leawood, Kansas 66211 or by telephone at 1-866-362-9331 or on our website at www.tortoiseadvisors.com/tto.cfm and is also available at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Information contained on our website is not, and you should not consider such information to be, a part of this prospectus or any accompanying prospectus supplement. You may obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website, at http://www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers, including us, that file documents electronically with the SEC.

RISK FACTORS

An investment in our common stock should not constitute a complete investment program for any investor and involves a high degree of risk. Due to the uncertainty in our investments, there can be no assurance that we will achieve our investment objective. You should carefully consider the risks described below, as well as any risk factors included in any prospectus supplement, before making an investment decision.

Risks Related to Our Operations

Investors are no longer protected by the regulatory provisions of the 1940 Act.

On September 21, 2011 we withdrew our election to be regulated as a BDC under the 1940 Act. Thus, we are no longer regulated as a BDC and are no longer subject to the regulatory provisions of the 1940 Act. The 1940 Act is designed to protect the interests of investors in investment companies, with requirements relating to insurance, custody, capital structure, composition of the Board of Directors, affiliated transactions, leverage limitations and compensation arrangements.

We intend in the future to elect to be taxed as a REIT, but may not be able to qualify as a REIT.

We intend to elect to be a REIT for federal income tax purposes. As described in more detail below in “U.S. Federal Income Tax Considerations”, in order to qualify as a REIT, a substantial percentage of our income must be derived from, and our assets consist of, real estate assets, and, in certain cases, other investment property. We intend to acquire and manage investments to satisfy the REIT tests. Whether a particular investment is considered a real estate asset for such purposes depends upon the facts and circumstances of the investment. Due to the factual nature of the determination, at this time we do not know whether any particular investment will qualify as a real estate asset or satisfy the REIT income tests. In determining whether an investment is a real property asset, we will look at the Code and the IRS’s interpretation of the Code in regulations, published rulings, private letter rulings and other guidance. In the case of a private letter ruling issued to another taxpayer, we would not be able to bind the IRS to the holding of such ruling. If we fail to qualify as a REIT we may not be able to achieve our objectives and the value of our stock may decline.

If we elect to be taxed as a REIT, we would be subject to a corporate level tax on certain built in gains if certain assets were sold during the 10 year period following such election.

We are currently taxed as a C corporation, which subjects our income to double level taxation. Generally, a REIT is treated as a flow-through entity for federal income tax purposes, as a REIT’s income is generally subject to a single level of federal taxation.

If we find sufficient suitable REIT-qualifying investments and satisfy the REIT requirements throughout our fiscal year, we expect to make an election to be treated as a REIT for tax purposes for that fiscal year by filing a Form 1120-REIT on or before March 15 of the subsequent fiscal year, or such later date to which we have properly extended filing such income tax return. We do not currently expect that we will be able to elect to be treated as a REIT for tax purposes for the 2012 fiscal year, but also do not expect that our lack of REIT status will hinder our ability to pay distributions on a quarterly basis.

A REIT generally operates without incurring any corporate level federal income tax, which is accomplished by the REIT annually distributing at least ninety percent of its REIT taxable income. If it satisfies the minimum distribution requirement, the REIT generally is entitled to a deduction for dividends paid. The REIT stockholders are then required to report the REIT dividend as ordinary income. A REIT stockholder’s receipt of dividends generally will not qualify as qualified dividend income or for the dividends received deduction discussed above. Thus, if we are able to qualify as a REIT, we will be more favorably treated for federal income tax purposes than our current taxation.

In order to qualify as a REIT, we would be required to satisfy gross income and asset tests. Generally, such tests require that a substantial percentage of the REIT’s income be derived from, and assets consist of, real estate assets, and, in certain cases, other investment property. This will be a factual determination that we generally will have to make annually with respect to the income tests and quarterly with respect to the asset tests.

If we elect to be taxed as a REIT, loss of our status as a REIT would have significant adverse consequences.

If we fail to qualify as a REIT in any taxable year, then we would be subject to federal income tax (including any applicable minimum tax) on our taxable income computed in the usual manner for corporate taxpayers without any deduction for distributions to our stockholders. Unless entitled to relief under specific statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status, assuming we had previously been treated as a REIT. To renew our REIT qualification at the end of such a four-year period, we would be required to distribute all of our current and accumulated earnings and profits before the end of the period and the funds available for satisfying our obligations and for distribution to our stockholders could be significantly reduced.

If we elect to be taxed as a REIT, re-characterization of sale-leaseback transactions may cause us to lose our REIT status.

We intend to purchase properties and simultaneously lease the same property back to the seller of such properties. While we will use our best efforts to structure any such sale-leaseback transaction so that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for U.S. federal income tax purposes, the IRS could challenge such characterization. In the event that any sale-leaseback transaction is recharacterized as a financing transaction or loan for U.S. federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of re-characterization. Alternatively, the amount of our REIT taxable income could be recalculated which might also cause us to fail to meet the distribution requirement for a taxable year.

We may be unable to identify and complete acquisitions of real property assets.

Our ability to identify and complete acquisitions of real property assets on favorable terms and conditions are subject to the following risks:

•	we may be unable to acquire a desired asset because of competition from other investors with significant capital, including publicly traded REITs and institutional investment funds;

•	competition from other investors may significantly increase the purchase price of a desired real property asset or result in less favorable terms;

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we may not complete the acquisition of a desired real property asset even if we have signed an agreement to acquire such real property asset because such agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

•	we may be unable to finance acquisitions of real property assets on favorable terms or at all.

Net leases may not result in fair market lease rates over time.

We expect a large portion of our future income to come from net leases. Net leases typically have longer lease terms and, thus, there is an increased risk that if market rental rates increase in future years, the rates under our net leases will be less than fair market rental rates during those years. As a result, our income and distributions could be lower than they would otherwise be if we did not engage in net leases. We generally will seek to include a clause in each lease that provides increases in rent over the term of the lease, but there can be no assurance we will be successful in obtaining such a clause.

Some losses related to our real property assets may not be covered by insurance and would adversely impact distributions to stockholders.

Our leases will generally require the tenant company to carry comprehensive liability and casualty insurance on our properties comparable in amounts and against risks customarily insured against by other companies engaged in similar businesses in the same geographic region as our tenant company. We believe the required coverage will be of the type, and amount, customarily obtained by an owner of similar properties. However, there are some types of losses, such as catastrophic acts of nature, acts of war or riots, for which we or our tenants cannot obtain insurance at an acceptable cost. If there is an uninsured loss or a loss in excess of insurance limits, we could lose both the revenues generated by the affected property and the capital we have invested in the property if our tenant company fails to pay us the casualty value in excess of such insurance limit, if any, or to indemnify us for such loss. This would in turn reduce the amount of income available for distributions. We would, however, remain obligated to repay any secured indebtedness or other obligations related to the property. Since September 11, 2001, the cost of insurance protection against terrorist acts has risen dramatically. The cost of coverage for acts of terrorism is currently mitigated by the Terrorism Risk Insurance Act (“TRIA”). If TRIA is not extended beyond its current expiration date of December 31, 2014, our tenants may incur higher insurance costs and greater difficulty in obtaining insurance that covers terrorist-related damages. There can be no assurance our tenant companies will be able to obtain terrorism insurance coverage, or that any coverage they do obtain will adequately protect our properties against loss from terrorist attack.

If a sale-leaseback transaction is re-characterized in a lessee company’s bankruptcy proceeding, our financial condition could be adversely affected.

We intend to enter into sale-leaseback transactions, whereby we purchase a property and then simultaneously lease the same property back to the seller. In the event of the bankruptcy of a lessee company, a transaction structured as a sale-leaseback may be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect our business. If the sale-leaseback were re-characterized as a financing, we might not be considered the owner of the property, and as a result would have the status of a creditor in relation to the lessee company. In that event, we would no longer have the right to sell or encumber our ownership interest in the property. Instead, we would have a claim against the lessee company for the amounts owed under the lease, with the claim arguably secured by the property. The lessee company/debtor might have the ability to restructure the terms, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were re-characterized as a joint venture, we and the lessee company could be treated as co-venturers with regard to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the lessee company relating to the property. Either of these outcomes could adversely affect our cash flow and the amount available for distribution.

We may not be able to sell our real property asset investments when we desire.

Investments in real property assets are relatively illiquid compared to other investments. Accordingly, we may not be able to sell real property asset investments when we desire or at prices acceptable to us in response to changes in economic or other conditions. This could substantially reduce the funds available for satisfying our obligations and for distribution to our stockholders.

Costs of complying with governmental laws and regulations, including those relating to environmental matters, may adversely affect our income and the cash available for distribution.

We have invested, and expect to continue to invest, in real property assets, which are subject to laws and regulations relating to the protection of the environment and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and aboveground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Environmental laws and regulations may impose joint and several liability on tenants, owners or operators for the costs to investigate or remediate contaminated properties, regardless of fault or whether the acts causing the contamination were legal. This liability could be substantial. In addition, the presence of hazardous substances, or the failure to properly remediate these substances, may adversely affect our ability to sell, rent or pledge such property as collateral for future borrowings.

Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. Future laws, ordinances or regulations may impose material environmental liability. Additionally, our tenant companies’ operations, the existing condition of land when we buy it, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations with which we may be required to comply, and that may subject us to liability in the form of fines or damages for noncompliance. Any material expenditures, fines, or damages we must pay will reduce our ability to make distributions.

State and federal laws in this area are constantly evolving, and we intend to monitor these laws and take commercially reasonable steps to protect ourselves from the impact of these laws, including where deemed necessary, obtaining environmental assessments of properties that we acquire; however, we will not obtain an independent third-party environmental assessment for every property we acquire. In addition, any such assessment that we do obtain may not reveal all environmental liabilities or whether a prior owner of a property created a material environmental condition not known to us. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims would materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution.

If we elect to be treated as a REIT, we will be required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income As a result, we will continue to need additional capital to make new investments. If additional funds are unavailable or not available on favorable terms, our ability to make new investments will be impaired.

If we elect to be treated as a REIT, we will be required to distribute at least 90% of our REIT taxable income, and as such we may require additional capital to make new investments or carry existing investments. We may acquire additional capital from the issuance of securities senior to our common stock, including additional borrowings or other indebtedness or the issuance of additional securities. We may also acquire additional capital through the issuance of additional equity. However, we may not be able to raise additional capital in the future on favorable terms or at all. Unfavorable economic conditions could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. We may issue debt securities, other instruments of indebtedness or preferred stock, and we borrow money from banks or other financial institutions, which we refer to collectively as “senior securities.” As a result of issuing senior securities, we will also be exposed to typical risks associated with leverage, including increased risk of loss. If we issue preferred securities which will rank “senior” to our common stock in our capital structure, the holders of such preferred securities may have separate voting rights and other rights, preferences or privileges more favorable than those of our common stock, and the issuance of such preferred securities could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for security holders or otherwise be in our best interest.

To the extent our ability to issue debt or other senior securities is constrained, we will depend on issuances of additional common stock to finance new investments. If we raise additional funds by issuing more of our common stock or senior securities convertible into, or exchangeable for, our common stock, the percentage ownership of our stockholders at that time would decrease, and you may experience dilution.

Corridor may serve as a manager to other entities, which may create conflicts of interest not in the best interest of us or our stockholders.

Corridor’s services under the Management Agreement are not exclusive, and, while it currently does not have any contractual arrangement to do so, it is free to furnish the same or similar services to other entities, including businesses that may directly or indirectly compete with us so long as its services to us are not impaired by the provision of such services to others. Corridor and its members may have obligations to other entities, the fulfillment of which might not be in the best interests of us or our stockholders.

We will be dependent upon key personnel of Corridor InfraTrust Management, LLC for our future success.

We have entered into a management agreement with Corridor to provide full management services to us for real property asset investments. We will be dependent on the diligence, expertise and business relationships of the management of Corridor to implement our strategy of acquiring real property assets. The departure of one or more investment professionals of Corridor could have a material adverse effect on our ability to implement this strategy and on the value of our common stock. There can be no assurance that we will be successful in implementing our strategy.

We are dependent upon TCA’s key personnel to effectuate an orderly liquidation of our remaining securities portfolio.

TCA’s investment professionals and management will evaluate, monitor and liquidate our remaining securities portfolio. The departure of one or more investment professionals of TCA could have a material adverse effect on our ability to achieve an orderly liquidation of our remaining securities portfolio. We will rely on employees of TCA who will be devoting significant amounts of their time to non-Company related activities of TCA. To the extent TCA’s investment professionals and management are unable to, or do not, devote sufficient amounts of their time and energy to our affairs, our performance may suffer.

Our remaining securities investments in privately-held companies present certain challenges, including availability of information about these companies and illiquidity that may impact our ability to liquidate these investments in a timely and/or advantageous manner.

We currently have securities investments remaining in privately-held companies. Generally, little public information exists about these companies, and we are required to rely on the ability of TCA to obtain adequate information to evaluate the potential risks and returns involved with these companies. If TCA is unable to obtain all material information about these companies, including with respect to operational, regulatory, environmental, litigation and managerial risks, TCA may not make a fully-informed investment decision, and we may lose some or all of the money invested in these companies. Substantially all of these securities are subject to legal and other restrictions on resale or are otherwise less liquid than publicly traded securities. The illiquidity of these investments may make it difficult for us to sell such investments at advantageous times and prices or in a timely manner. In addition, if we are required to liquidate all or a portion of our remaining securities portfolio quickly, we may realize significantly less than the value at which we previously have recorded our investments. We also may face other restrictions on our ability to liquidate an investment in the securities of a portfolio company to the extent that we or one of our affiliates have material non-public information regarding such portfolio company.

All of our remaining securities investments are, and will continue to be, recorded at fair value. Because such valuations are inherently uncertain, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed.

We continue to hold investments that are in the form of securities or loans that are not publicly traded. The fair value of these investments may not be readily determinable. For securities investments that are reported at fair value, we will value these investments quarterly at fair value. We have retained Lincoln Partners Advisors,

LLC (an independent valuation firm) to provide third party valuation consulting services. The Board of Directors is ultimately responsible for determining the fair value of the investments in good faith. The types of factors that may be considered in fair value pricing of an investment include the nature and realizable value of any collateral, the portfolio company’s earnings and ability to make payments, the markets in which the portfolio company does business, comparison to publicly traded companies, discounted cash flow and other relevant factors. Because such valuations are inherently uncertain, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. As a result, we may not be able to dispose of our holdings at a price equal to or greater than the determined fair value, which could have a negative impact on our net equity and earnings.

The lack of liquidity in our securities investments may make it difficult to liquidate our securities portfolio at favorable prices, and as a result, we may suffer losses.

We have historically invested in the equity of companies whose securities are not publicly traded, and whose securities may be subject to legal and other restrictions on resale or otherwise be less liquid than publicly-traded securities. As of February 29, 2012, approximately 62% of our securities investments were invested in illiquid securities. The illiquidity of these investments may make it difficult for us to sell these investments when desired. In addition, we may realize significantly less than the value at which we had previously recorded these investments when we liquidate our securities portfolio. The illiquidity of most of our securities investments may make it difficult for us to dispose of them at favorable prices, and, as a result, we may suffer losses.

If our acquisitions do not meet our performance expectations, you may not receive distributions.

We intend to make distributions on a quarterly basis to our stockholders out of assets legally available for distribution. We may not be able to achieve operating results that will allow us to make distributions at a specific level or to increase the amount of these distributions from time to time. Also, restrictions and provisions in any credit facilities we enter into or debt securities we issue may limit our ability to make distributions. We cannot assure you that you will receive distributions at a particular level or at all.

If we were deemed an investment company under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business and the price of our securities.

We do not believe that we are an investment company under the 1940 Act. If during the period in which we are liquidating our securities portfolio we make an investment in securities, or one of our infrastructure real property asset acquisitions were characterized as an investment in securities, we could be deemed an investment company for purposes of the 1940 Act. If we were to be deemed an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure, could make it impractical for us to continue our business as contemplated and would have a material adverse effect on our operations and the price of our common stock.

Changes in laws or regulations or in the interpretations of laws or regulations could significantly affect our operations and cost of doing business.

We are subject to federal, state and local laws and regulations and are subject to judicial and administrative decisions that affect our operations, including loan originations, maximum interest rates, fees and other charges, disclosures to portfolio companies, the terms of secured transactions, collection and foreclosure procedures and other trade practices. If these laws, regulations or decisions change, we may have to incur significant expenses in order to comply, or we may have to restrict our operations. In addition, if we do not comply with applicable laws, regulations and decisions, or fail to obtain licenses that may become necessary for the conduct of our business, we may be subject to civil fines and criminal penalties, any of which could have a material adverse effect upon our business, results of operations or financial condition.

Provisions of the Maryland General Corporation Law and our charter and bylaws could deter takeover attempts and have an adverse impact on the price of our common stock.

The Maryland General Corporation Law and our charter and bylaws contain provisions that may have the effect of discouraging, delaying or making difficult a change in control of our Company or the removal of our incumbent directors. We are subject to the Business Combination Act of the Maryland General Corporation Law. However, pursuant to the statute, our Board of Directors has adopted a resolution exempting us from the Maryland Business Combination Act for any business combination between us and any person to the extent that such business combination receives the prior approval of our board. Our Bylaws exempt from the Maryland Control Share Acquisition Act acquisitions of stock by any person. If we amend our Bylaws to repeal the exemption from the Maryland Control Share Acquisition Act, the Maryland Control Share Acquisition Act also may make it more difficult to obtain control of our Company.

Under our charter, our Board of Directors is divided into three classes serving staggered terms, which will make it more difficult for a hostile bidder to acquire control of us. In addition, our Board of Directors may, without stockholder action, authorize the issuance of shares of stock in one or more classes or series, including preferred stock. See “Description of Securities.” Our Board of Directors may, without stockholder action, amend our charter to increase the number of shares of stock of any class or series that we have authority to issue. The existence of these provisions, among others, may have a negative impact on the price of our common stock and may discourage third party bids for ownership of our Company. These provisions may prevent any premiums being offered to you for our common stock.

Risks Related to an Investment in the U.S. Energy Infrastructure Sector

Our focus on the energy infrastructure sector will subject us to more risks than if we were broadly diversified.

Because we specifically focus on the energy infrastructure sector, investments in our common stock may present more risks than if we were broadly diversified over numerous sectors of the economy. Therefore, a downturn in the U.S. energy infrastructure sector would have a larger impact on us than on a company that does not concentrate in one sector of the economy. The energy infrastructure sector can be significantly affected by the supply of and demand for specific products and services; the supply and demand for crude oil, natural gas, and other energy commodities; the price of crude oil, natural gas, and other energy commodities; exploration, production and other capital expenditures; government regulation; world and regional events and economic conditions.

Energy infrastructure companies are subject to variations in the supply and demand of various energy commodities.

A decrease in the production of natural gas, natural gas liquids, crude oil, coal, refined petroleum products or other such commodities, or a decrease in the volume of such commodities available for transportation, mining, processing, storage or distribution, may adversely impact the financial performance of companies in the energy infrastructure sector. Production declines and volume decreases could be caused by various factors, including catastrophic events affecting production, depletion of resources, labor difficulties, political events, OPEC actions, environmental proceedings, increased regulations, equipment failures and unexpected maintenance problems, failure to obtain necessary permits, unscheduled outages, unanticipated expenses, inability to successfully carry out new construction or acquisitions, import supply disruption, increased competition from alternative energy sources or related commodity prices. Alternatively, a sustained decline in demand for such commodities could also adversely affect the financial performance of companies in the energy infrastructure sector. Factors that could lead to a decline in demand include economic recession or other adverse economic conditions, higher fuel taxes or governmental regulations, increases in fuel economy, consumer shifts to the use of alternative fuel sources, changes in commodity prices or weather. Factors that could lead to a decrease in market demand include a recession or other adverse economic conditions, an increase in the market price of the underlying commodity, higher taxes or other regulatory actions that increase costs, or a shift in consumer demand for such products. Demand may also be adversely impacted by consumer sentiment with respect to global warming and/or by any state or federal legislation intended to promote the use of alternative energy sources such as bio-fuels, solar and wind. Should energy infrastructure companies experience variations in supply and demand as described above, the resulting decline in operating or financial performance could impact the value or quality of our assets.

Many companies in the energy infrastructure sector are subject to the risk that they, or their customers, will be unable to replace depleted reserves of energy commodities.

Many companies in the energy infrastructure sector are either (i) engaged in the production of natural gas liquids, refined petroleum products, or aggregates such as crushed stone, sand and gravel, or (ii) are engaged in transporting, storing, distributing and processing these items on behalf of producers. To maintain or grow their revenues, many customers of these companies need to maintain or expand their reserves through exploration of new sources of supply, through the development of existing sources, through acquisitions, or through long-term contracts to acquire reserves. The financial performance of companies in the energy infrastructure sector may be adversely affected if the companies to which they provide service are unable to cost-effectively acquire additional reserves sufficient to replace the natural decline.

Energy infrastructure companies are and will be subject to extensive regulation because of their participation in the energy infrastructure sector.

Companies in the energy infrastructure sector are subject to significant federal, state and local government regulation in virtually every aspect of their operations, including how facilities are constructed, maintained and operated, environmental and safety controls, and the prices they may charge for the products and services they provide. Various governmental authorities have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Stricter laws, regulations or enforcement policies could be enacted in the future that likely would increase compliance costs and may adversely affect the financial performance of companies in the energy infrastructure sector.

Energy infrastructure companies are and will be subject to the risk of fluctuations in commodity prices.

The operations and financial performance of companies in the energy infrastructure sector may be directly affected by energy commodity prices, especially those companies in the energy infrastructure sector owning the underlying energy commodity. Commodity prices fluctuate for several reasons, including changes in market and economic conditions, the impact of weather on demand or supply, levels of domestic production and imported commodities, energy conservation, domestic and foreign governmental regulation and taxation and the availability of local, intrastate and interstate transportation systems. Volatility of commodity prices, which may lead to a reduction in production or supply, may also negatively impact the performance of companies in the energy infrastructure sector that are solely involved in the transportation, processing, storing, distribution or marketing of commodities. Volatility of commodity prices may also make it more difficult for companies in the energy infrastructure sector to raise capital to the extent the market perceives that their performance may be tied directly or indirectly to commodity prices. Historically, energy commodity prices have been cyclical and exhibited significant volatility. Should energy infrastructure companies experience variations in supply and demand as described above, the resulting decline in operating or financial performance could impact the value or quality of our assets.

Energy infrastructure companies are and will be subject to the risk of extreme weather patterns.

Extreme weather patterns, such as prolonged or abnormal seasons, or specific events, such as hurricanes, could result in significant volatility in the supply of energy and power. This volatility may create fluctuations in commodity prices and earnings of companies in the energy infrastructure sector. Moreover, any extreme weather events, such as hurricanes, could adversely impact the assets and valuation of our real property assets or investment securities.

Additional Risks to Common Stockholders

Our use of leverage increases the risk of investing in our securities and will increase the costs borne by common stockholders.

Our use of leverage through the issuance of any preferred stock or debt securities, and any additional borrowings or other transactions involving indebtedness (other than for temporary or emergency purposes) are or would be considered “senior securities” and create risks. Leverage is a speculative technique that may adversely affect common stockholders. If the return on securities acquired with borrowed funds or other leverage proceeds does not exceed the cost of the leverage, the use of leverage could cause us to lose money.

Our issuance of senior securities involves offering expenses and other costs, including interest payments, which are borne indirectly by our common stockholders. Fluctuations in interest rates could increase interest or dividend payments on our senior securities, and could reduce cash available for distribution on common stock. Increased operating costs, including the financing cost associated with any leverage, may reduce our total return to common stockholders.

Rating agency guidelines applicable to any senior securities may impose asset coverage requirements, dividend limitations, voting right requirements (in the case of the senior equity securities), and restrictions on our portfolio composition and our use of certain investment techniques and strategies. The terms of any senior securities or other borrowings may impose additional requirements, restrictions and limitations that are more stringent than those required by a rating agency that rates outstanding senior securities. These requirements may have an adverse effect on us and may affect our ability to pay distributions on common stock and preferred stock. To the extent necessary, we may redeem our senior securities to maintain the required asset coverage. Doing so may require that we liquidate investments at a time when it would not otherwise be desirable to do so.

In addition, lenders from whom we may borrow money or holders of our debt securities may have fixed dollar claims on our assets that are superior to the claims of our stockholders, and we have granted, and may in the future grant, a security interest in our assets in connection with our debt. In the case of a liquidation event, those lenders or note holders would receive proceeds before our stockholders. If the value of our assets increases, then leveraging would cause the book value of our common stock to increase more than it otherwise would have had we not leveraged. Conversely, if the value of our assets decreases, leveraging would cause the book value of our common stock to decline more than it otherwise would have had we not leveraged. Similarly, any increase in our revenue in excess of interest expense on our borrowed funds would cause our net income to increase more than it would without the leverage. Any decrease in our revenue would cause our net income to decline more than it would have had we not borrowed funds and could negatively affect our ability to make distributions on our common stock. Our ability to service any debt that we incur will depend largely on our financial performance and the performance of our portfolio companies and will be subject to prevailing economic conditions and competitive pressures.

Sales of our common stock may put pressure on our stock price.

The sale of our common stock (or the perception that such sales may occur) may have an adverse effect on prices in the secondary market for our common stock. An increase in the number of shares of common stock available may put downward pressure on the market price for our common stock and make it more difficult for stockholders to sell their shares. These sales also might make it more difficult for us to sell additional equity securities in the future at a time and price we deem appropriate.

Additional Risks to Senior Security Holders

Generally, an investment in our senior securities is subject to the following risks:

We will be subject to interest rate risk.

Distributions and interest payable on our senior securities are subject to interest rate risk. To the extent that distributions or interest on such securities are based on short-term rates, our leverage costs may rise so that the amount of dividends or interest due to holders of senior securities would exceed available cash flow. To the extent that any of our leverage costs are fixed, our leverage costs may increase when our senior securities mature. This might require us to sell investments at a time when we would otherwise not do so, which may affect adversely our future ability to generate cash flow.

Preferred stock will be junior to any outstanding notes or other borrowings.

Preferred stock will be junior in liquidation and with respect to distribution rights to debt securities and any other borrowings. Senior securities representing indebtedness may constitute a substantial lien and burden on preferred stock by reason of their prior claim against our income and against our net assets in liquidation. We may not be permitted to declare dividends or other distributions with respect to any series of preferred stock unless at such time we meet applicable asset coverage requirements and the payment of principal or interest is not in default with respect to any notes or other borrowings.

Our debt securities, upon issuance, are expected to be unsecured obligations and, upon our liquidation, dissolution or winding up, will rank: (1) senior to all of our outstanding common stock and any outstanding preferred stock; (2) on a parity with any of our unsecured creditors and any unsecured senior securities representing our indebtedness; and (3) junior to any of our secured creditors. Secured creditors of ours may include, without limitation, parties entering into interest rate swap, floor or cap transactions, or other similar transactions with us that create liens, pledges, charges, security interests, security agreements or other encumbrances on our assets.

We may be subject to ratings and asset coverage risk.

To the extent that senior securities are rated, a rating does not eliminate or necessarily mitigate the risks of investing in our senior securities, and a rating may not fully or accurately reflect all of the credit and market risks associated with a security. A rating agency could downgrade the rating of our shares of preferred stock or debt securities, which may make such securities less liquid at an auction or in the secondary market, though probably with higher resulting interest rates. If a rating agency downgrades, or indicates a potential downgrade to, the rating assigned to a senior security, we may alter our portfolio or redeem a portion of our senior securities. We may voluntarily redeem a senior security under certain circumstances to the extent permitted by its governing documents.

Inflation may negatively impact our senior securities.

Inflation is the reduction in the purchasing power of money resulting from an increase in the price of goods and services. Inflation risk is the risk that the inflation adjusted or “real” value of an investment in preferred stock or debt securities or the income from that investment will be worth less in the future. As inflation occurs, the real value of the preferred stock or debt securities and the dividend payable to holders of preferred stock or interest payable to holders of debt securities declines.

Additional Risks Related to Warrants and Subscription Rights

An active public market for our warrants or subscription rights may not develop.

Currently, no public market exists for our warrants or for subscription rights we may issue. We cannot assure you that one will develop or be sustained after this offering. We do not currently intend to apply to list the warrants, and may not list any subscription rights, on any national securities exchange or automated quotation system.

There may be dilution of the value of our common stock when our warrants or subscription rights are exercised or if we issue common stock below book value.

The issuance of additional common stock upon the exercise of any warrants or subscription rights, if the warrants or subscription rights are exercised at a time when the exercise price is less than the book value per share of our common stock, will have a dilutive effect on the value of our common stock.

The warrants or subscription rights may have no value in bankruptcy.

In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants or subscription rights are executory contracts subject to rejection by us with approval of the bankruptcy court. As a result, holders of warrants or subscription rights may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their warrants or subscription rights prior to the commencement of any such bankruptcy or reorganization.

As a holder of warrants or subscription rights, you will not receive distributions on our common stock.

Holders of warrants or subscription rights will not have the right to receive any distributions and will not have any voting rights so long as their warrants or subscription rights are unexercised.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we intend to use the net proceeds of any sales of securities (including any net proceeds received upon their exercise) in accordance with our investment objective and policies within approximately three to six months of receipt of such proceeds. We may also use proceeds from the sale of our securities to retire all or a portion of any debt we incur, retire or redeem senior securities, and for working capital purposes, including the payment of distributions, interest and operating expenses, although there is currently no intent to issue securities primarily for this purpose. Our investments may be delayed if suitable investments are unavailable at the time or for other reasons. Pending such investment, we anticipate that we will invest the proceeds in securities issued by the U.S. government or its agencies or instrumentalities or in high quality, short-term or long-term debt obligations. A delay in the anticipated use of proceeds could lower returns, reduce our distribution to common stockholders and reduce the amount of cash available to make dividend and interest payments on any outstanding preferred stock and debt securities, respectively. We will not receive any of the proceeds from a sale of our securities by any selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges and combined fixed charges and preferred stock dividends for each of the last five fiscal years.

			Year Ended November 30,
	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges	7.91	261.94	(2.86)	(17.96)	9.54
Ratio of Earnings to Combined Fixed Charges and Preference Dividends to Earnings	7.91	261.94	(2.86)	(17.96)	9.54
Fixed Charge Deficiency	N/A	N/A	(2,420,556)	(34,284,113)	N/A

SUPPLEMENTAL PRO FORMA SELECTED FINANCIAL DATA

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them. That means we can disclose important information to you by referring you to those documents. Among others, we have incorporated by reference the documents listed below:

•

Our Annual Report on Form 10-K, for the fiscal year ended November 30, 2011, as originally filed with the SEC on February 13, 2012 and as amended and filed with the SEC on March 1, 2012 and June 1, 2012.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2012, as originally filed with the SEC on April 9, 2012 and as amended and filed with the SEC on May 9, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on February 16, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on March 13, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on March 30, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on April 13, 2012.

On September 21, 2011, we withdrew our election to be regulated as a BDC, and as of such date ceased reporting under the AICPA Investment Company Audit Guide (the Guide), which, in combination with our change in investment strategy, resulted in a significant change in our financial statement presentation.

We are now required to classify our publicly-traded investments in debt and equity securities into three categories: (i) trading securities,( ii) available-for-sale securities or (iii) held-to maturity securities. All of our publicly-traded securities are classified as trading securities and reported at fair value, with changes in fair value recorded in the Other Income section of the Statement of Operations. Our private securities, other than Mowood, LLC (“Mowood”), are reported at fair value pursuant to the fair value option for financial assets and financial liabilities available under provisions of U.S. GAAP, with changes in fair value also recorded in the Other Income section of the Statement of Operations. We are also required to consolidate the financial presentation and results of operations of our wholly-owned portfolio company, Mowood pursuant to FASB Accounting Standards Codification 810, from the date of our withdrawal as a BDC (September 21, 2011) through November 30, 2011. Other changes to the format of our financial statements included the removal of the Schedule of Investments and the Financial Highlights.

On June 30, 2011, we purchased 100 percent ownership of a 40 percent-undivided interest in the Eastern Interconnect Project (“EIP Project”). The EIP Project is a 40 percent undivided interest in a 216 mile, 345-KV bulk power transmission line and related equipment and substations including towers, easement rights, converters and other grid support components. These transmission assets move electric power across New Mexico between Albuquerque and Clovis.

In order to provide the most meaningful information to you related to the financial statements included in the reports referenced above, we are providing supplemental pro forma selected financial data below as it would have been reported had we consolidated Mowood and owned the EIP Project for the entire year.

Adjustments made to consolidate the results of operations of Mowood, and its subsidiary Omega Pipeline Company (“Omega”) for the period December 1, 2010 through August 31, 2011 are reflected in the second column below. Omega is a natural gas local distribution company (“LDC”) that owns and operates a natural gas distribution system in Fort Leonard Wood, Missouri. As part of operating the natural gas distribution system, Mowood manages/supervises any expansion of the system. All significant intercompany balances and transactions have been eliminated upon consolidation.

Adjustments made to reflect the results from operations of the EIP Project from December 1, 2010 through June 20, 2011 are reflected in the third column below. The EIP Project leases approximately 100 percent of its physical transmission assets to Public Service Company of New Mexico.

	Year Ended November 30, 2011 (audited)	Adjustments to consolidate Mowood for Period from December 1, 2010 through September 21, 2011	Adjustments to reflect EIP for Periods from December 1, 2010 through June 30, 2011	Pro Forma Year Ended November 30, 2011 (unaudited)
Revenue
Sales revenue	$2,161,723	$7,283,192	$—	$9,444,915
Lease income	1,063,740		1,489,235	2,552,975

Total Revenue	3,225,463	7,283,192	1,489,235	11,997,890

Expenses
Cost of sales	1,689,374	5,892,508		7,581,882
Management fees, net of expense reimbursements	968,163			968,163
Asset acquisition expense	638,185			638,185
Professional fees	548,759			548,759
Depreciation expense	364,254		412,033	776,287
Operating expenses	196,775	723,720		920,495
Directors’ fees	70,192			70,192
Interest expense	36,508	33,429	169,204	239,141
Other expenses	183,674	(1,370)		182,304

Total Expenses	4,695,884	6,648,287	581,237	11,925,408

				—
Loss from Operations, before Income Taxes	(1,470,421)	634,905	907,998	72,482

Deferred tax (expense) benefit	557,017	(226,397)	(323,778)	6,842

Loss from Operations	$(913,404)	$408,508	$584,220	$79,324

Other Income
Net realized and unrealized gain (loss) on trading securities	2,299,975			2,299,975
Net realized and unrealized gain (loss) on other equity securities	2,283,773	988,669		3,272,442
Distributions and dividend income, net	651,673	(728,998)		(77,325)
Other income	40,000			40,000

Total Other Income, before Income Taxes	$5,275,421	$259,671	$—	$5,535,092

Current tax expense	(253,650)	—	—	(253,650)
Deferred tax (expense) benefit	(1,186,224)	(544,312)	—	(1,730,536)

Income tax benefit, net	(1,439,874)	(544,312)		(1,984,186)

Total Other Income	$3,835,547	$(284,641)	$—	$3,550,906

				$—

Net Income	$2,922,143	$123,867	$584,220	$3,630,230

Earnings Per Common Share:
Basic and Diluted	$0.32	$0.01	$0.06	$0.40
Weighted Average Shares of Common Stock Outstanding:
Basic and Diluted	9,159,809	9,159,809	9,159,809	9,159,809

THE COMPANY

We were organized as a Maryland corporation in September 2005. We completed our initial public offering in February 2007 as a non-diversified closed-end management investment company regulated as a BDC under the 1940 Act. On September 21, 2011 we withdrew our election to be treated as a BDC in order to pursue becoming qualified as a REIT. Our common stock is listed on the New York Stock Exchange under the symbol “TTO.”

Our objective is to provide stockholders with an attractive risk-adjusted total return, with an emphasis on distributions and distribution growth. We invest primarily in the U.S. energy infrastructure sector. We historically were limited to investing in securities of privately-held companies operating in the U.S. energy infrastructure sector. We believe the U.S. energy infrastructure sector offers significant opportunities for investment, but investment constraints placed upon BDCs have limited the types of assets and investments that can best access these opportunities. Withdrawal of our BDC election allows us to pursue attractive opportunities to provide lease-based financing to energy infrastructure companies, with an expanded investment pool that includes real property assets, as opposed to investment securities. We believe that we can acquire these assets while also satisfying the requirements for qualification as a REIT, and that becoming qualified and electing REIT status is in the best interests of our stockholders. If we qualify for and elect REIT status in the future, we generally will not pay federal income tax on taxable income that is distributed to our stockholders. See “Prospectus Summary – Taxation” and “U.S. Federal Income Tax Considerations – Potential Election to Be Treated as a REIT.”

At our Annual Meeting on April 8, 2011, our stockholders authorized our Board of Directors to withdraw our election to be regulated as a BDC under the 1940 Act. On September 21, 2011, we withdrew our election to be treated as a BDC, and as of such date are no longer regulated as a BDC and no longer subject to the regulatory provisions of the 1940 Act. Withdrawal of our election to be regulated as a BDC did not affect our registration under Section 12(b) of the Exchange Act and we will continue to file periodic reports on Form 10-K, Form 10-Q and Form 8-K, and file proxy statements and other reports required under the Exchange Act.

In 2007, 2009 and 2010 the IRS issued three separate private letter rulings that defined certain energy infrastructure assets as real estate assets for tax purposes. The potential qualifying real estate assets in the energy infrastructure sector are electric transmission and distribution systems, pipeline systems, storage and terminaling systems. We refer to such REIT-qualifying assets herein as “real property assets.” While private letter rulings provide insight into the current thinking of the IRS on tax issues, such rulings may only be relied upon by the taxpayer to whom they were issued.

We do not plan to make additional investments in securities (other than short term, highly liquid investments to be held pending acquisition of real property assets) and intend to liquidate our securities portfolio in an orderly manner. As of February 29, 2012, the fair value of our securities portfolio (excluding short-term investments) totaled $76.8 million. The fair value of the securities remaining in our portfolio as of February 29, 2012, includes: (i) publicly-traded and liquid master limited partnership (“MLP”) equity securities of approximately $29.5 million and (ii) approximately $47.3 million of other illiquid securities issued by seven privately-held companies. The publicly traded securities can be liquidated more readily than the others.

We seek to acquire real property assets from energy infrastructure companies and simultaneously lease these properties to the seller under long-term triple net leases, defined as a lease in which the lessee pays rent to the lessor, as well as all taxes, insurance, and maintenance expenses that arise from the use of the property. We expect our leases to be configured to include a base lease fee with additional provisions that enable us to participate in the revenue and/or value of the underlying energy infrastructure real property asset. These provisions would be considered a contingent rent or fair value repurchase option upon lease termination. These sale-leaseback transactions provide the lessee company with a source of financing that is an alternative to other financing sources such as corporate borrowing or equity offerings. Our sale-leaseback transactions may occur in conjunction with acquisitions, recapitalizations, growth projects or other corporate transactions involving the lessee company. We may act as one of several sources of financing for these transactions by purchasing real property from the seller and net leasing it back to the seller or its successor in interest (the lessee).

If we find sufficient suitable REIT-qualifying investments and satisfy the REIT requirements throughout our fiscal year, we expect to make an election to be treated as a REIT for tax purposes for that fiscal year by filing a Form 1120-REIT on or before March 15 of the subsequent fiscal year, or such later date to which we have properly extended filing such income tax return. We do not currently expect that we will be able to elect to be treated as a REIT for tax purposes for the 2012 fiscal year, but also do not expect that our lack of REIT status will hinder our ability to pay distributions on a quarterly basis. The REIT requirements that we must meet are discussed in detail below, but the principal challenge for us will be meeting the requirement that a substantial percentage of our assets be REIT-qualifying investments that produce REIT qualifying income. Our effort to meet that requirement will be accelerated if: (i) we are able to readily identify appropriate opportunities to liquidate our securities portfolio, or (ii) we are able to raise capital to fund new acquisitions. In either event, we will need to have identified and be able to consummate an adequate number of REIT-qualifying investments meeting our investment criteria. Subject to the limitations described below in “U.S. Federal Income Tax Considerations”, we may be able to accelerate satisfying the REIT requirements by holding non-REIT qualifying investments, including certain private equity investments, through taxable REIT subsidiaries. The taxation of taxable REIT subsidiaries is described below in “U.S. Federal Income Tax Considerations – Taxable REIT Subsidiaries”. We do not currently have any agreements or binding letters of intent for such investments. These opportunities are in a preliminary stage of review, and consummation of any of these opportunities depends on a number of factors beyond our control. There can be no assurance that any of these acquisition opportunities will result in consummated transactions. Regardless of our tax status, our investors will continue to receive a Form 1099 tax form. See “U.S. Federal Income Tax Considerations – Potential Election to Be Treated as a REIT.”

Manager

We are externally managed by Corridor InfraTrust Management, LLC (formerly Corridor Energy, LLC) (“Corridor”). Corridor is an asset manager specializing in financing the acquisition or development of infrastructure real property assets. Corridor assists us in identifying, acquiring and developing energy infrastructure real property asset investments that can be leased to businesses that make goods, provide services or own assets other than securities, which business we refer to herein as “operating companies” and is generally responsible for our day-to-day operations.

Corridor is an affiliate of Tortoise Capital Advisors, L.L.C., an investment manager specializing in listed energy infrastructure investments. TCA provides us certain securities focused investment services necessary to evaluate, monitor and liquidate our remaining securities portfolio and also provide us with certain operational (i.e. non-investment) services. Corridor compensates TCA for the services TCA provides to us.

U.S. Energy Infrastructure Sector Focus

We pursue our investment objective by investing principally in the energy infrastructure sector. The energy infrastructure sector broadly includes midstream, downstream and upstream assets. We intend to focus primarily on midstream and downstream assets as described below.

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Midstream — the gathering, processing, storing and transmission of energy resources and their byproducts in a form that is usable by wholesale power generation, utility, petrochemical, industrial and gasoline customers, including pipelines, gas processing plants, liquefied natural gas facilities and other energy infrastructure companies.

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Downstream — the refining of energy sources, and the marketing and distribution of such refined products, such as customer-ready natural gas, natural gas liquids, propane and gasoline, to end-user customers, and the generation, transmission and distribution of electricity, including from coal, nuclear, natural gas, agricultural, thermal, solar, wind and biomass.

Market Opportunity

We believe the environment for acquiring energy infrastructure real property assets is attractive for the following reasons:

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Energy infrastructure provides essential services, and the stable supply and demand today is expected to continue in the future. We believe energy infrastructure is the backbone of modern society. The energy infrastructure sector includes the pipes, wires and storage facilities that connect and deliver our most critical resources: water, electricity, oil and gas. The demand for these resources is directly correlated with population growth, and has a low correlation to market cycles. The U.S. is the largest consumer of crude oil and natural gas products, the third largest producer of crude oil and the largest producer of natural gas products in the world. It is not anticipated that the services provided by infrastructure facilities will diminish over time; in fact it is expected to grow. U.S. energy consumption is forecasted to grow by 20% from 2009 to the year 2035 according to the U.S. Energy Information Administration (EIA), Annual Energy Outlook April 2011. The United States has an abundant supply of natural gas with enough natural gas to last for approximately 80 to 100 years, according to various industry sources. Natural gas provides a means of energy independence, as nearly 90% of the natural gas consumed in the United States is produced domestically. Demand for natural gas continues to increase as environmentally sensitive power generation companies switch to low-cost cleaner burning fuels. Natural gas is viewed as a reliable back-up energy source to alternative energy (e.g., wind and solar) as it is not dependent on weather patterns. Natural gas is the cleanest fossil fuel, with 50% and 30% fewer carbon dioxide emissions than coal and oil, respectively, as well as lower emissions from sulfur dioxide and other pollutants.

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Investment is needed in U.S. energy infrastructure. Due to aging infrastructure, renewable energy requirements and rapid technological advances in the methods used to extract oil and natural gas, we believe that substantial amounts of capital will be invested in energy infrastructure. Investments in the power transmission sector in 2008 were quadruple the average investment level throughout the 1990’s. The National Energy Reliability Council (NERC) projects transmission additions will triple from approximately 1,000 miles/year in 2000-2008 to 3,100 miles/year in 2009-2018. These investment metrics align with NERC’s projections that U.S. peak energy demand will grow at a rate of 1.3% per year. According to the Brattle Group, this growth translates into $10 billion of annual investments in electric transmission alone. In addition, a natural gas market study commissioned in 2009 by the Interstate Natural Gas Association of America Foundation noted that to accommodate the geographical shift of natural gas production from mature basins to relatively new areas, it expects a range of investment from $133 to $210 billion of new midstream natural gas assets in the U.S. and Canada. We believe that the U.S. energy infrastructure sector’s high level of projected capital expenditures and continuing acquisition and divestiture activity provide numerous attractive acquisition opportunities.

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We believe there are a number of attractive operating companies with capital needs. We believe that there are a number of operating companies in the midstream and downstream segments of the U.S. energy infrastructure sector with capital expansion plans in which the asset performance will provide stable cash flow characteristics similar to those demonstrated by MLPs. We believe that these operating companies have assets that represent attractive financing opportunities for us. The energy industry is monopolistic, and high barriers to entry put the responsibility of development and growth on existing operating companies. Decreased federal and state funding for infrastructure investment is pushing many operating companies to alternative financing options. In addition, we can offer financing for assets that do not qualify for inclusion in an MLP, such as renewables and electric power transmission.

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There is a large segment of assets in energy infrastructure that qualify for being held by a REIT. In 2007, 2009 and 2010 the IRS issued three separate private letter rulings that defined certain energy infrastructure assets as real estate assets for tax purposes. The qualifying real estate assets in the energy infrastructure sector are electric transmission and distribution systems, pipeline systems and storage and terminaling systems. The private letter rulings treat such assets as qualifying real estate assets if the income from these assets is derived from rents on real property. While private letter rulings provide insight into the current thinking of the IRS on tax issues, such rulings may only be relied upon by the taxpayer to whom they were issued.

Competitive Advantages

We believe that we are well positioned to meet the financing needs of companies within the U.S. energy infrastructure sector for the following reasons:

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Attractive Strategic Partner for Energy and Power Infrastructure Companies. We believe that we are a desirable partner for energy and power infrastructure companies because we have specialized knowledge of the economic, regulatory, and stakeholder considerations faced by them. We do not intend to compete with the operations of our lessees and are willing to enter into long-term lease and financing arrangements that suit the requirements and achieve the goals of energy and power infrastructure companies.

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Broad Energy and Power Infrastructure Scope. We intend to focus on assets, among others, that are not permissible assets to be owned by other specialized energy companies such as MLPs. For example the Eastern Interconnect Project and Mowood’s Omega pipeline are not MLP qualified assets.

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Efficient Capital Provider. If we are able to qualify as a REIT, our stockholders will not receive UBTI or Effectively Connected Income. This offers us access to investors desiring the risk adjusted return profile we provide but unable to invest in other specialized infrastructure vehicles such as direct investment in infrastructure, private equity funds, or MLPs. As a REIT, TTO is expected to have a lower overall cost of capital when compared to certain other energy and power infrastructure acquirors, which should enhance our future cash flows and provide for increased value growth opportunities.

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Disciplined Investment Philosophy. As we focus on acquiring real property assets, our investment approach emphasizes overall asset operational and financial performance with the potential for enhanced returns through incremental asset growth, capital appreciation, and minimization of downside risk. Our process involves an assessment of the overall attractiveness of the specific subsector of the energy infrastructure sector in which a prospective operating company is involved; such company’s specific competitive position within that subsector; operational asset engineering due diligence; potential commodity price, supply and demand and regulatory concerns; the stability and potential growth of the prospective real property asset’s cash flows; the prospective operating company’s management track record and our ability to structure an attractive investment.

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Experienced Management Team. The principals of Corridor have an average of over 24 years of experience in energy operations of multi-national electric and gas utilities, national energy marketing and trading businesses and in optimizing portfolios for real energy asset investments. Based on their real property asset operational experience and strong industry relationships, we believe the principals of Corridor provide the expertise and knowledge necessary to acquire real property assets with strong performance standards. The members of TCA’s investment committee have an average of over 24 years of financial investment experience. TCA’s investment professionals are responsible for evaluating, monitoring and liquidating our remaining securities portfolio.

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Flexible Transaction Structuring. We are not subject to many of the regulatory limitations that govern traditional lending institutions such as commercial banks. As a result, we can be flexible in structuring asset acquisition transactions. This structuring flexibility enables our leases and debt instruments to fit the cash flow characteristics of the assets that we acquire. TCA’s and Corridor’s professionals have substantial experience in structuring investments that balance the needs of an energy infrastructure operating company with appropriate risk control.

While we believe we are well positioned to meet the financing needs of companies within the U.S. energy infrastructure sector, an investment in our securities involves certain risks that may preclude us from achieving our investment objective. For example, we may be unable to identify and complete acquisitions of real property assets or sell real property assets at times or at prices that we desire. In addition, if we elect to be taxed as a REIT, the loss of our REIT status would have significant adverse consequences.

Targeted Investment Characteristics

We anticipate that our targeted real property asset acquisitions will have the following characteristics:

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Long-Life Assets with Stable Cash Flows and Limited Commodity Price Sensitivity. We will seek real property assets having the potential to generate stable cash flows over long periods of time. We have historically invested in companies that own and operate assets with long useful lives and that generate cash flows by providing critical services primarily to the producers or end-users of energy. We have attempted to limit the direct exposure to energy commodity price risk in our portfolio. We have targeted companies that have a majority of their cash flows generated by contractual obligations. Our planned acquisitions of real property assets will continue to reflect these characteristics. Acquired real property assets will be long-lived. (In most cases, we expect the term of the lease will approximate the projected asset life.) We anticipate our real property assets will generate contracted cash flows with third party entities over the term of the investment, thus providing stable cash flows underlying our leases.

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Experienced Management Teams with Energy Infrastructure Focus. We have targeted assets operated by management teams that have a track record of success and that often have substantial knowledge and focus in particular segments of the energy infrastructure sector or with certain types of assets. We expect that our management team’s extensive experience and network of business relationships in the energy infrastructure sector will allow us to identify and attract opportunities to acquire real property assets that meet these criteria.

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Fixed Asset-Intensive Investments. Most of our investments have been made in companies with a relatively significant base of fixed assets. As we directly acquire infrastructure real property assets, our portfolio will reflect the nature of fixed-asset investments. Fixed-asset investments characteristically display such attributes as long-term stability, low volatility, diversification via low correlation and relatively inelastic demand.

•	Limited Technological Risk. We generally do not target acquisition opportunities involving the application of new technologies or significant geological, drilling or development risk.

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Growth Opportunities. We generally will seek to enter into leases that provide base rent and participating rent over the term of the lease. These increases are expected to be fixed or tied generally to increases in indices such as the Consumer Price Index (“CPI”). We may also attempt to obtain equity enhancements in connection with transactions. These equity enhancements may involve warrants exercisable at a future time to purchase stock of the tenant or borrower or their parent.

Investment Strategies and Due Diligence

In analyzing potential real property acquisitions, we intend to review all aspects of a transaction, including tenant and asset fundamentals, to determine whether a potential acquisition and lease can be structured to satisfy our investment criteria. In evaluating net lease transactions, we generally consider, among other things, the following aspects of each transaction:

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Tenant/Borrower Evaluation — We evaluate each potential tenant or borrower for its creditworthiness, typically considering factors such as management experience, industry position and fundamentals, operating history, and capital structure, as well as other factors that may be relevant to a particular acquisition. We seek opportunities in which we believe the tenant may have a stable or improving credit profile or credit potential that has not been recognized by the market. In evaluating a possible investment, the creditworthiness of a tenant or borrower often will be a more significant factor than the value of the underlying real estate, particularly if the underlying property is specifically suited to the needs of the tenant; however, in certain circumstances where the real estate is attractively valued, the creditworthiness of the tenant may be a secondary consideration. Whether a prospective tenant or borrower is creditworthy will be determined by our investment department. Creditworthy does not necessarily mean “investment grade.”

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Important to Tenant/Borrower Operations — We generally will focus on properties that we believe are essential or important to the ongoing operations of the tenant. We believe that these properties provide better protection generally as well as in the event of a bankruptcy, since a tenant/borrower is less likely to risk the loss of a critically important lease or property in a bankruptcy proceeding or otherwise.

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Diversification — We attempt to diversify our portfolio to avoid dependence on any one particular tenant, borrower, collateral type, and geographic location within the U.S. or tenant/borrower industry. By diversifying, we seek to reduce the adverse effect of a single under-performing investment or a downturn in any particular asset or geographic region within the U.S.

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Lease Terms — Generally, the net leased properties we will acquire will be leased on a full recourse basis to the tenants or their affiliates. In addition, we generally will seek to include a clause in each lease that provides for increases in rent over the term of the lease. These increases are fixed or tied generally to increases in indices such as the CPI. The lease will also generally seek to provide for participation in gross revenues of the tenant at the property, thereby providing exposure to the commercial activity of the tenant, and providing the tenant some flexibility in lease terms. Alternatively, a lease may provide for mandated rental increases on specific dates, and we may adopt other methods in the future.

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Collateral Evaluation — We review the physical condition of the property and assess the likelihood of replacing the rental stream if the tenant defaults. We also generally engage a third party to conduct, or require the seller to conduct a preliminary examination, or Phase 1 assessment, of the site to determine the potential for contamination or similar environmental site assessments in an attempt to identify potential environmental liabilities associated with a property prior to its acquisition. If potential environmental liabilities are identified, we generally require that identified environmental issues be resolved by the seller prior to property acquisition or, where such issues cannot be resolved prior to acquisition, require tenants contractually to assume responsibility for resolving identified environmental issues post-closing and provide indemnification protections against any potential claims, losses or expenses arising from such matters. We generally rely on our own analysis to determine whether to make an acquisition. Our analysis may take into consideration, among other things, the terms and conditions of the particular lease transaction, the quality of the lessee’s credit and the conditions of the credit markets at the time the lease transaction is negotiated. The value may be greater than the construction cost or the replacement cost of a property, and the actual sale price of a property if sold may be greater or less than the acquisition cost. In cases of special purpose real estate which we expect to acquire, a property is examined in light of the prospects for the tenant/borrower’s enterprise and the financial strength and the role of that asset in the context of the tenant’s overall viability. Operating results of properties and other collateral may be examined to determine whether or not projected income levels are likely to be met.

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Transaction Provisions to Enhance and Protect Value — We attempt to include provisions in the leases that we believe may help protect a real property asset from changes in the operating and financial characteristics of a tenant that may affect its ability to satisfy its obligations or reduce the value of the real property asset. Such provisions include requiring our consent to specified tenant activity, requiring the tenant to provide indemnification protections, and requiring the tenant to satisfy specific operating tests. We may also seek to enhance the likelihood of a tenant’s lease obligations being satisfied through a guaranty of obligations from the tenant’s corporate parent or other entity or a letter of credit. This credit enhancement, if obtained, provides additional financial security. However, in markets where competition for net lease transactions is strong, some or all of these provisions may be replaced by other measures of credit quality such as tenant investment in leasehold improvements and commercial enterprise value of the tenant business conducted in the property.

In addition, in some circumstances, tenants may retain the right to repurchase the leased property. The option purchase price is generally the greater of the contract purchase price or the fair market value of the property at the time the option is exercised.

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Equity Enhancements — We may attempt to obtain equity enhancements in connection with transactions. These equity enhancements may involve warrants exercisable at a future time to purchase stock of the tenant or borrower or their parent. If warrants are obtained, and become exercisable, and if the value of the stock subsequently exceeds the exercise price of the warrant, equity enhancements can help achieve the goal of increasing investor returns.

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Other Real Estate Related Assets — As other opportunities arise, we may also seek to expand the portfolio to include other types of real estate-related investments, in all cases within the energy infrastructure sector, such as:

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equity investments in real properties that are not long-term net leased to a single-tenant and may include partially leased properties, multi-tenanted properties, vacant or undeveloped properties and properties subject to short-term net leases, among others;

•	mortgage loans secured by real properties;

•	subordinated interests in first mortgage real estate loans, or B-notes;

•	mezzanine loans related to real estate, which are senior to the borrower’s equity position but subordinated to other third-party financing; and

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equity and debt securities (including preferred equity, limited partnership interests, trusts and other higher-yielding structured debt and equity investments) issued by companies that are engaged in real-estate-related businesses as defined by regulations promulgated under the Internal Revenue Code, including other REITs.

Distributions Policy

Our investments in securities and real property assets generate cash flow to us from which we expect to pay distributions to stockholders. The Board of Directors will determine the amount of any distribution we expect to pay our stockholders. A REIT is generally required to distribute during the taxable year an amount equal to at least 90% of the REIT taxable income (determined under Internal Revenue Code section 857(b)(2), without regard to the deduction for dividends paid). We intend to adhere to this requirement in order to qualify as a REIT.

Real Property Asset Management

We believe that effective management of our assets is essential to maintain and enhance property values. Important aspects of asset management include restructuring transactions to meet the evolving needs of current tenants, re-leasing properties, refinancing debt, selling properties and knowledge of the bankruptcy process.

The Corridor team consists of energy asset professionals with experience across several segments of the energy sector and is primarily responsible for evaluating, negotiating and structuring potential real property asset opportunities. Before a real property asset is acquired by us, the transaction is reviewed by the managing directors of Corridor and TCA and approved by the managing directors of Corridor. The approval is subject to final approval by our Board of Directors. Our Board of Directors is not directly involved in originating or negotiating potential asset acquisitions but instead functions as a separate and final step in the process.

We monitor, on an ongoing basis, compliance by tenants with their lease obligations and other factors that could affect the financial performance of any of our properties. Monitoring involves receiving assurances that each tenant has paid real estate taxes, assessments and other expenses relating to the properties it occupies and confirming that appropriate insurance coverage is being maintained by the tenant. We review financial statements of tenants and undertake regular physical inspections of the condition and maintenance of properties. Additionally, we periodically analyze each tenant’s financial condition, the industry in which each tenant operates and each tenant’s relative strength in its industry.

Liquidity and Financing Strategies

Consistent with our asset acquisition policies, we use leverage when available on terms we believe are favorable. The amount of leverage that we may employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing. Although we currently do not anticipate doing so, the amount of total leverage we employ may exceed 50% of our total assets, which was the maximum amount of leverage we could employ as a BDC. Substantially all of our mortgage loans are expected to be non-recourse. A lender on non-recourse mortgage debt generally has recourse only to the property collateralizing such debt and not to any of our other assets, while full recourse financing would give a lender recourse to all of our assets. The use of non-recourse debt, therefore, helps us to limit the exposure of all of our assets to any one debt obligation. Lenders may, however, have recourse to our other assets in limited circumstances not related to the repayment of the indebtedness, such as under an environmental indemnity. We also expect to have an unsecured line of credit that can be used in connection with refinancing existing debt and making new acquisitions, as well as to meet other working capital needs. We expect to incur debt which bears interest at fixed rates, or is effectively converted to fixed rates through interest rate caps or swap agreements.

On November 30, 2011, we entered into a 180-day rolling evergreen margin loan facility with Bank of America, N.A. The terms of the agreement provide for a $10,000,000 facility that is secured by certain of our assets. Outstanding balances generally will accrue interest at a variable rate equal to one-month LIBOR plus 0.85 percent and unused portions of the facility will accrue a fee equal to an annual rate of 0.25 percent. We did not have any borrowings outstanding as of November 30, 2011. Under the terms of the margin loan facility, we must maintain asset coverage required under the 1940 Act. If we fail to maintain the required coverage, we may be required to repay a portion of an outstanding balance until the coverage requirement has been met. At February 29, 2012, the Company was in compliance with the terms of the margin loan facility. As of February 29, 2012, we had segregated trading securities with an aggregate value of $1,322,790 to serve as collateral for potential borrowings under the loan facility.

As of February 29, 2012, the fair value of the publicly-traded and liquid MLP equity securities held in our securities portfolio was approximately $29.5 million.

In April 2011, IRP was acquired by James River Coal Company. As a result of the acquisition, we received proceeds of approximately $31.6 million. An additional $2.1 million was placed in escrow pursuant to the terms of the agreement governing the sale. Two-thirds of the escrow fund will be released fourteen months following the closing date (reduced by reserve claim amounts, if any). One-third of the escrow fund will not be released until all legal proceedings and fines relating to certain violations at a specific mine covered by the transaction are fully resolved. As of February 29, 2012, we estimate the carrying value of the escrow to be approximately $1.7 million.

Competition

We compete with public and private funds, commercial and investment banks and commercial financing companies to make the types of investments that we plan to make in the U.S. energy infrastructure sector. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than us. For example, some competitors may have a lower cost of funds and access to funding sources than are available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, allowing them to consider a wider variety of investments and establish more relationships than us. These competitive conditions may adversely affect our ability to make investments in the energy infrastructure sector and could adversely affect our distributions to stockholders.

INVESTMENTS, ASSETS AND WHOLLY-OWNED SUBSIDIARY

The following is a summary of our portfolio investments (other than cash and public MLPs) as of February 29, 2012, along with graphs highlighting the shift in our portfolio investments from the end of fiscal 2010 to the end of fiscal 2011.

Lightfoot Capital Partners, LP and Lightfoot Capital Partners GP LLC (“Lightfoot”)

Lightfoot owns controlling interest in Arc Terminals, a limited partnership that operates 11 refined product storage terminals located throughout the United States with a combined working capacity of approximately 3.6 million barrels. Arc provides storage and delivery services for petroleum, petrochemical and chemical products to customers under long-term storage and throughput contracts. In October 2011, Lightfoot acquired a minority interest in a liquefied natural gas regasification facility located in Mississippi.

Eastern Interconnect Project (“EIP”)

The EIP project is a 40 percent undivided interest in a 216 mile, 345-KV bulk power transmission line (“Line”) and related equipment and substations including towers, easement rights, converters and other grid support components. These transmission assets move electric power across New Mexico between Albuquerque and Clovis. The project is leased on a triple net basis through April 1, 2015 to Public Service Company of New Mexico (“PNM”), at which time the lease can be extended, or allowed to expire. PNM is an independent electric utility company serving approximately 500,000 customers in New Mexico. PNM is a subsidiary of PNM Resources. EIP is a critical, East-West link on the Public Service Company of New Mexico transmission grid. Construction of the Line was completed in 1984 and is expected to have an additional twenty years of useful life. The Company does not anticipate any material costs would be incurred should the lease tenant be replaced.

VantaCore Partners LP (“VantaCore”)

VantaCore was formed to acquire companies in the aggregate industry and currently owns a quarry and asphalt plant in Clarksville, Tennessee, sand and gravel operations located near Baton Rouge, Louisiana and a quarry in Todd County, Kentucky. Aggregates consist of crushed stone, sand and gravel used in construction and concrete. The company also controls several hundred acres of land adjacent to its Clarksville location which recently received zoning approval for a port on the Cumberland River.

High Sierra Energy, LP and High Sierra Energy, GP (“High Sierra”)

High Sierra is a Denver based private limited partnership that operates midstream businesses in the energy industry. Its four business units include: transportation, treatment, recycling and disposal of oil and gas waste-water; gathering, transportation, logistics and marketing of crude oil; transportation logistics and marketing of natural gas liquids and asphalt; and leasing of well head compression equipment. The company’s assets are located in nine of the most prolific oil and natural gas shale plays in the country and have sales in all lower 48 U.S. states and Canada.

On May 21, 2012, we announced that High Sierra had entered into a merger agreement with NGL Energy Partners, LP (“NGL”). The merger is subject to various closing conditions and is expected to close in early June 2012. We expect to receive, in the aggregate, $9.2 million in cash and approximately 1.2 million units of NGL at the closing. Assuming a value for the publicly traded NGL shares of $21.50, the total consideration received by us in connection with the merger would be approximately $35.3 million, compared to the fair value as of Feb. 29, 2012 of $29.1 million.

Mowood, LLC (“Mowood”) — Wholly Owned Subsidiary

Mowood is the holding company of Omega Pipeline, LLC (“Omega”). Omega is a natural gas local distribution company located on the Fort Leonard Wood military installation in south-central Missouri. Omega owns approximately 50 miles of pipeline, has a long term contract with the Department of Defense and serves the natural gas needs of Fort Leonard Wood in addition to marketing natural gas services to several customers in the surrounding area. We hold 100 percent of the equity interests in Mowood.

MANAGER

We are externally managed by Corridor InfraTrust Management, LLC (formerly Corridor Energy, LLC). Corridor is an asset manager specializing in financing the acquisition or development of infrastructure real property assets. Corridor assists us in identifying, acquiring and developing energy infrastructure real property asset investments that can be leased to businesses that make goods, provide services or own assets other than securities, which business we refer to herein as “operating companies” and is generally responsible for our day-to-day operations.

Corridor Team

The Corridor team includes Managing Directors Rick Green and David Schulte, Director David Haley and Principal Becky Sandring. This team provides investors and operator partners with the industry expertise of energy operations, energy portfolio management and capital markets. Biographical information about the members of the Corridor team is provided below. Corridor is located at 4200 W. 115th Street, Suite 210, Leawood, Kansas 66211. Corridor is an affiliate of TCA.

Richard C. (“Rick”) Green

Mr. Green serves as our Chairman and is a co-founder and Managing Director of Corridor. He has spent more than 30 years in the energy industry serving as a CEO for more than 20 years. During his tenure, Mr. Green demonstrated leadership and perseverance in pioneering the strategy and successful execution of a significant business expansion of Aquila Inc., formerly UtiliCorp United, to a Fortune 30 company. Aquila Inc. was an international electric and gas utility business and national energy marketing and trading business. Mr. Green has also been credited with leading a successful wind down of the merchant trading operations of Aquila Inc. to provide shareholder focus on the company’s utility market strategy during the 2002 energy market crisis. From 2006-2008, Mr. Green successfully directed the complicated separation and ultimate sale of Aquila’s multi-state utility operations. Mr. Green then founded The Calvin Group LLC, a consulting firm that leveraged the management and operational experience of the partners to catalyze the management teams of energy companies. Mr. Green is currently on the board, and was previously a chairman of, the Midwest Research Institute, and has also served on the board for the National Renewable Energy Laboratories in Golden, Colorado.

David J. Schulte, CFA, CPA

Mr. Schulte is a co-founder and Managing Director of both Corridor and TCA, where he serves on the investment committee, and is also our Chief Executive Officer. In addition, Mr. Schulte serves as Senior Vice President of Tortoise Energy Infrastructure Corporation (NYSE: TYG), Tortoise Energy Capital Corporation (NYSE: TYY), Tortoise North American Energy Corporation (NYSE: TYN), Tortoise Power and Energy Infrastructure Fund Inc. (NYSE: TPZ), Tortoise MLP Fund, Inc. (NYSE: NTG) and Tortoise Pipeline & Energy Fund, Inc. (NYSE: TPZ). From 1993-2002, Mr. Schulte was a Managing Director at Kansas City Equity Partners, L.C. (“KCEP”). While a partner at KCEP, Mr. Schulte led private financing for two growth MLP’s in the energy infrastructure sector, Inergy, L.P., where he served as a director, and MarkWest Energy Partners, L.P., where he was a board observer. Prior to joining KCEP, Mr. Schulte had over five years of experience completing acquisition and public equity financings as an investment banker at the predecessor of Oppenheimer & Co., Inc. In 2011, Mr. Schulte and his partners at TCA were awarded the Ernst & Young Entrepreneur of the Year® award for financial services companies in the Central Midwest region.

David W. Haley

Mr. Haley is a Director of Corridor and our Senior Vice President. He has over 20 years of experience in the energy industry. Prior to joining Corridor, Mr. Haley was a Vice President at the consulting firm, The

Calvin Group. From 2002-2008 he was Managing Director of EnFocus, a consulting firm focused on risk management and structuring transactions for clients in the energy and financial services industries. Mr. Haley was previously Vice President of Cross Commodity Trading for Aquila Merchant Services, where he directed a group engaged in market marking, risk management and proprietary trading of crude oil, natural gas, residual and heating oil, electricity, coal and financial transmission rights/transmission congestion credits. He was also responsible for managing the risks and optimizing a portfolio of asset investments including power plants, electric transmission, natural gas transportation and natural gas storage. Before joining Aquila, he was Vice President of Cinergy Corp. where he directed structuring, valuation analysis and transaction pricing for mergers & acquisitions and leveraged buyouts/financial restructurings of independent power projects.

Rebecca M. Sandring

Ms. Sandring is Principal of Corridor and our Treasurer. She has over 20 years of experience in the energy industry. As a Vice President with The Calvin Group, she created strategic business plans resulting in third party investments and provided financial leadership to a wind development company, which resulted in planned project cost reductions. From 1993-2008 Ms. Sandring had various roles at Aquila Inc, formerly UtiliCorp United, a regulated gas and electric utility serving a multi-state region with international operations including transmission, distribution and generation. Ms. Sandring’s roles at UtiliCorp and then Aquila Inc. were in operational finance, and included business valuations, project and corporate finance, process efficiency, implementation of complex GAAP accounting policies and internal accounting and risk system designs. As Director of Finance at Aquila, Inc. she was responsible for leading the internal finance team, which worked with external advisors regarding the strategic alternatives for Aquila, Inc. In her role as Director of Finance for the unregulated power generation division, which had over 4,000 megawatts of generation capacity, she was responsible for building the accounting, strategic planning and forecasting team and process.

Management Agreement

Management Services

Pursuant to a Management Agreement, Corridor has agreed to use its reasonable best efforts to present us suitable acquisition opportunities consistent with our investment objectives and policies and is generally responsible, subject to the supervision and review of our Board of Directors, for our day-to-day operations.

Corridor’s services to us under the Management Agreement are not exclusive, and Corridor is free to furnish the same or similar services to other entities, including businesses which may directly or indirectly compete with us, so long as Corridor’s services to us are not impaired by the provision of such services to others.

Administration Services

Pursuant to the Management Agreement, Corridor also furnishes us with office certain clerical and administrative services necessary for our operation (other than services provided by our custodian, accounting agent, administrator, dividend and interest paying agent and other service providers). Corridor is authorized to cause us to enter into agreements with third parties to provide such services. To the extent we request, Corridor will (i) oversee the performance and payment of the fees of our service providers and make such reports and recommendations to the Board of Directors concerning such matters as the parties deem desirable, (ii) respond to inquiries and otherwise assist such service providers in the preparation and filing of regulatory reports, proxy statements, and stockholder communications, and the preparation of materials and reports for the Board of Directors; (iii) establish and oversee the implementation of borrowing facilities or other forms of leverage authorized by the Board of Directors and (iv) supervise any other aspect of our administration as may be agreed upon by us and Corridor. We have agreed, pursuant to the Management Agreement, to reimburse Corridor for all out-of-pocket expenses incurred in providing the foregoing services.

Management Fee

Pursuant to the Management Agreement, we pay Corridor quarterly a base management fee equal to 0.25% (1.00% annualized) of our average monthly Managed Assets for such quarter, calculated and paid in arrears within 30 days of the end of each fiscal quarter. The term “Managed Assets” as used in the calculation of the management fee means all of our securities and real property assets (including any securities or real property assets purchased with or attributable to borrowed funds) minus accrued liabilities other than (1) deferred taxes and (2) debt entered into for the purpose of leverage. Accrued liabilities are expenses incurred in the normal course of our operations. For purposes of the definition of Managed Assets, “securities” includes our securities portfolio, valued at then current market value. For purposes of the definition of Managed Assets, “real property assets” includes our assets invested, directly or indirectly, in equity interests in or loans secured by real estate and personal property owned in connection with such real estate (including acquisition related costs and acquisition costs that may be allocated to intangibles or are unallocated), valued at the aggregate historical cost, before reserves for depreciation, amortization, impairment charges or bad debts or other similar noncash reserves. The base management fee for any partial quarter will be appropriately prorated.

We also pay Corridor quarterly an incentive fee of 10% of the increase in distributions paid over a threshold distribution equal to $0.125 per share per quarter, calculated and paid in arrears within 30 days of the end of each fiscal quarter. No incentive fee shall be paid on (i) any dividend paid after the Board of Directors has determined to liquidate us, or (ii) all or any portion of any dividend expected by the Board of Directors not to be sustainable in subsequent quarters. The incentive fee for any partial quarter will be appropriately prorated. At least half of any incentive fee paid to Corridor must be reinvested by Corridor in our common stock.

Payment of Our Expenses

We bear all expenses not specifically assumed by Corridor and incurred in our operations. We have borne the expenses related to prior offerings of our securities and we will bear the expenses related to this offering. The compensation and allocable routine overhead expenses of all investment professionals of Corridor and its staff, when and to the extent engaged in providing us management services, is provided and paid for by Corridor and not us.

Duration and Termination

The Management Agreement was initially reviewed and approved by our Board of Directors. It will remain in effect until December 31, 2012 and is renewable annually thereafter by us. The Management Agreement may be terminated by us, by vote of the Board of Directors, without penalty upon not more than 60 days’ written notice to Corridor. The Management Agreement may also be terminated by Corridor without penalty upon not less than 60 days’ written notice to us.

Tortoise Capital Advisors

Tortoise Capital Advisors, L.L.C., a registered investment adviser, provides us certain securities focused investment services necessary to evaluate, monitor and liquidate our remaining securities portfolio and also provide us with certain operational (i.e. non-investment) services. We have also entered into an Administration Agreement with TCA pursuant to which TCA acts as our administrator and performs (or oversees or arranges for the performance of) the administrative services necessary for our operation, including without limitation providing us with equipment, clerical, book keeping and recordkeeping services. For these services we pay TCA a fee equal to 0.04% of our aggregate average daily Managed Assets, with a minimum annual fee of $30,000.

The investment committee of TCA consists of H. Kevin Birzer, Zachary A. Hamel, Kenneth P. Malvey, Terry C. Matlack and David J. Schulte, all of whom are Managers of TCA. TCA is located at 11550 Ash Street, Suite 300, Leawood, Kansas 66211. TCA is a pioneer in capital markets for MLP investment companies and a leader in closed-end funds and separately managed accounts focused on MLPs in the energy sector. TCA was formed in October 2002 to provide portfolio management services to institutional and high-net worth investors seeking professional management of their MLP investments. As of December 31, 2011, TCA had approximately $7.6 billion of client assets under management. Corridor compensates TCA for the services TCA provides to us, other than the services provided to us pursuant to the Administration Agreement to which we and TCA are a party.

Consultant Arrangement

Corridor has retained Kenmont Capital Partners L.P. as a consultant. Kenmont assists Corridor in identifying potential real property asset acquisition opportunities for us. Corridor compensates Kenmont for the services it provides to us.

DIVIDEND REINVESTMENT PLAN

If a stockholder’s common stock is registered directly with us or with a brokerage firm that participates in our Automatic Dividend Reinvestment Plan (“Plan”) through the facilities of the Depository Trust Company (“DTC”) and such stockholder’s account is coded dividend reinvestment by such brokerage firm, all distributions are automatically reinvested for stockholders by the Plan Agent, Computershare Trust Company, Inc. (the “Plan Agent”), in additional common stock (unless a stockholder is ineligible or elects otherwise).

We will use primarily newly-issued common stock to implement the Plan, whether our shares are trading at a premium or at a discount to book value. However, we reserve the right to instruct the Plan Agent to purchase shares in the open-market in connection with its obligations under the Plan. The number of shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the market price per share of our common stock at the close of regular trading on the distribution payment date. Market price per share on that date shall be the closing price for such shares or, if no sale is reported for such day, at the average of their reported bid and asked prices. If distributions are reinvested in shares purchased on the open market, then the number of shares received by a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the weighted average price per share (including brokerage commissions and other related costs) for all shares purchased by the Plan Agent on the open-market in connection with such distribution. Such open-market purchases will be made by the Plan Agent as soon as practicable, but in no event more than 30 days after the distribution payment date.

The Plan Agent maintains all stockholders’ accounts in the Plan and furnishes written confirmation of each acquisition made for the participant’s account as soon as practicable, but in no event later than 60 days after the date thereof. Shares in the account of each Plan participant will be held by the Plan Agent in non-certificated form in the Plan Agent’s name or that of its nominee, and each stockholder’s proxy will include those shares purchased or received pursuant to the Plan. The Plan Agent will forward all proxy solicitation materials to participants and vote proxies for shares held pursuant to the Plan first in accordance with the instructions of the participants then with respect to any proxies not returned by such participant, in the same proportion as the Plan Agent votes the proxies returned by the participants.

There will be no brokerage charges with respect to shares issued directly by us as a result of distributions payable either in shares or in cash. However, each participant will pay a pro rata share of brokerage commissions incurred with respect to the Plan Agent’s open-market purchases in connection with the reinvestment of distributions. If a participant elects to have the Plan Agent sell part or all of his or her common stock and remit the proceeds, such participant will be charged his or her pro rata share of brokerage commissions on the shares sold plus a $15.00 transaction fee. The automatic reinvestment of distributions will not relieve participants of any federal, state or local income tax that may be payable (or required to be withheld) on such distributions. See “U.S. Federal Income Tax Considerations.”

Experience under the Plan may indicate that changes are desirable. Accordingly, we reserve the right to amend or terminate the Plan if in the judgment of our Board of Directors such a change is warranted. The Plan may be terminated by the Plan Agent or us upon notice in writing mailed to each participant at least 60 days prior to the effective date of the termination. Upon any termination, the Plan Agent will cause a certificate or certificates to be issued for the full shares held by each participant under the Plan and cash adjustment for any fraction of a common share at the then current market value of the common stock to be delivered to him or her. If preferred, a participant may request the sale of all of the common stock held by the Plan Agent in his or her Plan account in order to terminate participation in the Plan. If such participant elects in advance of such termination to have the Plan Agent sell part or all of his or her shares, the Plan Agent is authorized to deduct from the proceeds a $15.00 fee plus the brokerage commissions incurred for the transaction. If a participant has terminated his or her participation in the Plan but continues to have common stock registered in his or her name, he or she may re-enroll in the Plan at any time by notifying the Plan Agent in writing at the address below. The terms and conditions of the Plan may be amended by the Plan Agent or us at any time, except when necessary or appropriate to comply with applicable law or the rules or policies of the SEC or any other regulatory authority, only by mailing to each participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each participant unless, prior to the effective date thereof, the Plan Agent receives notice of the termination of the participant’s account under the Plan. Any such amendment may include an appointment by the Plan Agent of a successor Plan Agent, subject to the prior written approval of the successor Plan Agent by us.

Additional information about the Plan may be obtained by writing to Computershare Trust Company, N.A, P.O. Box 43078, Providence, Rhode Island 02940-3078, by contacting them by phone at (800) 426-5523, or by visiting their website at www.computershare.com.

VALUATION OF SECURITIES PORTFOLIO

Valuation Methodology — Public Companies

The Company currently has a Fund Accounting Agreement with U.S. Bancorp Fund Services, LLC (“USBFS”) by which, among other things, USBFS will obtain securities market quotations from independent pricing services approved by TCA and ratified by our Board of Directors. USBFS generally obtains a single readily available market quotation (generally based solely on observable data as opposed to unobservable inputs and/or proprietary models) from the principal market equivalent to the last reported sale price on the exchange or over-the counter (OTC) market on which the security is principally traded. Historically, we have not adjusted any prices obtained from the independent pricing service.

If USBFS cannot obtain a market price as outlined below, or if TCA determines that the market price of a security as so obtained does not represent a fair value as of the Measurement Date (due to a significant development subsequent to the time its price is determined, through usage of a portfolio management system developed by a third-party that supplies TCA daily pricing information independent of that provided by USBFS, or otherwise), fair value for the security shall be determined pursuant to methodologies established by the Board of Directors.

(a)	Equity Securities

The fair value for equity securities shall be determined in the following order:

(1) by using readily available market quotations from the principal market

(i) if a security is traded on the Measurement Date, by using the last reported sale price1 on the exchange or over-the-counter (OTC) market on which the security is principally traded, up to the time of valuation, is used.

(ii) if there were no reported sales on the security’s principal exchange or OTC market on the Measurement Date, by using the average between the last bid price and last asked price (the “Calculated Mean”), as reported by the pricing service, shall be used.

or

(2) by obtaining direct written broker-dealer quotations if a security is not traded on an exchange or quotations are not available from an approved pricing service.

(b)	Short-Term Securities

Short-term securities, including bonds, notes, debentures and other debt securities, and money market instruments such as certificates of deposit, commercial paper, bankers’ acceptances and obligations of domestic and foreign banks, with remaining maturities of 60 days or less, for which reliable market quotations are readily available shall each be valued on an amortized cost basis at current market quotations as provided by an independent pricing service or principal market maker.

(c)	Fixed Income Securities

Fixed income securities (other than the short-term securities as described above) shall be valued by (a) using readily available market quotations based upon the last updated sale price or a market price

[1]	In the case of the Nasdaq Stock Market, Inc. (and certain other exchanges or OTC markets as approved by the Managers of TCA who comprise the Investment Committee of TCA (the “Pricing Committee”)), the closing prices reported by the exchange and OTC market (which may sometimes be referred to as the “official close,” the “official closing price” or other similar term) will be taken to be the “last reported sale price” for purposes of this section and any other instance in these Procedures in which the last reported sale price for a security or other asset is used. In these instances, although the closing price reported by the exchange or OTC market may not be the last reported sale price, TCA believes it to be representative of the value at the close of the exchange or OTC market.

from an approved pricing service generated by a pricing matrix based upon yield data for securities with similar characteristics or (b) by obtaining a direct written broker-dealer quotation from a dealer who has made a market in the security.

(d)	Options and Futures

Options (including options on futures contracts) and futures contracts shall be valued using readily available market quotations. Exchange-traded options are valued at the last reported sale price on any exchange on which they trade. If no sales are reported on any exchange on the Measurement Date, exchange-traded options shall be valued at the mean between the highest bid and lowest asked prices obtained as of the closing of the exchanges on which the option is traded. Exchange-traded domestic futures contracts are valued at the last reported sale price on the Chicago Mercantile Exchange. Exchange-traded foreign futures contracts are valued at the last reported sale price on the primary foreign exchange on which they principally trade.

Non-exchange traded options and futures are valued at the last reported sale price on the OTC market on which the option or future is principally traded. If no sales are reported on the OTC market on the Measurement Date, non-exchange traded options and futures shall be valued at the Calculated Mean based on bid and asked prices obtained from the OTC market.

For options or futures where market quotations are not readily available, their value will be determined in accordance with the methodologies established by the Board for securities of private companies as set forth in Appendix A.

(e)	Rights

(1) Exchange-traded. The value of a right that is traded upon one or more exchanges shall be determined on the basis of the procedures set forth in (a) above.

(2) All other rights. If a right is not traded on any exchange, its value will be determined in accordance with the methodologies established by the Board for securities of private companies as set forth in Appendix A.

(f)	Warrants

(1) Exchange-traded. The value of a warrant that is traded upon one or more exchanges shall be determined on the basis of the procedures set forth in (a) above.

(2) All other, warrants. If a warrant is not traded on any exchange, its value will be determined (i) by using a quotation or evaluated price, as applicable, provided by a broker-dealer; or (ii) pursuant to the methodologies established by the Board for securities of private companies as set forth in Appendix A.

(g)	Non-U.S. Securities

Quotations of non-U.S. securities in a non-U.S. currency will be valued in U.S. dollars on the basis of the foreign currency exchange rates prevailing at the time as of which such valuation is determined.

For equity securities, we will first use readily available market quotations and will obtain direct written broker-dealer quotations if a security is not traded on an exchange or quotations are not available from an approved pricing service. For fixed income securities, we will use readily available market quotations based upon the last updated sale price or market value from a pricing service or by obtaining a direct written broker-dealer quotation from a dealer who has made a market in the security. If no sales are reported on any exchange or OTC market, we will use the calculated mean based on bid and asked prices obtained from the primary exchange or OTC market.

Valuation Methodology — Private Companies

There generally is not a readily available market price for these private investments, therefore, we value substantially all of our remaining equity investments in private companies at fair value in good faith.

Generally, the process is as follows:

•

The independent valuation firm prepares the preliminary valuations and the supporting analysis. At August 31, 2011, the independent valuation firm provided valuations on five portfolio companies comprising approximately 99.8 percent of the total fair value of restricted investments;

•	The investment professionals of TCA review the preliminary valuations and supporting analyses, and consider and assess, as appropriate, any changes that may be required to the preliminary valuations;

•	The Investment Committee of TCA reviews the preliminary valuations and supporting analyses, and considers and assesses, as appropriate, any changes that may be required to the preliminary valuations;

•

The Board of Directors assesses the final valuations provided by the independent valuation firm and ultimately determines the fair value of each investment in our portfolio in good faith. Determination of fair values involves subjective judgments and estimates. We have not historically adjusted the final valuations provided by the independent valuation firm. The notes to our financial statements explain the highly judgmental nature of these valuations, and the impact any change in such valuations may have on our financial statements.

We determine fair value to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We have determined the principal market, or the market in which we exit our private portfolio investments with the greatest volume and level of activity, to be the private secondary market. Typically, private companies are bought and sold based on multiples of EBITDA, cash flows, net income, revenues, or in limited cases, book value.

For private company investments, value is often realized through a liquidity event of the entire company. Therefore, the value of the investee as a whole (enterprise value) at the reporting date often provides the best evidence of the value of the investment and is the initial step for valuing our privately issued securities. For any one company, enterprise value may best be expressed as a range of fair values, from which a single estimate of fair value will be derived. In determining the enterprise value of a portfolio company, an analysis is prepared consisting of traditional valuation methodologies including market and income approaches:

•

Market approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. For example, valuation techniques consistent with the market approach often use market multiples derived from a set of comparables.

•

Income approach. The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts.

The fair value of investments in private portfolio companies is determined based on various factors, including enterprise value, observable market transactions, such as recent offers to purchase a company, recent transactions involving the purchase or sale of the equity securities of the company, or other liquidation events. The determined equity values generally will be discounted when we have a minority position, are subject to restrictions on resale, have specific concerns about the receptivity of the capital markets to a specific company at a certain time, or other comparable factors exist.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of material federal income tax considerations affecting us and our security holders. This discussion does not purport to be complete or to deal with all aspects of federal income taxation that may be relevant to security holders in light of their particular circumstances or who are subject to special rules, such as banks, thrift institutions and certain other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, certain securities traders, tax-exempt investors, individual retirement accounts, certain tax-deferred accounts, and foreign investors. Tax matters are very complicated, and the tax consequences of an investment in and holding of our securities will depend on the particular facts of each investor’s situation. Investors are advised to consult their own tax advisors with respect to the application to their own circumstances of the general federal income taxation rules described below and with respect to other federal, state, local or foreign tax consequences to them before making an investment in our securities. Unless otherwise noted, this discussion assumes that investors are U.S. persons and hold our securities as capital assets.

A “U.S. person” generally is a beneficial owner of our securities that is, for U.S. federal income tax purposes, any one of the following:

•	a citizen or resident of the United States;

•	a corporation, partnership or other entity created in or organized under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust subject to the supervision of a court within the United States and the control of a United States person.

A “Non-U.S. holder” is a beneficial owner of our securities that is not a U.S. person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective security holder that is a partnership holding our securities or a partner of such a partnership should consult his, her or its own tax adviser with respect to the purchase, ownership and disposition of our securities.

Tax matters are very complicated and the tax consequences to a U.S. person or a Non-U.S. person of an investment in our securities will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisers regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any possible changes in the tax laws.

Husch Blackwell LLP has provided an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable Federal income tax law, is correct in all material respects and fairly summarizes the Federal income tax laws referred to herein. This opinion is filed as an exhibit to the registration statement of which this prospectus is a part. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our securities to any particular holder. The opinion, and the information in this section, is based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinion and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel’s best judgment with respect to the probable outcome on the merits and are not binding on the Internal Revenue Service or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

Pursuant to U.S. Treasury Department Circular 230, we are informing you that (1) this discussion is not intended to be used, was not written to be used, and cannot be used, by any taxpayer for the purpose of avoiding penalties under the U.S. federal tax laws, (2) this discussion was written by us in connection with the registration of our securities and our promotion or marketing, and (3) each taxpayer should seek advice based on his, her or its particular circumstances from an independent tax advisor.

Company Federal Income Taxation

We are treated as a corporation for federal and state income tax purposes. Thus, we are obligated to pay federal and state income tax on our taxable income. We invest our assets primarily in entities treated as partnerships for federal income tax purposes. As a partner in the partnerships, we must report our allocable share of the partnership’s taxable income in computing our taxable income regardless of whether the partnerships make any distributions. Based upon our review of the historic results of the type of entity in which we invest, we expect that the cash flow received by us with respect to our investments in partnerships will exceed the taxable income allocated to us from such investments. There is no assurance that our expectation regarding the distributions from the partnerships exceeding taxable income from the partnerships will be realized. If this expectation is not realized, there may be greater tax expense borne by us and less cash available to distribute to stockholders or to pay to creditors. In addition, we will take into account in determining our taxable income the amounts of gain or loss recognized on the sale of our investments. Currently, the maximum regular federal income tax rate for a corporation is 35 percent. We may be subject to a 20 percent federal alternative minimum tax on our alternative minimum taxable income to the extent that the alternative minimum tax exceeds our regular federal income tax.

Because we are treated as a corporation for federal income tax purposes, our financial statements reflect deferred tax assets or liabilities according to generally accepted accounting principles. This differs from many closed-end funds that are taxed as RICs under the Internal Revenue Code. Deferred income taxes reflect (i) taxes on unrealized gains/(losses), which are attributable to the temporary difference between fair market value and tax basis, (ii) the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (iii) the net tax benefit of accumulated net operating losses and capital losses. To the extent we have a deferred tax asset, consideration is given as to whether or not a valuation allowance is required. We periodically assess the need to establish a valuation allowance for deferred tax assets based on the criterion established by the Statement of Financial Accounting Standards, Accounting for Income Taxes (ASC 740) that it is more likely than not that some portion or all of the deferred tax asset will not be realized. Our assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability (which are highly dependent on future partnership cash distributions), the duration of statutory carryforward periods and the associated risk that operating loss and capital loss carryforwards may expire unused. In addition, a substantial change in our ownership may limit our ability to utilize our loss carryforwards. We periodically review the recoverability of deferred tax assets based on the weight of available evidence. Accordingly, realization of a deferred tax asset is dependent on whether there will be sufficient taxable income of the appropriate character within the carryforward periods to realize a portion or all of the deferred tax benefit. We will accrue deferred federal income liability associated with that portion of partnership distributions considered to be a tax-deferred return of capital, as well as capital appreciation of our investments. Upon the sale of an partnership security, we may be liable for previously deferred taxes, if any. We will rely to some extent on information provided by the partnerships, which is not necessarily timely, to estimate deferred tax liability for purposes of financial statement reporting. From time to time we will modify our estimates or assumptions regarding our deferred tax liability as new information becomes available.

Federal Income Taxation of U.S. Holders of Common and Preferred Stock

Federal Income Tax Treatment of U.S. Holders of Common Stock. Unlike a holder of a direct interest in partnerships, a stockholder will not include its allocable share of our income, gains, losses or deductions in computing its own taxable income. Instead, since we are of the opinion that, under present law, the common stock will constitute equity, distributions with respect to such shares (other than distributions in redemption of shares subject to Section 302(b) of the Internal Revenue Code) will generally constitute dividends to the extent of our allocable current or accumulated earnings and profits, as calculated for federal income tax purposes. Generally, a corporation’s earnings and profits are computed based upon taxable income, with certain specified adjustments. As explained above, based upon the historic performance of the partnerships, we anticipate that the distributed cash from the partnerships will exceed our share of the partnerships’ income and our gain on the sale of partnership interests. In addition, earnings and profits are treated generally, for federal income tax purposes, as first being used to pay distributions on preferred stock, and then to the extent remaining, if any, to pay distributions on the common stock. Thus, we anticipate that only a portion of the distributions of DCF will be treated as dividend income to common stockholders. To the extent that distributions to a stockholder exceed our current and accumulated earnings and profits, the stockholder’s basis in shares of stock with respect to which the distribution is made will be reduced, which may increase the amount of gain realized upon the sale of such shares. If a stockholder has no further basis in its shares, the stockholder will report any excess distributions as capital gain if the stockholder holds such shares as a capital asset.

Dividends of current or accumulated earnings and profits generally will be taxable as ordinary income to holders but are expected to be treated as “qualified dividend income” that is generally subject to reduced rates of federal income taxation for noncorporate investors and are also expected to be eligible for the dividends received deduction available to corporate stockholders under Section 243 of the Internal Revenue Code. Under federal income tax law, qualified dividend income received by individual and other noncorporate stockholders is taxed at long-term capital gain rates, which as of the date of this prospectus reach a maximum of 15%. Qualified dividend income generally includes dividends from domestic corporations and dividends from non-U.S. corporations that meet certain criteria. To be treated as qualified dividend income, the stockholder must hold the shares paying otherwise qualifying dividend income more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (or more than 90 days during the 181-day period beginning 90 days before the ex-dividend date in the case of certain preferred stock dividends attributable to periods exceeding 366 days). A stockholder’s holding period may be reduced for purposes of this rule if the stockholder engages in certain risk reduction transactions with respect to the common or preferred stock. The provisions of the Internal Revenue Code applicable to qualified dividend income are effective through December 31, 2012. Thereafter, higher federal income tax rates will apply unless further legislative action is taken.

Corporate holders should be aware that certain limitations apply to the availability of the dividends received deduction, including limitations on the aggregate amount of the deduction that may be claimed and limitations based on the holding period of the shares of common or preferred stock on which the dividend is paid, which holding period may be reduced if the holder engages in risk reduction transactions with respect to its shares. Corporate holders should consult their own tax advisors regarding the application of these limitations to their particular situation.

If a common stockholder participates in our Automatic Dividend Reinvestment Plan, such stockholder will be treated as receiving the amount of the distributions made by the Company, which amount generally will be either equal to the amount of the cash distribution the stockholder would have received if the stockholder had elected to receive cash or, for shares issued by the Company, the fair market value of the shares issued to the stockholder.

Federal Income Tax Treatment of U.S. Holders of Preferred Stock. Under present law, we are of the opinion that preferred stock will constitute equity, and thus distributions with respect to preferred stock (other than distributions in redemption of preferred stock subject to Section 302(b) of the Internal Revenue Code) will generally constitute dividends to the extent of our current or accumulated earnings and profits, as calculated for federal income tax purposes. Such dividends generally will be taxable as ordinary income to holders but are expected to be treated as qualified dividend income that is generally subject to reduced rates of federal income taxation for noncorporate investors and are also expected to be eligible for the dividends received deduction available to corporate stockholders under Section 243 of the Internal Revenue Code. Please see the discussion above on qualified dividend income and the dividends received deductions.

Earnings and profits are generally treated, for federal income tax purposes, as first being used to pay distributions on the preferred stock, and then to the extent remaining, if any, to pay distributions on the common stock. Distributions in excess of the Company’s earnings and profits, if any, will first reduce a stockholder’s adjusted tax basis in his or her preferred stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to a stockholder who holds such shares as a capital asset.

Sale of Shares. The sale of shares of common or preferred stock by holders will generally be a taxable transaction for federal income tax purposes. Holders of shares of stock who sell such shares will generally recognize gain or loss in an amount equal to the difference between the net proceeds of the sale and their adjusted tax basis in the shares sold. If the shares are held as a capital asset at the time of the sale, the gain or loss will generally be a capital gain or loss. Similarly, a redemption by us (including a redemption resulting from our liquidation), if any, of all the shares actually and constructively held by a stockholder generally will give rise to capital gain or loss under Section 302(b) of the Internal Revenue Code, provided that the redemption proceeds do not represent declared but unpaid dividends. Other redemptions may also give rise to capital gain or loss, but certain conditions imposed by Section 302(b) of the Internal Revenue Code must be satisfied to achieve such treatment.

Capital gain or loss will generally be long-term capital gain or loss if the shares were held for more than one year and will be short-term capital gain or loss if the disposed shares were held for one year or less. Net long-term capital gain recognized by a noncorporate U.S. holder generally will be subject to federal income tax at a lower rate (currently a maximum rate of 15%) than net short-term capital gain or ordinary income (as of the date of this prospectus a maximum rate of 35%, which rate is scheduled to increase to 39.6% for taxable years after 2012). Under current law, the maximum federal income tax rate on capital gain for noncorporate holders is scheduled to increase to 20% for taxable years after 2012. For corporate holders, capital gain is generally taxed at the same rate as ordinary income, that is, currently at a maximum rate of 35%. A holder’s ability to deduct capital losses may be limited.

Federal Income Taxation of Non-U.S. Holders of Common and Preferred Stock

Whether an investment in the shares is appropriate for a Non-U.S. stockholder will depend on that person’s particular circumstances. An investment in the shares by a Non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their tax advisers before investing in our shares.

In general, dividend distributions paid by us to a Non-U.S. stockholder are subject to withholding of U.S. federal income tax at a rate of 30% (or lower applicable treaty rate). If the distributions are effectively connected with a U.S. trade or business of the Non-U.S. stockholder (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States), we will not be required to withhold federal income tax if the Non-U.S. stockholder complies with applicable certification and disclosure requirements, although the distributions will be subject to federal income tax at the rates applicable to U.S. stockholders. Any such effectively connected dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. (Special certification requirements apply to a Non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisers.)

A Non-U.S. holder generally will not be taxed on any gain recognized on a disposition of our stock (or warrants or subscription rights to acquire such stock, as applicable) unless:

•

the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. holders (unless an applicable income tax treaty provides otherwise) and, under certain circumstances, the “branch profits tax” described above may also apply;

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the Non-U.S. holder is an individual who holds our stock (or warrants or subscription rights, as applicable) as a capital asset, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. holder is not considered a resident alien under the Code); or

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we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our stock (or warrants or subscription rights, as applicable).

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. For this purpose, we generally will be treated as owning our proportionate share of the assets of a partnership in which we own an equity interest. The determination of whether we are a U.S. real property holding corporation at any given time will depend on the mix of our assets and their fair market values at such time, which is difficult to predict, but based upon our contemplated conversion to a REIT, it is likely that we will be a U.S. real property holding corporation.

Provided that our shares were regularly traded on an established securities market at any time during the calendar year of the disposition, the tax relating to stock in a U.S. real property holding corporation generally will only apply to:

(i) a Non-U.S. holder whose holdings, direct and indirect, of regularly traded interests (including warrants or subscription rights to acquire stock) other than an interest solely as a creditor at any time during the applicable period, constituted more than 5% of such class of interests, or

(ii) a Non-U.S. holder who owns non-regularly traded interests (including warrants or subscription rights to acquire stock) other than solely as a creditor with a fair market value greater than the fair market value of 5% of the regularly traded class of stock with the lowest fair market value, generally determined upon acquisition of such interests (Non-U.S. holders who do not satisfy (i) and (ii), a “Non-5% holder”).

Our common stock is listed on the NYSE. Although not free from doubt, our common stock should be considered to be regularly traded on an established securities market for any calendar quarter during which they are regularly quoted on the NYSE by brokers or dealers that hold themselves out to buy or sell our common stock at the quoted price.

If our shares were not considered to be regularly traded on an established securities market at any time during the applicable calendar year, then a Non-5% holder would be taxed for U.S. federal income tax purposes on any gain realized on the disposition of our shares on a net income basis as if the gain were effectively connected with the conduct of a U.S. trade or business by the Non-5% holder during the taxable year and, in such case, the person acquiring from a Non-5% holder generally would have to withhold 10% of the amount of the proceeds of the disposition. Such withholding may be reduced or eliminated pursuant to a withholding certificate issued by the Service in accordance with applicable U.S. Treasury regulations. We urge all Non-U.S. holders to consult their own tax advisers regarding the application of these rules to them.

A Non-U.S. holder who is a non-resident alien individual, and who is otherwise subject to withholding of federal income tax, may be subject to information reporting and backup withholding of federal income tax on dividends unless the Non-U.S. stockholder provides us or the dividend paying agent with an IRS Form W-8BEN (or an acceptable substitute or successor form) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. stockholder or otherwise establishes an exemption from backup withholding.

Our shares that are owned or treated as owned by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Non-U.S. persons should consult their own tax advisers with respect to the United States federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the shares.

Investment by Tax-Exempt Investors and Regulated Investment Companies. Employee benefit plans, other tax-exempt organizations and regulated investment companies may want to invest in our securities. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income (“UBTI”). Because we are a corporation for federal income tax purposes, an owner of shares of common stock will not report on its federal income tax return any of our items of income, gain, loss and deduction. Therefore, a tax-exempt investor generally will not have UBTI attributable to its ownership or sale of our common or preferred stock unless its ownership of the stock is debt-financed. In general, stock would be debt-financed if the tax-exempt owner of stock incurs debt to acquire the stock or otherwise incurs or maintains debt that would not have been incurred or maintained if the stock had not been acquired.

For federal income tax purposes, a regulated investment company or “mutual fund,” may not have more than 25% of the value of its total assets, at the close of any quarter, invested in the securities of one or more qualified publicly traded partnerships, which will include most MLPs. Shares of our common stock are not securities of a qualified publicly traded partnership and will not be treated as such for purposes of calculating the limitation imposed upon regulated investment companies.

Backup Withholding. We may be required to withhold, for U.S. federal income tax purposes, a portion of all distributions (including redemption proceeds) payable to stockholders who fail to provide us with their correct taxpayer identification number, who fail to make required certifications or who have been notified by the Internal Revenue Service (“IRS”) that they are subject to backup withholding (or if we have been so notified). Certain corporate and other stockholders specified in the Internal Revenue Code and the regulations thereunder are exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld may be credited against the stockholder’s U.S. federal income tax liability provided the appropriate information is furnished to the IRS in a timely manner.

Other Taxation. Foreign stockholders, including stockholders who are nonresident alien individuals, may be subject to U.S. withholding tax on certain distributions at a rate of 30% or such lower rates as may be prescribed by any applicable treaty. Our distributions also may be subject to state and local taxes.

Federal Income Taxation of Debt Securities

Federal Income Tax Treatment of Holders of Debt Securities. Under present law, we are of the opinion that the debt securities will constitute indebtedness of the Company for federal income tax purposes, which the discussion below assumes. We intend to treat all payments made with respect to the debt securities consistent with this characterization.

Taxation of Interest. Payments or accruals of interest on debt securities generally will be taxable to you as ordinary interest income at the time such interest is received (actually or constructively) or accrued, in accordance with your regular method of accounting for federal income tax purposes.

Purchase, Sale and Redemption of Debt Securities. Initially, your tax basis in debt securities acquired generally will be equal to your cost to acquire such debt securities. This basis will increase by the amounts, if any, that you include in income under the rules governing market discount, and will decrease by the amount of any amortized premium on such debt securities, as discussed below. When you sell or exchange any of your debt securities, or if any of your debt securities are redeemed, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued and unpaid interest, which will be subject to federal income tax as interest in the manner described above) and your tax basis in the debt securities relinquished.

Except as discussed below with respect to market discount, the gain or loss that you recognize on the sale, exchange or redemption of any of your debt securities generally will be capital gain or loss. Such gain or loss will generally be long-term capital gain or loss if the disposed debt securities were held for more than one year and will be short-term capital gain or loss if the disposed debt securities were held for one year or less. Net long-term capital gain recognized by a noncorporate U.S. holder generally will be subject to federal income tax at a lower rate (as of the date of this prospectus a maximum rate of 15%, although this rate will increase to 20% after December 31, 2012) than net short-term capital gain or ordinary income (as of the date of this prospectus a maximum rate of 35%). For corporate holders, capital gain is generally taxed for federal income tax purposes at the same rate as ordinary income, that is, as of the date of this prospectus at a maximum rate of 35%. A holder’s ability to deduct capital losses may be limited.

Amortizable Premium. If you purchase debt securities at a cost greater than their stated principal amount, plus accrued interest, you will be considered to have purchased the debt securities at a premium, and you generally may elect to amortize this premium as an offset to interest income, using a constant yield method, over the remaining term of the debt securities. If you make the election to amortize the premium, it generally will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt securities by the amount of the premium amortized during your holding period. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the debt securities. Therefore, if you do not elect to amortize the premium and you hold the debt securities to maturity, you generally will be required to treat the premium as a capital loss when the debt securities are redeemed.

Market Discount. If you purchase debt securities at a price that reflects a “market discount,” any principal payments on or any gain that you realize on the disposition of the debt securities generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt securities during the time you held such debt securities. “Market discount” is defined under the Internal Revenue Code as, in general, the excess of the stated redemption price at maturity over the purchase price of the debt security, except that if the market discount is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, the market discount is considered to be zero. In addition, you may be required to defer the deduction of all or a portion of any interest paid on any indebtedness that you incurred or continued to purchase or carry the debt securities that were acquired at a market discount. In general, market discount will be treated as accruing ratably over the term of the debt securities, or, at your election, under a constant yield method.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt securities as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply and you will increase your basis in the debt security by the amount of market discount you include in gross income. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to payments of principal, interest, and premium, if any, paid on debt securities and to the proceeds of the sale of debt securities paid to U.S. holders other than certain exempt recipients (such as certain corporations). Information reporting generally will apply to payments of interest on the debt securities to non-U.S. Holders (as defined below) and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable income tax treaty. In addition, for non-U.S. Holders, information reporting will apply to the proceeds of the sale of debt securities within the United States or conducted through United States-related financial intermediaries unless the certification requirements described below have been complied with and the statement described below in “Taxation of Non-U.S. Holders” has been received (and the payor does not have actual knowledge or reason to know that the holder is a United States person) or the holder otherwise establishes an exemption.

We may be required to withhold, for U.S. federal income tax purposes, a portion of all payments (including redemption proceeds) payable to holders of debt securities who fail to provide us with their correct taxpayer identification number, who fail to make required certifications or who have been notified by the IRS that they are subject to backup withholding (or if we have been so notified). Certain corporate and other stockholders specified in the Internal Revenue Code and the regulations thereunder are exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld may be credited against the holder’s U.S. federal income tax liability provided the appropriate information is furnished to the IRS. If you are a non-U.S. Holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid backup withholding tax requirements. The certification procedures required to claim the exemption from withholding tax on interest income described below will satisfy these requirements.

Taxation of Non-U.S. Holders. If you are a non-resident alien individual or a foreign corporation (a “non-U.S. Holder”), the payment of interest on the debt securities generally will be considered “portfolio interest” and thus generally will be exempt from U.S. federal withholding tax. This exemption will apply to you provided that (1) interest paid on the debt securities is not effectively connected with your conduct of a trade or business in the United States, (2) you are not a bank whose receipt of interest on the debt securities is described in Section 881(c)(3)(A) of the Internal Revenue Code, (3) you do not actually or constructively own 10 percent or more of the combined voting power of all classes of the Company’s stock entitled to vote, (4) you are not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership, and (5) you satisfy the certification requirements described below.

To satisfy the certification requirements, either (1) the holder of any debt securities must certify, under penalties of perjury, that such holder is a non-U.S. person and must provide such owner’s name, address and taxpayer identification number, if any, on IRS Form W-8BEN, or (2) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the debt securities on behalf of the holder thereof must certify, under penalties of perjury, that it has received a valid and properly executed IRS Form W-8BEN from the beneficial holder and comply with certain other requirements. Special certification rules apply for debt securities held by a foreign partnership and other intermediaries.

Interest on debt securities received by a non-U.S. Holder that is not excluded from U.S. federal withholding tax under the portfolio interest exemption as described above generally will be subject to withholding at a 30% rate, except where (1) the interest is effectively connected with the conduct of a U.S. trade or business, in which case the interest will generally be subject to U.S. income tax on a net basis as applicable to U.S. holders generally or (2) a non-U.S. Holder can claim the benefits of an applicable income tax treaty to reduce or eliminate such withholding tax. To claim the benefit of an income tax treaty or to claim an exemption from withholding because the interest is effectively connected with a U.S. trade or business, a non-U.S. Holder must timely provide the appropriate, properly executed IRS forms. These forms may be required to be periodically updated. Also, a non-U.S. Holder who is claiming the benefits of an income tax treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Any capital gain that a non-U.S. Holder realizes on a sale, exchange or other disposition of debt securities generally will be exempt from U.S. federal income tax, including withholding tax. This exemption generally will not apply to you if your gain is effectively connected with your conduct of a trade or business in the U.S. or you are an individual holder and are present in the U.S. for a period or periods aggregating 183 days or more in the taxable year of the disposition.

Federal Income Tax Aspects of Warrants and Subscription Rights.

If you exercise a warrant or subscription right, you will not recognize any gain or loss for U.S. federal income tax purposes (except that gain or loss will be recognized to the extent you receive cash in lieu of a fractional common share as if you had actually received the fractional share and the fractional share was immediately redeemed for cash). Your initial tax basis in the security received upon exercise will be the sum of the exercise price paid and your adjusted tax basis in the warrant or subscription right (excluding any portion of such sum allocable to a fractional share), and your holding period for the security received will begin on the day you exercise the warrant or subscription right. If you sell or exchange a warrant or subscription right, you will generally recognize gain or loss equal to the difference between the amount realized in the sale or exchange and your adjusted tax basis in the warrant or right sold or exchanged. If the warrant or subscription right expires unexercised, you will recognize a loss in an amount equal to your adjusted tax basis in the warrant or right at such time. Any such gain or loss from the sale, exchange or expiration of the warrants or rights will be capital gain or loss and will be long-term capital gain or loss if your holding period for the warrants or rights exceeds one year at the time of the sale, exchange or expiration. Non-U.S. holders of warrants and subscription rights to acquire our stock should see the discussion under “Federal Income Taxation of Non-U.S. Holders of Common and Preferred Stock” and should consult their own tax advisers with respect to the United States federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the options or subscription rights.

Additional Considerations.

Medicare Tax. For taxable years beginning after December 31, 2012, a 3.8 percent tax will generally be imposed on the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” will generally include interest (including interest on our debt securities), dividends (including dividends paid with respect to our stock), annuities, royalties, rent, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange or other taxable disposition of shares of our stock) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

FATCA Withholding. Beginning with payments made after December 31, 2012, recently enacted legislation generally would impose a 30% withholding tax on dividends and interest paid with respect to our stock and debt securities and the gross proceeds from a disposition of our stock and debt securities paid to (i) a foreign financial institution (as defined in Section 1471(d)(4) of the Code) unless the foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding its U.S. account holders (including certain account holders that are foreign entities that have U.S. owners) and satisfies certain other requirements, and (ii) certain other non-U.S. entities unless the entity provides the payor with certain information regarding direct and indirect U.S. owners of the entity, or certifies that it has no such U.S. owners, and complies with certain other requirements. The Internal Revenue Service recently announced that such withholding requirements will be implemented pursuant to regulations and withholding obligations will not be imposed on payments made prior to January 1, 2014. You are encouraged to consult with your own tax advisor regarding the possible implications of this recently enacted legislation on your investment in our common stock.

Potential Election to Be Treated as a REIT

We may in the future choose to be treated as a REIT for federal income tax purposes and to make an election to be treated as a REIT. If we decide to make a REIT election, our potential election will not be effective prior to January 1, 2012. If we make a REIT election, we will be subject to a corporate level tax on certain built-in gains if such assets are sold during the 10 year period following conversion. Built-in gain assets are assets whose fair market value exceeds the REIT’s adjusted tax basis at the time of conversion. In addition, a REIT may not have any earnings and profits accumulated in a non-REIT year. Thus, upon conversion to a REIT, the putative REIT is generally required to distribute to its shareholders all accumulated earnings and profits, if any. Such distribution would be taxable to the shareholders as dividend income, and, as discussed above, may qualify as qualified dividend income for non-corporate shareholders and for the dividends received deduction for corporate shareholders.

The remainder of this section discusses U.S. Federal income tax consequences to the Company and to our shareholders assuming the Company elects to be a REIT.

If we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and security holder levels) that generally results from investment in a corporation.

Notwithstanding a REIT election, however, we will be subject to Federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains, provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the shareholder level. Second, under certain circumstances, we may be subject to the “alternative minimum tax” on any items of tax preference and alternative minimum tax adjustments. Third, if we have (i) net income from the sale or other disposition of “foreclosure property” (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a tax in an amount equal to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to satisfy any of the asset tests (as discussed below) for a particular quarter and do not qualify for certain de minimis exceptions but have nonetheless maintained our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to the greater of (i) $50,000 or (ii) the amount determined by multiplying the highest corporate tax rate by the net income generated by certain disqualified assets for a specified period of time. Seventh, if we fail to satisfy REIT requirements other than the income or asset tests but nonetheless maintain our qualification because certain other requirements are met, we must pay a penalty of $50,000 for each such failure. Eighth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See “Annual Distribution Requirements” below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Ninth, we would be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary were not comparable to similar arrangements among unrelated parties.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; (vii) that makes an election to be treated as a REIT for the current taxable year or has made an election for a previous taxable year which has not been terminated or revoked and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Condition (vi) must be met during the last half of each taxable year. For purposes of determining stock ownership under condition (vi), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (vi). The Company should satisfy conditions (v) and (vi) based upon existing ownership. If we fail to satisfy these stock ownership requirements, we will fail to qualify as a REIT.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary generally will be disregarded for Federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to Federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is subject to Federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. Subject to the tests described below, a taxable REIT subsidiary may own assets that are not considered real estate assets. Therefore, we may utilize taxable REIT subsidiaries to hold certain non-REIT qualifying investments, such as certain private equity investments. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of Federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Income Tests

In order for us to maintain qualification as a REIT, certain separate percentage tests relating to the source of our gross income must be satisfied annually. First, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year generally must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property,” gain, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

Rents received by us will qualify as “rents from real property” in satisfying the above gross income tests only if several conditions are met. First, the amount of rent generally must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as “rents from real property” if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant (a “Related Party Tenant”). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary generally will not be disqualified from being “rents from real property” by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, as determined pursuant to the rules in Code section 856(d)(8).

Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.” This 15% test is based on relative fair market value of the real and personal property.

Generally, for rents to qualify as “rents from real property” for the purposes of the gross income tests, we are only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Income received from any other service will be treated as “impermissible tenant service income” unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. The relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, and, following the REIT’s identification of the failure to meet either of the gross income tests, a description of each item of the REIT’s gross income shall be included in a schedule for the relevant taxable year that is filed in accordance with the applicable regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

1. At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

2. Not more than 25% of the value of our total assets may be represented by securities, other than those in the 75% asset class.

3. Except for certain investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

4. Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total voting power of any one issuer’s outstanding securities.

5. Except for certain investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the debt safe harbors discussed below.

6. Not more than 25% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.

Securities, for purposes of the assets tests, may include debt we hold. However, the following types of arrangements generally will not be considered securities held by us for purposes of the 10% value test: (1) Straight debt securities of an issuer which meet the requirements of Code section 856(m)(2), discussed below; (2) Any loan to an individual or an estate; (3) Any Code section 467 rental agreement, other than with certain related persons; (4) Any obligation to pay rents from real property as defined in Code section 856(d)(1); (5) Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under such security does not depend in whole or in part on the profits of any entity not described in the category or payments on any obligation issued by such an entity; (6) Any security issued by a REIT; or (7) Any other arrangement as determined by the Internal Revenue Service. Under Code section 856(m)(2), debt generally will constitute “straight debt” if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate (and the interest payment dates) of which is not contingent on the profits, the borrower’s discretion or similar factors. However, a security may satisfy the definition of “straight debt” even though the time of payment of interest or principal thereunder is subject to a contingency, if: (i) such contingency does not have the effect of changing the effective yield to maturity more than the greater of 0.25% or 5% of the annual yield to maturity, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1 million and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. Second, a security can satisfy the definition of “straight debt” even though the time or amount of any payment thereunder is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Certain “look-through” rules apply in determining a REIT partner’s share of partnership securities for purposes of the 10% value test. Under such rules, a REIT’s interest as a partner in a partnership is not considered a security, and the REIT is deemed to own its proportionate share of each of the assets of the partnership. The REIT’s interest in the partnership assets is the REIT’s proportionate interest in any securities issued by the partnership, other than securities qualifying for the above safe harbors. Therefore, a REIT that is a partner in a partnership must look through both its equity interest and interest in non-safe harbor debt securities issued by the partnership. Any non-safe harbor debt instrument issued by a partnership will not be considered a security to the extent of the REIT’s interest as a partner in the partnership. Also, any non-safe harbor debt instrument issued by a partnership will not be considered a security if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from the sources described in Code section 856(c)(3), which sets forth the general REIT income test.

Certain corporate or partnership securities that otherwise that otherwise would qualify under the straight debt safe harbor will not so qualify if the REIT holding such securities, and any of its controlled taxable REIT subsidiaries, holds other securities of the issuer which are not securities qualifying for any safe harbors if such non-qualifying securities have an aggregate value greater than one percent of the issuer’s outstanding securities.

After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We would intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.

A REIT will not lose its REIT status for failing to satisfy the requirements of the 5% and 10% tests if such failure is due to the ownership of assets the total value of which does not exceed the lesser of: (i) 1% of the total value of the REIT’s assets at the end of the quarter for which such measurement is done or (ii) $10 million. However, the REIT must either: (i) dispose of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Internal Revenue Service), or (ii) otherwise meet the requirements of those rules by the end of such time period.

In addition, if a REIT fails to meet any of the asset test requirements for a particular quarter, and the failure exceeds the above-described de minimis standard, then the REIT still will be considered to have satisfied these tests if the REIT satisfies several requirements. First, the REIT’s failure to satisfy the particular asset test must be due to reasonable cause and not due to willful neglect. Second, the REIT must file a schedule of the assets resulting in such failure with the Internal Revenue Service in accordance with the regulations and must dispose of the assets within six months after the last day of the quarter in which the REIT identified the failure (or such other time period prescribed by the Internal Revenue Service) or otherwise meet the requirements of those rules by the end of such time period. Finally, the REIT must pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the assets described in the schedule for the period beginning on the first date that the failure occurs and ending on the date when the REIT disposes of such assets or the end of the first quarter when the REIT no longer fails to satisfy the particular asset test.

Also, if a REIT fails to satisfy requirements other than the income or asset tests, the REIT will not lose its qualification as a REIT provided such violations are due to reasonable cause and not due to willful neglect and the REIT pays a penalty of $50,000 for each such failure.

Annual Distribution Requirements

We, in order to qualify as a REIT, are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and paid within 12 months of the end of the tax year but before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

We may elect to retain and pay tax on net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the security holder’s share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

We intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long-term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, the distributions would be subject to tax to the shareholders as described under “Federal Income Taxation of U.S. Holders of Common and Preferred Stock”. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders. As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. In the case of individual shareholders for taxable years beginning on or before December 31, 2012, such distributions, if designated by the REIT in a written notice mailed not later than 60 days after the close of its taxable year, may qualify (provided holding period and certain other requirements are met) as qualified dividend income eligible to be taxed at the reduced maximum rate of generally 15% to the extent that the REIT receives qualified dividend income. Qualified dividend income is, in general, dividend income from taxable domestic corporations and qualified foreign corporations. A qualified foreign corporation generally excludes any foreign corporation which for the taxable year of the corporation in which the dividend was paid, or the preceding taxable year, is a passive foreign investment company. The total amount that can be designated as qualified dividend income by the REIT generally cannot exceed the sum of (1) the REIT’s qualified dividend income for the tax year, (2) the amount of its REIT taxable income and income taxed under the Code section 337(d) regulations, minus the tax on these items, for the prior year and (3) the amount of any earnings and profits that were distributed by the REIT for the tax year and accumulated in a tax year during which the REIT was not subject to the REIT rules.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder’s common stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder’s common stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of common stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) generally will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

Distributions that we properly designate as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 15% until December 31, 2012 (and a maximum rate of 20% thereafter) on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.

Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any “passive losses” against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

Upon any taxable sale or other disposition of our common stock, a U.S. stockholder will recognize gain or loss for Federal income tax purposes on the disposition of our stock in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. stockholder’s adjusted basis in such stock for tax purposes.

Gain or loss will be capital gain or loss if the common stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15% until December 31, 2012 (and 20% thereafter under existing law). However, to the extent that the capital gain realized by a non-corporate stockholder on the sale of REIT stock corresponds to the REIT’s “unrecaptured Section 1250 gain,” such gain may be subject to tax at a rate of 25%. Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the common stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from Federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our securities will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

A “qualified trust” (defined to be any trust described in Code Section 401(a) and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the “five or fewer requirement”) only by relying on a special “look-through” rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is “predominantly held” by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the “look-through” rule.

Taxation of Non-U.S. Stockholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, “Non-U.S. stockholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. stockholder. Prospective Non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in our common stock, including any reporting requirements.

Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution. If a Non-U.S. stockholder qualifies for benefits under an applicable income tax treaty, the 30% U.S. federal income tax withholding rate on dividend distributions to such stockholder may be reduced significantly. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. stockholder’s conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. stockholder that are not designated as capital gain dividends, unless (i) a lower treaty rate applies and the Non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Additional withholding regulations may require us to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

Except as discussed below with respect to 5% or less holders or regularly traded classes of stock, for any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions by us that are attributable to gain from our sale or exchange of USRPIs under special provisions of the United States federal income tax laws known as the Foreign Investment in Real Property Act, or “FIRPTA.” The term USRPIs includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in U.S. real property. Under those rules, a non-U.S. stockholder is taxed on distributions by us attributable to gain from sales of USRPIs as if the gain were effectively connected with a United States trade or business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. However, FIRPTA and the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the recipient non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one year period ending on the date of distribution. Instead, any capital gain dividend will be treated as an ordinary distribution subject to the rules discussed above, which generally impose a 30% withholding tax (unless reduced by a treaty). Also, the branch profits tax will not apply to such a distribution.

A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of our common stock or preferred stock as long as at all times during the testing period non-U.S. persons hold, directly or indirectly, less than 50% in value of our stock. We cannot assure you that that test will be met, but, if such test is satisfied, the sale of our stock will not be subject to tax under FIRPTA, regardless of the percentage owned by such holder and whether our stock is regularly traded on an established securities market. Even if we meet this test, pursuant to “wash sale” rules under FIRPTA, a non-U.S. stockholder may incur tax under FIRPTA to the extent such stockholder disposes of stock within a certain period prior to a capital gain distribution and directly or indirectly (including through certain affiliates) reacquires stock within certain prescribed periods. However, a non-U.S. stockholder will not incur tax under FIRPTA on a disposition of the shares of our common or preferred stock if: (i) such non-U.S. stockholder owned, actually or constructively, at all times during a specified testing period, 5% or less of the total fair market value of a class of our stock that is “regularly traded” on an established securities market; (ii) such non-U.S. stockholder owned shares of a class of our stock that is not publicly traded on an established securities market if the fair market value of the shares acquired by such non-U.S. stockholder on the date of acquisition did not exceed 5% of the regularly traded class of stock with the lowest fair market value; or (iii) such non-U.S. stockholder owned shares of a class of our stock that is convertible into a class of our stock that is regularly traded if the fair market value of the shares acquired by such non-U.S. stockholder on the date of acquisition did not exceed 5% of the total fair market value of the regularly traded class of stock that such shares are convertible into. For as long as our common stock is regularly traded on an established securities market, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock if it owns, actually or constructively, 5% or less of our common stock. If the gain on the sale of our stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•

the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains derived from sources within the United States.

State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside (although U.S. stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury Regulations varies depending on the stockholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

The foregoing is a general and abbreviated summary of the provisions of the Code and the treasury regulations in effect as they directly govern the taxation of the Company and its security holders. These provisions are subject to change by legislative and administrative action, and any such change may be retroactive. Security holders (and prospective holders) are urged to consult their tax advisers regarding specific questions as to U.S. federal, foreign, state, local income or other taxes.

DESCRIPTION OF SECURITIES

The information contained under this heading is only a summary and is subject to the provisions contained in our Charter and Bylaws and the laws of the State of Maryland.

The following table provides information about our outstanding securities as of December 31, 2011:

Title of Class	Amount Authorized	Amount Outstanding
Common Stock	100,000,000	9,176,889

Common Stock

General. Our Charter authorizes us to issue up to 100,000,000 shares of common stock, $0.001 par value per share. The Board of Directors may, without any action by the stockholders, amend our Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue under our Charter. Additionally, our Charter authorizes our Board of Directors, without any action by our stockholders, to classify and reclassify any unissued common stock and preferred stock into other classes or series of stock from time to time by setting or changing the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Although there is no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might otherwise be in the stockholders’ best interests. Under Maryland law, stockholders generally are not liable for our debts or obligations.

All common stock offered pursuant to this prospectus and any related prospectus supplement will be, upon issuance, duly authorized, fully paid and nonassessable. All outstanding common stock offered pursuant to this prospectus and any related prospectus supplement will be of the same class and will have identical rights, as described below. Holders of shares of common stock are entitled to receive distributions when authorized by the Board of Directors and declared by us out of assets legally available for the payment of distributions. Holders of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. All shares of common stock have equal distribution, liquidation and other rights.

Distributions. If we elect to be treated as a REIT, we will be required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income. We have historically, and intend, to continue, subject to the discretion of our Board of Directors, to pay quarterly distributions to our stockholders. Our Board of Directors will determine the amount of each distribution. The amount of each distribution generally will be based upon our DCF. DCF is distributions received from investments and real property assets less our total expenses. Total distributions received from our investments and real property assets include the amount received by us as cash distributions from equity investments, paid-in-kind distributions, lease payments, and dividend and interest payments. Total expenses include current or anticipated operating expenses, leverage costs, principal repayments on debt and current income taxes. Total expenses do not include deferred income taxes. We do not include in DCF the value of distributions received from portfolio companies which are paid in stock as a result of credit constraints, market dislocation or other similar issues.

Because of the effect of other items, including depreciation and amortization associated with real estate investments, distributions, in whole or in part, in any period may constitute a return of capital for federal tax purposes. There is no assurance that we will continue to make regular distributions.

If a stockholder’s shares are registered directly with us or with a brokerage firm that participates in the Plan, distributions will be automatically reinvested in additional common stock under the Plan unless a stockholder elects to receive distributions in cash. If a stockholder elects to receive distributions in cash, payment will be made by check. The federal income tax treatment of distributions is the same whether they are reinvested in our shares or received in cash. See “Dividend Reinvestment Plan.”

Liquidation Rights. Common stockholders are entitled to share ratably in the assets legally available for distribution to stockholders in the event of liquidation, dissolution or winding up, after payment of or adequate provision for all known debts and liabilities, including any outstanding debt securities or other borrowings and any interest accrued thereon. These rights are subject to the preferential rights of any other class or series of our stock, including the preferred stock. The rights of common stockholders upon liquidation, dissolution or winding up will be subordinated to the rights of holders of any outstanding notes or preferred shares.

Voting Rights. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of common stockholders, including the election of directors. The presence of the holders of shares of common stock entitled to cast a majority of the votes entitled to be cast shall constitute a quorum at a meeting of stockholders. Our Charter provides that, except as otherwise provided in the Bylaws, directors shall be elected by the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote thereon. The Bylaws provide that directors are elected by a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present. There is no cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of stock entitled to vote will be able to elect all of the successors of the class of directors whose terms expire at that meeting. Pursuant to our Charter and Bylaws, the Board of Directors may amend the Bylaws to alter the vote required to elect directors.

Market. Our common stock trades on the NYSE under the ticker symbol “TTO.” Common stock issued pursuant to this prospectus and related prospectus supplement is expected to trade on the NYSE.

Transfer Agent, Dividend Paying Agent and Automatic Dividend Reinvestment Plan Agent. Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940, serves as the transfer agent and registrar and Computershare, Inc. serves as the Plan Agent for our Dividend Reinvestment Plan and dividend paying agent for our common stock.

Preferred Stock

General. Our Charter authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share, with preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions or redemption as determined by the Board of Directors.

Our Board of Directors may, without any action by our stockholders, amend our Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue under our Charter. Additionally, our Charter authorizes the Board of Directors, without any action by the stockholders, to classify and reclassify any unissued preferred stock into other classes or series of stock from time to time by setting or changing the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Preferred stock will rank junior to any debt securities and senior to all common stock.

For any series of preferred stock that we may issue, our Board of Directors will determine and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;

•

the rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	any provisions relating to convertibility or exchangeability of the shares of such series;

•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	any conditions or restrictions on our ability to issue additional shares of such series or other securities;

•	if applicable, a discussion of U.S. federal income tax considerations;

•	any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof;

•	any optional or mandatory redemption provisions;

•	any provisions concerning conversion, amortization, sinking funds and/or retirement;

•	the transfer agent, paying agents or security registrar;

•	any voting rights of the preferred stock; and

•	any other terms of the preferred stock.

Dividends. Holders of preferred stock will be entitled to receive cash dividends, when, as and if authorized by the Board of Directors and declared by us, out of funds legally available therefor. The prospectus supplement for preferred stock will describe the dividend payment provisions for those shares. Dividends so declared and payable shall be paid to the extent permitted under Maryland law and to the extent available and in preference to and priority over any distribution declared and payable on the common stock.

Liquidation Rights. In the event of any voluntary or our involuntary liquidation, dissolution or winding up, the holders of preferred stock would be entitled to receive a preferential liquidating distribution, which is expected to equal the original purchase price per share plus accumulated and unpaid dividends, whether or not declared, before any distribution of assets is made to holders of common stock. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preferred stock will not be entitled to any further participation in any distribution of our assets. Preferred stock will rank junior to any debt securities upon liquidation, dissolution or winding up.

Voting Rights. Except as otherwise indicated in our Charter or Bylaws, or as otherwise required by applicable law or disclosed in any prospectus supplement, holders of preferred stock will generally have limited voting rights.

We anticipate we will have the right (to the extent permitted by applicable law) to purchase or otherwise acquire any preferred stock, so long as we are current in the payment of dividends on the preferred stock and on any other of our shares ranking on a parity with the preferred stock with respect to the payment of dividends or upon liquidation.

Market. Unless otherwise stated in a prospectus supplement, our preferred stock will not be listed on any national securities exchange or automated quotation system. The details on how to buy and sell preferred stock, along with other terms of such preferred stock, will be described in a related prospectus supplement. We cannot assure you that any secondary market will exist or that if a secondary market does exist, whether it will provide holders with liquidity.

Book-Entry, Delivery and Form. Unless otherwise indicated in the related prospectus supplement, preferred stock will be issued in book-entry form and will be represented by one or more share certificates in registered global form. The global certificates will be held by DTC and registered in the name of Cede & Co., as nominee of DTC. DTC will maintain the certificates in specified denominations per share through its book-entry facilities.

We may treat the persons in whose names any global certificates are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Therefore, so long as DTC or its nominee is the registered owner of the global certificates, DTC or such nominee will be considered the sole holder of outstanding preferred stock.

A global certificate may not be transferred except as a whole by DTC, its successors or their respective nominees, subject to the provisions restricting transfers of shares contained in the related articles supplementary.

Depositary Shares

General. We may issue depositary shares, each of which will represent a fractional interest of a share of a particular class or series of our preferred stock, as specified in the applicable prospectus supplement. Shares of a class or series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts issued by the preferred stock depositary which will evidence the depositary shares. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular class or series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the class or series of preferred stock represented by those depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of a class or series of preferred stock by us to the preferred stock depositary, we will cause the preferred stock depositary to issue, on our behalf, the depositary receipts.

The particular terms of any deposit agreement will be described in an applicable prospectus supplement, together with a description of the terms of the related depositary shares and underlying class or series of preferred stock offered thereby. Such description will include, to the extent applicable to the underlying series of preferred stock, each of the matters specified above in the section captioned “Description of Securities – Preferred Stock.”

Debt Securities

General. Under Maryland law and our Charter, we may borrow money, without prior approval of holders of common and preferred stock. We may issue debt securities, or other evidence of indebtedness (including bank borrowings or commercial paper) and may secure any such notes or borrowings by mortgaging, pledging or otherwise subjecting as security our assets to the extent permitted by any rating agency guidelines. Any borrowings will rank senior to the preferred stock and the common stock.

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue any senior notes under the senior indenture which we will enter into with the trustee named in the senior indenture. We will issue any subordinated notes under the subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture, including any supplemental indenture, applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures, including any supplemental indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

The indentures do not limit the aggregate principal amount of debt securities that may be issued thereunder. The debt securities may be issued from time to time in one or more series. A prospectus supplement relating to a series of debt securities will include specific terms relating to the offering including the following:

•	the form and title of the security;

•	the aggregate principal amount of the securities, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount of such debt securities that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•

the interest rate of the securities, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	the maturity dates of the securities;

•	the principal amount due at maturity, and whether such debt securities will be issued with any original issue discount;

•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	whether such debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination applicable to any series of subordinated debt securities;

•	the place where payments on such debt securities will be payable;

•	any restrictions on the transfer, sale or other assignment of such debt securities;

•	our right, if any, to defer payment of interest on such debt securities, and the maximum length of any such deferral period;

•

the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	information describing any book-entry features for such series of debt securities;

•	any events of default or covenants;

•	any provisions concerning conversion, amortization, sinking funds and/or retirement;

•	any rights upon liquidation;

•	the trustees, transfer agent, paying agents or security registrar; and

•	any other terms of the securities.

One or more series of any such debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates), to be sold at a substantial discount below their stated principal amount. Material United States federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Interest. The prospectus supplement will describe the interest payment provisions relating to any debt securities. Interest on debt securities shall be payable when due as described in the related prospectus supplement. If we do not pay interest when due, it may trigger an event of default and we may be restricted from declaring dividends and making other distributions with respect to our common stock and preferred stock.

Conversion or Exchange Rights. We will set forth in the applicable prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible into our other securities, any person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities similar to the debt securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indentures. Unless stated otherwise in the related prospectus supplement, it is anticipated that any one of the following events will constitute an “event of default” for that series:

•

default in the payment of any interest upon a series of debt securities when it becomes due and payable and the continuance of such default for 30 days and the time for payment has not been extended or deferred;

•

if we fail to pay, when due and payable, the principal of, or premium on, if any, or any payment required by any sinking or analogous fund established with respect to the debt securities of any series, and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant solely for the benefit of another series of debt securities, and our failure continues for 90 days after we receive written notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable securities; or

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal or, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each series of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the applicable indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act of 1939, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee, to institute the proceeding as trustee; and

•

the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions, within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with the covenants in the indentures.

Modification of Indentures; Waiver. We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, omission, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to provide for uncertificated debt securities;

•	to add any additional events of default;

•

to provide for the issuance of and establish the form and terms and conditions of any series of debt securities as provided in an indenture, to establish the form of any certifications required to be furnished pursuant to an indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•

to add to, change or eliminate any of the provisions of an indenture in respect of one or more series of debt securities; provided, however, that any such addition, change or elimination not otherwise permitted without the consent of any security holders as described herein shall (i) neither (A) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such debt security with respect to such provision or (ii) become effective only when there is no such debt security outstanding;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•

to make any other provisions with respect to matters or questions arising under an indenture, provided that such action shall not adversely affect the interests of holders or any related coupons in any material respect.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	changing the stated fixed maturity of, or any payment date of any installment of interest on, the debt securities;

•	reducing the principal amount, reducing the rate of interest on, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Defeasance and Discharge. The indentures provide that we may elect, with respect to the debt securities of any series to terminate (and be deemed to have satisfied) any and all obligations in respect of such debt securities, except for certain obligations:

•	to register the transfer or exchange of debt securities;

•	to replace stolen, lost or mutilated debt securities;

•	to maintain paying agencies and hold monies for payment in trust, and;

•	if so specified with respect to the debt securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified debt securities,

on the 91st day after the deposit with the trustee, in trust, of money and/or U.S. government obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any (and interest, if any)), on and any mandatory sinking fund payments in respect of such debt securities on the stated maturity of such payments in accordance with the terms of the Indenture and such debt securities; provided that no event of default or event which with the giving of notice or lapse of time or both would become an event of default with respect to such securities shall have occurred and be continuing on the date of such deposit or at any time during the period ending on the 91st day after such date. Such a trust may be established only if, among other things, we have delivered to the trustee an opinion of counsel (who may be counsel to us) to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the U.S. Internal Revenue Service (which opinion must be based on a change in applicable U.S. federal income tax law after the date of the indenture or a ruling published by the U.S. Internal Revenue Service after the date of the indenture), such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of such debt securities. The designation of such provisions, U.S. federal income tax consequences and other considerations applicable thereto will be described in the prospectus supplement relating thereto. If so specified with respect to the debt securities of a series, such a trust may be established only if establishment of the trust would not cause the debt securities of any such series listed on any nationally recognized securities exchange to be de-listed as a result thereof.

Form, Exchange and Transfer. We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the date of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Repurchases on the Open Market. The Company or any affiliate of the Company may at any time, or from time to time, repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of the Company or the relevant affiliate of the Company, be held, resold or surrendered to the trustee for cancellation.

Information Concerning the Trustee. The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents. Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of, and any premium and interest on, the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make payments of principal or interest by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the trustee in the City of New York as our paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable (or such other shorter period set forth in any applicable escheat or abandoned or unclaimed property law) will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof

Governing Law. The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities. The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement.

Voting Rights. Debt securities have no voting rights, except to the extent required by law or as otherwise provided in the indentures.

Subscription Rights

General. We may issue subscription or other rights to our security holders or others to purchase our securities. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to our stockholders, we would distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering. The applicable prospectus supplement would describe terms of the subscription rights, including the following:

•	the period of time the offering would remain open;

•	the title of such subscription rights;

•	the exercise price for such subscription rights (or method of calculation thereof);

•	the ratio of the offering;

•	the number of such subscription rights to be issued;

•	the extent to which such subscription rights are transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•	any termination right we may have in connection with such subscription rights offering;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering subject to applicable law; and

•	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Exercise of Subscription Rights. Each subscription right would entitle the holder of the subscription right to purchase for cash such amount of securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement we will forward, as soon as practicable, the securities purchasable upon such exercise. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

Warrants

General. We may issue warrants to purchase shares of our common stock, preferred stock (or depository shares representing a fractional interest therein) and/or debt securities. Such warrants may be issued independently or together with shares of common stock and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•

in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which this principal amount of debt securities may be purchased upon such exercise;

•

in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant and the price at which and the currency or currencies, including composite currencies, in which these shares may be purchased upon such exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock or preferred stock, the right to receive distributions or dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Units

We may issue securities in units, each consisting of two or more types of securities, in any combination. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. The holder of a unit will have the rights and obligations of a holder of each included security. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

•	the title of any series of units;

•	the date, if any, on and after which the securities comprising such units may be transferable separately, and any other terms and conditions applicable to such transfers;

•

any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units, including information with respect to any applicable book-entry procedures;

•	whether we will apply to have such units traded on any securities exchange or securities quotation system;

•

any material United States federal income tax consequences applicable to such units, including how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities; and

•	any other material terms and conditions relating to the units or to the securities included in each unit.

CERTAIN PROVISIONS OF OUR CHARTER AND BYLAWS AND

THE MARYLAND GENERAL CORPORATION LAW

The following description of certain provisions of our Charter and Bylaws and Maryland law is only a summary. For a complete description, please refer to the Maryland General Corporation Law and our Charter and Bylaws, a copy of which are obtainable upon request.

Our Charter and Bylaws include provisions that could delay, defer or prevent other entities or persons from acquiring control of us, causing us to engage in certain transactions or modifying our structure. These provisions, all of which are summarized below, may be regarded as “anti-takeover” provisions. Such provisions could limit the ability of stockholders to sell their shares at a premium over the then-current market prices by discouraging a third party from seeking to obtain control of us.

Number and Classification of our Board of Directors; Election of Directors

Our Charter and Bylaws provide that the number of directors may be established only by our Board of Directors pursuant to the Bylaws, but may not be less than the minimum required by the Maryland General Corporation Law, which is one. Our Bylaws provide that the number of directors may not be greater than nine. Pursuant to our Charter, our Board of Directors is divided into three classes: Class I, Class II and Class III. The term of each class of directors expires in a different successive year. Upon the expiration of their term, directors of each class are elected to serve for three-year terms and until their successors are duly elected and qualify. Each year, only one class of directors is elected by the stockholders. The classification of our Board of Directors should help to assure the continuity and stability of our strategies and policies as determined by our Board of Directors.

Our classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of our stockholders, instead of one, will generally be required to effect a change in a majority of our Board of Directors. Thus, the classification of our Board of Directors may delay, defer or prevent a change in control of the Board of Directors, even though a change in control might be in the best interests of our stockholders.

Vacancies on Board of Directors; Removal of Directors

Our Charter provides that we have elected to be subject to the provision of Subtitle 8 of Title 3 of the Maryland General Corporation Law regarding the filling of vacancies on the Board of Directors. Accordingly, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

The Charter provides that, subject to the rights of holders of one or more classes or series of our preferred stock, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of our directors. This provision, when coupled with the provisions in our Charter and Bylaws regarding the filling of vacancies on the Board of Directors, precludes our stockholders from removing incumbent directors, except for cause and by a substantial affirmative vote, and filling the vacancies created by the removal with nominees of our stockholders.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Charter generally provides for approval of Charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our Charter and Bylaws provide that the Board of Directors will have the exclusive power to make, alter, amend or repeal any provision of our Bylaws.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that with respect to an annual meeting of our stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by our stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of our stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our Board of Directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board of Directors, or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of our Bylaws, provided that our Board of Directors has determined that directors will be elected at the meeting.

Limitation of Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our Charter authorizes us, and our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our Company or a predecessor of our Company.

Maryland law requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

These provisions do not limit or eliminate our rights or the rights of any of our stockholders to seek nonmonetary relief such as an injunction or rescission in the event any of our directors or officers breaches his or her duties. These provisions will not alter the liability of our directors or officers under federal securities laws.

Control Share Acquisitions

The Maryland Control Share Acquisition Act (the “Control Share Act”), provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by a person who makes a proposal to make a control share acquisition (the “acquirer”), and by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The Control Share Act does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (ii) to acquisitions approved or exempted by our Charter or Bylaws.

Our Bylaws contain a provision exempting from the Control Share Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be otherwise amended or eliminated at any time in the future.

Business Combinations

The Maryland Business Combination Act (the “Business Combination Act”), provides that “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the Board of Directors approved in advance the transaction by which such stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution exempting any business combination between us and any other person from the provisions of the Business Combination Act, provided that the business combination is first approved by our Board of Directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our Board of Directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of a substantial amount of our common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

As of November 30, 2011, we have 945,594 warrants outstanding. Each warrant entitles the holder to purchase, upon payment of the exercise price of $11.41 per warrant, one share of our common stock. All warrants expire on February 6, 2014.

SELLING SECURITY HOLDERS

An unspecified number of our securities, including the common stock issuable upon exercise of the 945,594 outstanding warrants issued to the holders thereof in connection with private placements in December 2005, January 2006 and December 2006 prior to our initial public offering, may be offered and sold for resale from time to time under this prospectus by certain of our security holders; provided, however, that no security holder will be authorized to use this prospectus for an offering of our securities without first obtaining our consent. We may consent to the use of this prospectus by certain of our security holders for a limited period of time and subject to certain limitations and conditions depending on the terms of any agreements between us and such security holders. The identity of any selling security holder, including any material relationship between us and our affiliates and such selling security holder, the percentage of our securities owned by such selling security holder prior to the offering, the number of securities to be offered by such selling security holder, the percentage of our securities to be owned (if greater than one percent) by such selling security holder following the offering, and the price and terms upon which our securities are to be sold by such selling security holder will be set forth in a prospectus supplement to this prospectus. We will not receive any of the proceeds from the common stock sold by any selling security holder.

PLAN OF DISTRIBUTION

We may sell our securities from time to time, in one or more offerings under this prospectus and any related prospectus supplement. We may sell our securities: (1) directly to one or more purchasers, including existing stockholders in a rights offering; (2) through agents; (3) through underwriters; (4) through dealers; (5) pursuant to our Dividend Reinvestment Plan; or (6) through a combination of such methods of sale. We may offer our securities separately or together, in amounts, at prices and on terms set forth in a prospectus supplement to this prospectus. In addition, from time to time, certain of our security holders may offer our securities in one or more offerings: (1) directly to one or more purchasers; (2) through agents; (3) through underwriters; or (4) through dealers. In the case of a rights offering, the applicable prospectus supplement will set forth the number of shares of our common stock issuable upon the exercise of each right and the other terms of such rights offering. The aggregate amount of securities that may be offered by us and any selling security holders is limited to $300,000,000. Each prospectus supplement relating to an offering of our securities will state the terms of the offering, including as applicable:

•	the names and addresses of any agents, underwriters or dealers;

•	any sales loads or other items constituting underwriters’ compensation;

•	any discounts, commissions, or fees allowed or paid to dealers or agents;

•

the public offering or purchase price of the offered securities and the net proceeds we will receive from the sale; provided, however that we will not receive any of the proceeds from a sale of our common stock by any selling security holder; and

•	any securities exchange on which the offered securities may be listed.

Direct Sales

We, and certain of our security holders, may sell our securities directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters as defined in the 1933 Act for any resales of the securities. In this case, no underwriters or agents would be involved. We or any selling security holder may use electronic media, including the Internet, to sell offered securities directly. The terms of any of those sales will be described in a prospectus supplement.

By Agents

We, and certain of our security holders, may offer and sell securities through agents that we or they designate. Any agent involved in the offer and sale will be named and any commissions payable by us or any selling security holder will be described in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agents will be acting on a best efforts basis for the period of their appointment.

By Underwriters

We, and certain of our security holders, may offer and sell securities from time to time to one or more underwriters who would purchase the securities as principal for resale to the public, either on a firm commitment or best efforts basis. If we sell securities or a selling security holder offers our common stock to underwriters, we and such selling security holder will execute an underwriting agreement with them at the time of the sale and will name them in the prospectus supplement. In connection with these sales, the underwriters may be deemed to have received compensation from us or such selling security holder in the form of underwriting discounts and commissions. The underwriters also may receive commissions from purchasers of securities for whom they may act as agent. Unless otherwise stated in the prospectus supplement, the underwriters will not be obligated to purchase the securities unless the conditions set forth in the underwriting agreement are satisfied, and if the underwriters purchase any of the securities, they will be required to purchase all of the offered securities. The underwriters may sell the offered securities to or through dealers, and those dealers may receive discounts, concessions or commissions from the underwriters as well as from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If a prospectus supplement so indicates, we may grant the underwriters an option to purchase additional shares of common stock at the public offering price, less the underwriting discounts and commissions, within 45 days from the date of the prospectus supplement, to cover any overallotments.

By Dealers

We, and certain of our security holders, may offer and sell securities from time to time to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement.

General Information

Agents, underwriters, or dealers participating in an offering of securities may be deemed to be underwriters, and any discounts and commission received by them and any profit realized by them on resale of the offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the 1933 Act.

We may offer to sell securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

Ordinarily, each series of offered securities will be a new issue of securities, and other than our common stock, will have no established trading market.

To facilitate an offering of common stock in an underwritten transaction and in accordance with industry practice, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of the common stock or any other security. Those transactions may include overallotment, entering stabilizing bids, effecting syndicate covering transactions, and reclaiming selling concessions allowed to an underwriter or a dealer.

•	An overallotment in connection with an offering creates a short position in the common stock for the underwriter’s own account.

•	An underwriter may place a stabilizing bid to purchase the common stock for the purpose of pegging, fixing, or maintaining the price of the common stock.

•

Underwriters may engage in syndicate covering transactions to cover overallotments or to stabilize the price of the common stock by bidding for, and purchasing, the common stock or any other securities in the open market in order to reduce a short position created in connection with the offering.

•

The managing underwriter may impose a penalty bid on a syndicate member to reclaim a selling concession in connection with an offering when the common stock originally sold by the syndicate member is purchased in syndicate covering transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Any underwriters to whom the offered securities are sold for offering and sale may make a market in the offered securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. The offered securities may or may not be listed on a securities exchange. We cannot assure you that there will be a liquid trading market for the offered securities.

Under agreements entered into with us, underwriters and agents and related persons (or their affiliates) may be entitled to indemnification by us against certain civil liabilities, including liabilities under the 1933 Act, or to contribution for payments the underwriters or agents may be required to make.

The underwriters, agents, and their affiliates may engage in financial or other business transactions with us and our subsidiaries in the ordinary course of business.

The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (“FINRA”) or independent broker-dealer will not be greater than eight percent of the initial gross proceeds from the sale of any security being sold. In connection with any rights offering to our common stockholders, we may also enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase our common stock remaining unsubscribed for after the rights offering.

The aggregate offering price specified on the cover of this prospectus relates to the offering of the securities not yet issued as of the date of this prospectus.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

Automatic Dividend Reinvestment Plan

We may issue shares of common stock pursuant to our Automatic Dividend Reinvestment Plan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young, LLP (“E&Y”), Kansas City, Missouri, serves as our independent registered public accounting firm. E&Y will provide audit and audit-related services, tax return preparation and assistance to the Company.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby, including certain tax matters, will be passed upon for us by Husch Blackwell LLP (“HB”), Kansas City, Missouri. HB may rely as to certain matters of Maryland law on the opinion of Venable LLP, Baltimore, Maryland. If certain legal matters in connection with an offering of securities are passed upon by counsel for the underwriters of such offering, such matters will be passed upon by such counsel to the underwriters will be named in a prospectus supplement.

AVAILABLE INFORMATION

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. This information is available free of charge by contacting us at 11550 Ash Street, Suite 300, Leawood, Kansas 66211 or by telephone at 1-866-362-9331 or on our website at www.tortoiseadvisors.com/tto.cfm. The information on our website is not incorporated by reference into this prospectus. You may also inspect and copy these reports, proxy statements and other information, as well as the registration statement of which this prospectus forms a part and the related exhibits and schedules, at the Public Reference Room of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

This prospectus does not contain all of the information in our registration statement, including amendments, exhibits, and schedules. Statements in this prospectus about the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all the securities offered by this prospectus.

•

Our Annual Report on Form 10-K, for the fiscal year ended November 30, 2011, as originally filed with the SEC on February 13, 2012 and as amended and filed with the SEC on March 1, 2012 and June 1, 2012.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2012, as originally filed with the SEC on April 9, 2012 and as amended and filed with the SEC on May 9, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on February 16, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on March 13, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on March 30, 2012.

•	Our Current Report on Form 8-K as filed with the SEC on April 13, 2012.

This information is available free of charge by contacting us at 11550 Ash Street, Suite 300, Leawood, Kansas 66211 or by telephone at 1-866-362-9331 or on our website at www.tortoiseadvisors.com/tto.cfm.

13,000,000 Shares

Common Stock

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

Wells Fargo Securities

Baird

KeyBanc Capital Markets

Stifel

November 18, 2014